Exhibit 10.1

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) is dated as of August 19, 2014, by and between IFMI, LLC, a Delaware limited liability company (“Seller”), and C&Co Europe Acquisition LLC, a Delaware limited liability company in which Daniel G. Cohen (“Cohen”) has an interest (“Buyer” and, together with Seller, the “Parties”).

RECITALS:

WHEREAS, Seller owns of record all of the issued and outstanding (a) shares of Cohen & Company Financial Limited (formerly known as EuroDekania Management Limited), a company incorporated under the laws of England and Wales with company number 05894236 and registered office at 5th Floor, 6 St. Andrew Street London, EC4A 3AE, United Kingdom, with a branch office in Spain known as “Cohen and Company Financial Limited, Sucursal España” (“CCFL”) (such shares, the “CCFL Shares”), and (b) shares of Cohen & Compagnie, SAS, a company organized under the laws of France (“C&C” and, together with CCFL, the “Companies”) (such shares, the “C&C Shares” and together with the CCFL Shares, the “Shares”);

WHEREAS, the Companies and their Affiliates (as defined below) engage in the business of performing the following services in Europe: (a) management services under the Collateral Management Agreements (as defined below); and (b) credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services (collectively, the “Business”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller and its Affiliates desire to assign to Buyer, and Buyer desires to assume from Seller and its Affiliates, any liabilities of the Business that are not liabilities of the Companies and their Subsidiaries (as defined below) upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently herewith, Cohen has executed a guaranty in favor of Seller with respect to certain obligations of Buyer hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the Parties hereinafter expressed and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, each intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement but otherwise not defined herein shall have the following meanings:

1.1 “Acquisition Proposal” means, with respect to the Companies and their Subsidiaries, whether as the proposed surviving, merged, acquiring or acquired entity or otherwise, any transaction or combination of transactions involving a merger, consolidation, business combination, purchase, disposition and/or economic arrangement involving any material amount of the assets and/or rights of the Companies and their Subsidiaries and/or any equity ownership interests or equity securities of any of the Companies or any of their Subsidiaries, other than the transactions contemplated by this Agreement.

1.2 “Action” means any civil, criminal or administrative claim, demand, charge, action, suit, proceeding (public or private), investigation, hearing, litigation, prosecution, arbitration, mediation or audit by or before any Governmental Authority or private arbitrator, mediator or other similar referee.

1.3 “Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the terms “control,” “controlling,” “controlled” and words of similar import, when used in this context, mean, with respect to any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, management policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Companies and their Subsidiaries will be deemed to be Affiliates of Buyer from and after the Closing.

1.4 “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in New York, New York or London, UK are required or authorized by Law to be closed.

1.5 “Buyer Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization; Authority) and Section 3.8 (Brokers and Finders).

1.6 “CCFL Transfer Documents” means, collectively, a stock transfer form, to be dated as of the Closing Date, executed by Seller, substantially in the form of Exhibit A, and the documents to be delivered thereunder at the Closing.

1.7 “C&C Transfer Documents” means, collectively, (i) a share transfer form (ordre de mouvement) in respect of the C&C Shares, dated as of the Closing Date and duly executed by Seller in favor of Buyer, substantially in the form of Exhibit B and (ii) two originals of a Cerfa 2759 tax form in respect of the C&C Shares, original dated as of the Closing Date and duly executed by Seller and Buyer for the purposes of registration tax.

1.8 “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

1.9 “Cohen Employment Agreement” means the Amended and Restated Employment Agreement, dated May 9, 2013, by and among Parent, Seller and Cohen.

1.10 “Collateral Management Agreements” means, collectively, the Dekania Collateral Management Agreements and the Munda CLO I BV Collateral Management Agreement.

1.11 “Consent” means any consent, approval, order or authorization of, or any declaration, qualification, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions, in a specified manner and/or to achieve a specific result.

1.12 “Contract” means any written or oral contract, agreement, instrument, order, arrangement, understanding or commitment of any nature whatsoever, including any sales order, purchase order, lease, sublease, license agreement, services agreement, indenture, loan agreement, mortgage, security agreement, guarantee, management contract, employment agreement, consulting agreement, partnership agreement, operating agreement, stockholders agreement, buy-sell agreement, option, warrant, debenture, subscription, call or put.

1.13 “Covered Loss” means any and all liabilities, losses, claims, demands, fines, deficiencies, damages, payments (including those arising out of any settlement, judgment or compromise relating to any Action), penalties, judgments, awards, costs and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action), and financial responsibility for compliance costs, investigative costs and injunctive relief, arising under, out of or in connection with any matter that is the subject of indemnification pursuant to Article VI; provided, however, that Covered Loss does not include any special, consequential, indirect, punitive or exemplary damages (including for lost profits, diminution in value, loss of enterprise value and similar measures), except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim. The amount of any Covered Loss subject to indemnification hereunder shall be calculated net of (a) any insurance proceeds actually received by the indemnitee on account of such Covered Loss net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, (b) any Tax benefits actually realized (but only to the extent such Tax benefits are realized in the taxable year in which the Covered Losses are incurred), and (c) any indemnification, contribution or other similar proceeds actually received from any third party with respect to any such Covered Loss.

1.14 “Dekania CM” means Dekania Capital Management, LLC, a Delaware limited liability company.

1.15 “Dekania Collateral Management Agreements” means, collectively, the Dekania Europe CDO I Collateral Management Agreement, the Dekania Europe CDO II Collateral Management Agreement and the Dekania Europe CDO III Collateral Management Agreement.

1.16 “Dekania Europe CDO I Collateral Management Agreement” means the Collateral Management Agreement, dated September 7, 2005 (and as amended), by and among Dekania Europe CDO I p.l.c., Dekania CM, HSBC Trustee (C.I.) Limited, HSBC Bank plc, Wells Fargo Securitisation Services Limited and Assured Guaranty (UK) Ltd.

1.17 “Dekania Europe CDO II Collateral Management Agreement” means the Collateral Management Agreement, dated September 27, 2006 (and as amended), by and among Dekania Europe CDO II p.l.c., Dekania CM, HSBC Trustee (C.I.) Limited, HSBC Bank plc, Wells Fargo Securitisation Services Limited and Assured Guaranty (UK) Ltd.

1.18 “Dekania Europe CDO III Collateral Management Agreement” means the Collateral Management Agreement, dated June 7, 2007 (and as amended), by and among Dekania Europe CDO III p.l.c., CCFL, HSBC Trustee (C.I.) Limited, HSBC Bank plc, Wells Fargo Securitisation Services Limited and CIFG Europe.

1.19 “Encumbrance” means any lien, security interest, pledge, mortgage, easement, leasehold, license, assessment, tax, covenant, reservation, conditional sale, prior assignment, or any other encumbrance, claim, burden or charge of any nature whatsoever.

1.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.21 “FCA” means the United Kingdom Financial Conduct Authority.

1.22 “Fourth Year Revenue Share” means an amount equal to $700,000.

1.23 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.24 “Governmental Authority” means any foreign, federal, state or local government, or any political subdivision thereof, or any court, agency or other body, organization, group, stock market or exchange exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

1.25 “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and Internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

1.26 “Judgment” means any order, ruling, writ, injunction, fine, citation, award, decree, or any other judgment of any nature whatsoever of any Governmental Authority.

1.27 “Knowledge of Seller” or words to that effect means the actual knowledge of any of the following Persons: Lester Brafman, Joseph W. Pooler, Jr. and Rachael Fink.

1.28 “Law” means the common law or any other law, statute, ordinance, code, constitution, charter, treaty, rule, regulation, order, judgment or decree of any Governmental Authority.

1.29 “Material Adverse Effect” means any circumstance, event, change, development, effect or occurrence that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the Companies’ financial position, results of operations, business, condition (financial or otherwise) or the properties and assets of the Companies and their Subsidiaries, taken as a whole, or (b) would materially impair the ability of Seller to perform its obligations under this Agreement or under any of the Transaction Documents or otherwise materially threaten or materially impede the consummation of the transactions contemplated herein or therein; provided, however, that in the case of clause (a) only, any circumstance, event, change, development, effect or occurrence that results from any of the following shall be disregarded in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect” on the Companies (except to the extent that any of the circumstances, events, changes, developments, effects or occurrences relating to the matters in clauses (i), (ii), (iii) and (vi) has a disproportionate adverse effect on the Companies and their Subsidiaries relative to other companies engaged in a similar business as the Companies): (i) changes, after the date hereof, in GAAP; (ii) changes, after the date hereof, in Laws or interpretations thereof applicable to the Companies or their Subsidiaries by any Governmental Authority; (iii) general changes in the national or world economy or securities markets generally; (iv) changes in the price or trading volume of the common stock of Parent on the Trading Market (but not the underlying causes of such changes); (v) any circumstance, event, change, development, effect or occurrence resulting from the execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement, including any such event, change, development, effect or occurrence relating to the identity of, or facts and circumstances relating to, Buyer, and including any actions by customers, suppliers or personnel resulting therefrom or relating thereto; or (vi) the outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith or any national or international calamity, disaster or emergency or escalation thereof.

1.30 “Maximum Revenue Share” means an amount equal to $3,950,000.

1.31 “Munda Acquisition Proposal” means any transaction involving a purchase or disposition of the Munda Business.

1.32 “Munda Business” means the Companies’ and their Subsidiaries’ business of performing management services under the Munda CLO I BV Collateral Management Agreement.

1.33 “Munda Business Revenue” means the revenue earned by the Companies and their Subsidiaries from and including July 24, 2014 with respect to the Munda Business (including all payments that become due to the Companies and their Subsidiaries under the Munda CLO I BV Collateral Management Agreement) accounted for in accordance with GAAP consistent with past practices.

1.34 “Munda CLO I BV Collateral Management Agreement” means (a) the Collateral Management Agreement, dated December 5, 2007 (and as amended), by and among Neptuno CLO III B.V. (now known as Munda CLO I B.V.), Deutsche Trustee Company Limited, Deutsche Bank AG, London Branch, Caja de Ahorros y Monte de Piedad de Madrid and EuroDekania Management Limited (now known as Cohen & Company Financial Limited) and (b) the Deed of Succession, dated August 31, 2012, by and between Neptuno CLO III B.V., Deutsche Trustee Company Limited, Deutsche Bank AG, London Branch, Bankia S.A. (formerly known as Caja de Ahorros y Monte de Piedad de Madrid) and EuroDekania Management Limited (now known as Cohen & Company Financial Limited).

1.35 “Organizational Documents” means the articles of formation, memorandum of association, articles of association, charter, bylaws, limited liability company agreement, operating agreement or other organizational or governing documents of a Person.

1.36 “Parent” means Institutional Financial Markets, Inc., a Maryland corporation.

1.37 “Permit” means any license, permit, approval, waiver, order or authorization granted, issued or approved by any Governmental Authority.

1.38 “Permitted Encumbrances” means (a) statutory Encumbrances for current Taxes or other governmental charges not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material, and (c) statutory Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws.

1.39 “Person” means any individual, sole proprietorship, joint venture, partnership, company, corporation, association, cooperative, trust, estate, Governmental Authority, or any other entity of any nature whatsoever.

1.40 “Pre-Closing Capitalization” means, for the period from and including June 1, 2014 until and including the Closing Date, a positive or negative number equal to (a) the aggregate amount of capital contributed to any of the Companies or their Subsidiaries (other than amounts contributed by either of the Companies to one or more of its Subsidiaries), including the conversion to capital of any accounts payable by any of the Companies or their Subsidiaries to Seller or any of its Affiliates, minus (b) the amount of any dividends or distributions from the Companies to Seller (excluding any dividends or distributions of the proceeds from a sale of the Munda Business prior to the Closing) minus (c) the amount of any payments received by Seller under Pre-Closing Contracts.

1.41 “Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, study, arbitration, administrative hearing, or any other proceeding by any Person of any nature whatsoever.

1.42 “Retained Munda Proceeds” means, to the extent not distributed to Seller pursuant to Section 5.3(e) prior to the Closing, the aggregate of (a) the amount of the proceeds (net of transaction expenses) from a sale of the Munda Business made to a third party prior to the Closing in accordance with this Agreement to the extent any of the Companies or their Subsidiaries receive, or will receive prior to the Closing, such proceeds and (b) the amount of the Munda Business Revenue arising during the period from and including July 24, 2014 until the Closing (not including, for the avoidance of doubt, the payment made under the Munda CLO I BV Collateral Management Agreement in July 2014).

1.43 “SEC” means the U.S. Securities and Exchange Commission.

1.44 “SEC Documents” means those reports, schedules, forms, statements and other documents, together with any amendments thereto, filed or furnished by Parent with or to the SEC under the Exchange Act within the two years preceding the date of this Agreement.

1.45 “Second Year Revenue Share” means an amount equal to $2,250,000.

1.46 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.47 “Seller Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification of the Companies), Section 4.2 (Organization of Seller; Authority; Enforcement; Validity), Section 4.3 (Capitalization) and Section 4.14 (Brokerage Fees).

1.48 “Special Committee” means the special committee of disinterested directors of the board of directors of the Parent formed in connection with the transactions contemplated by this Agreement and the Transaction Documents.

1.49 “Subsidiary” means each subsidiary of each of the Companies.

1.50 “Superior Proposal” means an Acquisition Proposal that the Special Committee, or the board of directors of Parent, in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to Seller than the transactions contemplated hereby after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and any other relevant factors permitted by applicable Law.

1.51 “Tax” means (a) any foreign, federal, state or local income, profits, gross receipts, franchise, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, excise, accumulated earnings, unemployment compensation, social security, withholding, payroll or any other tax of any nature whatsoever, (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, or assessment, or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

1.52 “Tax Return” means any tax return, filing, declaration, information statement or other form or document required to be filed in connection with or with respect to any Tax.

1.53 “Third Year Revenue Share” means an amount equal to $1,000,000.

1.54 “Trading Market” means any of the following markets or exchanges on which the common stock of the Parent is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successor to any of the foregoing).

1.55 “Transaction Documents” means documents or instruments to be delivered pursuant to Section 2.5 and the Trust Deed.

1.56 “Transition Services Agreement” means the transition services agreement, to be dated as of the Closing Date, between Buyer and Seller, substantially in the form of Exhibit C.

1.57 “Transfer Documents” means, collectively, the CCFL Transfer Documents and the C&C Transfer Documents.

1.58 “Trust Deed” means that certain Trust Deed, in the form set forth as Exhibit G, to be entered into by Seller and CCFL.

In addition, the following terms shall have the respective meanings ascribed to them in the corresponding Sections:

Term	Section
8-K Filing	Section 5.2
Acceleration Event	Section 2.9(i)
Accounting Firm	Section 2.6(d)
Agreement	Preamble
Assumption Agreement	Section 2.5(b)(ii)
Base Price	Section 2.2
Benefit Plans	Section 4.15
Buyer	Preamble
Buyer Indemnified Parties	Section 6.2(a)
C&C	Recitals
C&C Shares	Recitals
Cap	Section 6.5(a)
CCFL	Recitals
CCFL Shares	Recitals
Claim Notice	Section 6.4(a)
Closing	Section 2.4
Closing Date	Section 2.4
Closing Payment	Section 2.2
Cohen	Preamble
Companies	Recitals
Deductible	Section 6.5(a)
Determination Date	Section 2.7
Direction Letters	Section 2.9
Employees	Section 4.15
Employment Agreement Termination and Release	Section 2.5(a)(vi)
Estimated Pre-Closing Capitalization	Section 2.3(a)
Estimated Retained Munda Proceeds	Section 2.3(b)
Final Closing Payment	Section 2.7(a)
Final Determination	Section 6.2(d)
Financial Statements	Section 4.6
Fourth Year	Section 2.9(c)
Fourth Year Maximum Amount	Section 2.9(c)
Intercompany Balance Statement	Section 2.8
Litigation Conditions	Section 6.4(b)

Term	Section
Management Fees	Section 2.9
Munda Buyer	Section 5.4(c)
No-Shop Period Start Date	Section 5.4(a)
Notice Period	Section 5.4(d)
Objection Notice	Section 2.6(b)
Post-Closing Financial Statements	Section 2.9(g)
Post-Closing Statement	Section 2.6(a)
Pre-Closing Contracts	Section 5.6
Regulatory Approvals	Section 5.7(a)
Representatives	Section 5.4(a)
Restricted Period	Section 2.9(g)
Revenue Measure Date	Section 2.9
Revenue Share	Section 2.9
Revenue Share Accrual	Section 2.9
Second Year	Section 2.9(a)
Seller	Preamble
Seller Indemnified Parties	Section 6.3(a)
Share Purchase	Section 2.1
Shares	Recitals
Third-Party Claim	Section 6.4(a)
Third Year	Section 2.9(b)
Third Year Maximum Amount	Section 2.9(b)
Transaction Deadline	Section 9.1(b)(ii)

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Seller, all of the Shares (the “Share Purchase”), free and clear of all Encumbrances other than Permitted Encumbrances.

2.2 Closing Payment. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Buyer shall pay, or cause to be paid, to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller at least two Business Days prior to the Closing Date, an amount in cash equal to $4,750,000 (the “Base Price”), adjusted as follows in accordance with Section 2.3, Section 2.6 and Section 2.7 (as so adjusted, the “Closing Payment”):

(a) plus the amount of any Estimated Pre-Closing Capitalization; and

(b) plus the amount of any Estimated Retained Munda Proceeds.

2.3 Estimated Closing Statement. At least three Business Days prior to the Closing, Seller shall deliver to Buyer a written statement setting forth a written calculation of the Closing Payment, including the following:

(a) Seller’s good faith estimate of the amount of any Pre-Closing Capitalization (the “Estimated Pre-Closing Capitalization”); and

(b) Seller’s good faith estimate of the amount of any Retained Munda Proceeds (the “Estimated Retained Munda Proceeds”).

At Buyer’s request, after delivery of such statement and prior to the Closing, Seller shall consult with Buyer and consider in good faith any proposed revisions to the foregoing estimates; provided that the final determination regarding any such estimates will be made by Seller.

2.4 Closing. The closing of the Share Purchase (the “Closing”) shall take place at the offices of Jones Day at 222 East 41st Street, New York, New York 10017 on the second Business Day following the satisfaction or waiver of the conditions set forth in Articles VII and VIII (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place or on such other date and time as Buyer and Seller shall mutually agree. The date of the Closing is herein referred to as the “Closing Date.” All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.5 Closing Deliveries.

(a) Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following items:

i. Transfer Documents. The Transfer Documents, duly executed by Seller;

ii. Books and Records. The original record books and equity ledger of the Companies and their Subsidiaries and the originals of all other books and records of the Business (in a digital format or otherwise);

iii. Third-Party Consents. The consents listed on Schedule 2.5(a)(iii) on terms reasonably satisfactory to Buyer;

iv. Resignations. Written resignations of the officers and directors of the Companies and their Subsidiaries as reasonably requested by Buyer;

v. Closing Payment Receipt. A receipt from Seller acknowledging receipt by Seller of the Closing Payment;

vi. Employment Agreement Termination and Release. A termination and release agreement, in the form set forth as Exhibit D (the “Employment Agreement Termination and Release Agreement”), terminating the Cohen Employment Agreement and providing certain releases, duly executed by Seller and Parent;

vii. Transition Services Agreement. The Transition Services Agreement, duly executed by Seller;

viii. Pre-Closing Transfer Documents. The assignment, novation and/or sub-advisory agreements contemplated by Section 5.6, duly executed by Dekania CM;

ix. Statutory Auditors’ Reports. Copies of the statutory auditors’ reports of CCFL and C&C for the 2011, 2012 and 2013 fiscal years to the extent available; and

x. Other Closing Documents. Such other documents and instruments as Buyer may reasonably request to consummate transactions contemplated by this Agreement.

(b) Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following items:

i. Closing Payment. The Closing Payment pursuant to Section 2.2;

ii. Assumption Agreement. An assumption agreement, in the form set forth as Exhibit E (the “Assumption Agreement”), duly executed by Buyer and its applicable Affiliates;

iii. Direction Letters. The Direction Letters, duly executed by CCFL or the applicable collateral manager under the applicable Dekania Collateral Management Agreements;

iv. Pledge and Call Agreement. A pledge and call agreement, in the form set forth as Exhibit F, duly executed by Cohen Bros. Financial LLC with respect to its interests in Seller;

v. Employment Agreement Termination and Release. The Employment Agreement Termination and Release, duly executed by Cohen;

vi. Transition Services Agreement. The Transition Services Agreement, duly executed by Buyer;

vii. Pre-Closing Transfer Documents. The assignment, novation and/or sub-advisory agreements contemplated by Section 5.6, duly executed by CCFL; and

viii. Other Closing Documents. Such other documents and instruments as Seller may reasonably request to consummate the transactions contemplated by this Agreement.

2.6 Final Determination of Pre-Closing Capitalization and Munda Proceeds.

(a) Post-Closing Statement. No later than 30 days following the Closing Date, Seller shall deliver to Buyer a statement (the “Post-Closing Statement”) setting forth Seller’s calculations of the Pre-Closing Capitalization and any Retained Munda Proceeds.

(b) Buyer’s Right to Dispute the Post-Closing Statement. Within 30 days following receipt by Buyer of the Post-Closing Statement, Buyer shall deliver a written notice (an “Objection Notice”) to Seller of any dispute it has with Seller’s calculations set forth in the Post-Closing Statement. An Objection Notice must describe in reasonable detail the items contained in the Post-Closing Statement that Buyer disputes and the basis for such disputes; provided that Buyer may dispute calculations contained in the Post-Closing Statement only on the basis that such calculations were arrived at through mathematical or clerical error or by applying accounting principles inconsistent with past practice, if applicable. Any items not disputed in the Objection Notice will be deemed to have been accepted by Buyer. If Buyer does not deliver an Objection Notice with respect to the Post-Closing Statement within such 30-day period, the Post-Closing Statement and all calculations contained therein will be final, conclusive and binding on the Parties for all purposes.

(c) Resolution of Buyer Dispute by Mutual Agreement. If Buyer delivers a timely Objection Notice, Buyer and Seller shall negotiate in good faith to resolve such dispute, and any such resolution, including the agreed calculations of the Pre-Closing Capitalization and any Retained Munda Proceeds shall be set forth in a writing signed by Buyer and Seller and shall thereupon become final, conclusive and binding on the Parties for all purposes.

(d) Resolution of Buyer Dispute by Accounting Firm. If Buyer and Seller, notwithstanding their good faith efforts, fail to resolve such dispute within 30 days after Buyer delivers an Objection Notice, then Buyer and Seller, jointly, shall engage Marcum LLP, or if Marcum LLP is unwilling to be so engaged, such independent accounting firm reasonably acceptable to the Parties (the “Accounting Firm”), to resolve such dispute. As promptly as practicable thereafter (and, in any event, within 15 days after the Accounting Firm’s engagement), Buyer shall submit to the Accounting Firm in writing (with a copy to Seller) any unresolved elements of its objection, supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within 15 days following Buyer’s submission of such unresolved elements), Seller shall submit to the Accounting Firm (with a copy to Buyer) its response, supported by any documents and arguments upon which it relies. Buyer and Seller shall request that the Accounting Firm render its determination within 20 days following its receipt of Seller’s response. The scope of the disputes to be resolved by the Accounting Firm is limited to the unresolved items on the Objection Notice. In resolving any disputed item, the Accounting Firm may only rely on the submissions of Buyer and Seller and may not assign a value to any item greater than the greatest value claimed for such item by either Buyer or Seller, respectively, or less than the smallest value claimed for such item by either Buyer or Seller, respectively. During the period in which the Accounting Firm is making its determination, the Accounting Firm may communicate with Buyer and Seller from time to time; provided, however, that neither Seller nor Buyer shall have any communication with the Accounting Firm without first offering the other Party the opportunity to participate in that communication. Buyer and Seller shall share equally the fees and expenses of the Accounting

Firm. All determinations made by the Accounting Firm, and the resulting calculations of the Pre-Closing Capitalization and any Retained Munda Proceeds will be final, conclusive and binding on the Parties for all purposes (absent fraud or manifest error).

(e) Cooperation by the Parties. For purposes of complying with this Section 2.6, Buyer and Seller shall cooperate with and make available to each other, and to each other’s respective Representatives, all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement and the resolution of any disputes relating to the Post-Closing Statement.

2.7 Calculation of Final Purchase Price; Post-Closing True-Up Payment. Buyer and Seller shall take the following actions following the date on which all calculations of the Pre-Closing Capitalization and the Retained Munda Proceeds become final, conclusive and binding on the Parties in accordance with Section 2.6(b), Section 2.6(c) or Section 2.6(d) (such date being referred to herein as the “Determination Date”):

(a) Calculation of Final Closing Payment. No later than two Business Days following the Determination Date, Buyer shall send to Seller a written calculation of the Final Closing Payment. The “Final Closing Payment” means the Base Price, adjusted as follows:

i. plus the amount of any Pre-Closing Capitalization, as finally determined in accordance with Section 2.6(b), Section 2.6(c) or Section 2.6(d); and

ii. plus any Retained Munda Proceeds, as finally determined in accordance with Section 2.6(b), Section 2.6(c) or Section 2.6(d).

(b) Post-Closing True-Up Payment by Seller. If the Final Closing Payment is less than the Closing Payment, Seller shall pay or cause to be paid to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to such shortfall. Any payment required to be made pursuant to this Section 2.7(b) shall be made within five Business Days of the Determination Date.

(c) Post-Closing True-Up Payment by Buyer. If the Final Closing Payment is greater than the Closing Payment, Buyer shall pay or cause to be paid to Seller by wire transfer of immediately available funds to an account designated in writing by Seller, an amount in cash equal to the amount of such excess. Any payment required to be made pursuant to this Section 2.7(c) shall be made within five Business Days of the Determination Date.

2.8 Settlement of Intercompany Payable. No later than 30 days following the Closing Date, Seller shall deliver to Buyer a statement setting forth Seller’s calculation of the balance, as of the Closing Date, of the intercompany accounts payable due to Seller and its Affiliates from the Companies and their Subsidiaries (the “Intercompany Balance Statement”; provided for the avoidance of doubt that such calculation shall exclude any obligation with respect to capital contributed by Seller to the Companies after May 31, 2014 for which the Base Price was or will be increased pursuant to Section 2.7(a)(i)). Buyer shall have 30 days to review the Intercompany Balance Statement, and if Buyer objects to the calculation of the intercompany accounts payable set forth thereon, such objection shall be made and resolved in accordance with the procedures set forth in Section 2.6, mutatis mutandis. Following a final determination of the balance of the intercompany accounts payable in accordance with the foregoing, Buyer shall cause the Companies to pay to Seller an amount equal to the aggregate accounts payable owed by the Companies and their Subsidiaries to Seller and its Affiliates as of the Closing Date, payable on or before March 31, 2015.

2.9 Revenue Share. Buyer shall pay, or cause to be paid, to Seller, an amount equal to the sum of (x) the revenue earned by the Companies and their Subsidiaries from and after May 31, 2014 (including Management Fees delivered to Seller as provided below) accounted for in accordance with GAAP consistent with past practices, and (y) the amount of the proceeds from any sale, assignment, transfer, liquidation, dissolution or other disposition of the shares, equity interests or assets of any of the Companies or any of their Subsidiaries by Buyer and its Affiliates after the Closing (but not including proceeds to Buyer in consideration of the issuance of equity interests in Buyer), but in no event greater than the Maximum Revenue Share, in additional consideration (the “Revenue Share”). The Revenue Share shall accrue from and after May 31, 2014 (the “Revenue Share Accrual”) and shall be payable as provided in this Section 2.9. In furtherance of the foregoing, at the Closing, the Parties shall provide written direction to each issuer and trustee under each of the Dekania Collateral Management Agreements to deliver all payments that become due to the collateral manager under the Dekania Collateral Management Agreements (the “Management Fees”) from and after the first anniversary of the earlier of (a) the Closing Date or (b) September 30, 2014 (the earlier of (a) or (b), the “Revenue Measure Date”) to be delivered to Seller when such payments become due and payable (such written direction, the “Direction Letters”). Such Direction Letters shall be irrevocable without the written consent of Seller.

(a) Second Year Amount. For the 12-month period commencing on the first anniversary of the Revenue Measure Date and ending on the second anniversary of the Revenue Measure Date (the “Second Year”), Seller shall be entitled to a portion of the Revenue Share equal to an amount not to exceed the Second Year Revenue Share. If Seller receives an amount greater than the Second Year Revenue Share from the delivery of Management Fees during the Second Year, Seller will promptly deliver to Buyer all Management Fees received by Seller during the Second Year in excess of the Second Year Revenue Share by wire transfer of immediately available funds to an account designated in writing by Buyer. If Seller does not receive an amount equal to or greater than the Second Year Revenue Share from the delivery of Management Fees during the Second Year, Buyer shall pay to Seller an amount equal to the lesser of (i) the Second Year Revenue Share less the amount of Management Fees received by Seller during the Second Year and (ii) the amount of the Revenue Share Accrual as of the second anniversary of the Revenue Measure Date less amounts previously paid to, and retained by, Seller pursuant to this Section 2.9. Buyer shall make such payment to Seller no later than five days after the last day of the Second Year by wire transfer of immediately available funds to an account designated in writing by Seller.

(b) Third Year Amount. For the 12-month period commencing on the second anniversary of the Revenue Measure Date and ending on the third anniversary of the Revenue Measure Date (the “Third Year”), Seller shall be entitled to a portion of the Revenue Share equal to an amount not to exceed the sum of (i) the Third Year Revenue Share plus (ii) the amount by which the payments made to Seller under Section 2.9(a) are less than Second Year Revenue

Share (such sum, the “Third Year Maximum Amount”). If Seller receives at least the Third Year Maximum Amount from the delivery of Management Fees during the Third Year, Seller will promptly deliver to Buyer all Management Fees received by Seller during the Third Year in excess of the Third Year Maximum Amount by wire transfer of immediately available funds to an account designated in writing by Buyer. If Seller does not receive at least the Third Year Maximum Amount from the delivery of Management Fees during the Third Year, Buyer shall pay to Seller an amount equal to the lesser of (A) the Third Year Maximum Amount less the amount of Management Fees received by Seller during the Third Year and (B) the amount of the Revenue Share Accrual as of the third anniversary of the Revenue Measure Date less amounts previously paid to, and retained by, Seller pursuant to this Section 2.9. Buyer shall make such payment to Seller no later than five days after the last day of the Third Year by wire transfer of immediately available funds to an account designated in writing by Seller.

(c) Fourth Year Amount. For the 12-month period commencing on the third anniversary of the Revenue Measure Date and ending on the fourth anniversary of the Revenue Measure Date (the “Fourth Year”), Seller shall be entitled to a portion of the Revenue Share equal to an amount not to exceed the sum of (i) Fourth Year Revenue Share plus (ii) the amount by which the aggregate payments made to Seller under Section 2.9(a) and Section 2.9(b) (excluding, for the avoidance of doubt, the amount of any Management Fees delivered by Seller to Buyer) are less than the sum of the Second Year Revenue Share and the Third Year Revenue Share (such sum, the “Fourth Year Maximum Amount”). If Seller receives at least the Fourth Year Maximum Amount from the delivery of Management Fees during the Fourth Year, Seller will promptly deliver to Buyer all Management Fees received by Seller during the Fourth Year in excess of the Fourth Year Maximum Amount by wire transfer of immediately available funds to an account designated in writing by Buyer. If Seller does not receive at least the Fourth Year Maximum Amount from the delivery of Management Fees during the Fourth Year, Buyer shall pay to Seller an amount equal to the lesser of (A) the Fourth Year Maximum Amount less the amount of Management Fees received by Seller during the Fourth Year and (B) the amount of the Revenue Share Accrual as of the fourth anniversary of the Revenue Measure Date less amounts previously paid to, and retained by, Seller pursuant to this Section 2.9. Buyer shall make such payment to Seller no later than five days after the last day of the Fourth Year by wire transfer of immediately available funds to an account designated in writing by Seller.

(d) Subsequent Amounts. If, following the fourth anniversary of the Revenue Measure Date, the aggregate amount paid to, and retained by, Seller pursuant to Sections 2.9(a) through Section 2.9(c) is less than the amount of the full Revenue Share, then Seller shall continue to receive all Management Fees until such time as the aggregate amount paid to, and retained by, Seller pursuant to this Section 2.9 equals the amount of the full Revenue Share.

(e) Redirection Letters. Promptly after Seller has received an amount equal to the full Revenue Share pursuant to this Section 2.9, the Parties shall provide written direction to each issuer and trustee under each of the Dekania Collateral Management Agreements that the Direction Letters are then terminated and to deliver the Management Fees in such manner as Buyer so directs.

(f) Cooperation by the Parties. For purposes of complying with the foregoing provisions of this Section 2.9, Buyer and Seller shall cooperate with and make available to each other, and to each other’s respective Representatives, all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with determining the amounts of any Management Fees or other payments contemplated by this Section 2.9 and the resolution of any disputes relating thereto.

(g) Revenue Share Period Operating Covenants. During the period from and after the Closing Date through and including the date on which the amounts paid to, and retained by, Seller pursuant to Sections 2.9(a) through Section 2.9(d) equal the full Revenue Share (the “Restricted Period”), Buyer shall, and shall cause the Companies and their Subsidiaries to, use commercially reasonable efforts to maintain in effect the Dekania Collateral Management Agreements and to fulfill the obligations of collateral manager thereunder. Within 30 days after the end of each fiscal quarter during the Restricted Period, Buyer shall deliver to Seller copies of the Companies’ and their Subsidiaries’ unaudited combined balance sheet and unaudited statements statement of operations for such fiscal quarter (the “Post-Closing Financial Statements”). The Post-Closing Financial Statements shall be prepared in accordance with GAAP consistent with past practices and present fairly in all material respects the financial position and statement of operations of the Companies and their Subsidiaries on a combined basis as of the times and for the periods referred to therein.

(h) Restricted Period Operating Limitations on Buyer. During the Restricted Period, in addition and not in limitation of Section 2.9(g), without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed if the action would not, in Seller’s reasonable judgment, reduce the amount of Management Fees payable under the Dekania Collateral Management Agreements or related transaction documentation):

i. Buyer shall not permit any of the Companies or their Subsidiaries to terminate, assign, amend, waive or otherwise alter any provision of any of the Dekania Collateral Management Agreements or related transaction documentation, including in a manner that would reduce the amount of Management Fees payable to CCFL (or its designee) thereunder or would adjust the timing of such payments; and

ii. Buyer shall not permit any of the Companies or their Subsidiaries to take any action, or fail to take any action, with respect to the collateral or assets relating to the Dekania Collateral Management Agreements or related transaction documentation, including in a manner that would reduce the amount of Management Fees payable to CCFL (or its designee) thereunder or would adjust the timing of such payments.

(i) Acceleration of Revenue Share Payments. Notwithstanding anything in this Agreement to the contrary, in the event of any one of the following events during the Restricted Period (each, an “Acceleration Event”):

i. any Shares are sold or otherwise disposed of to any Person that is not an Affiliate of Buyer, unless the terms of such sale or other disposition are reasonably satisfactory to Seller, including, with respect to the buyer, that such Person is creditworthy, has the legal and financial capacity to perform the obligations of Buyer under this Section 2.9 and such Person assumes all of the obligations of Buyer under this Section 2.9 in a writing reasonably satisfactory to Seller;

ii. any of Buyer, the Companies or their Subsidiaries consolidates or merges with or into, or sells or otherwise disposes of all or substantially all of its assets to, any Person unless (A) pursuant to a reorganization in which the surviving entity is an Affiliate of Buyer and has substantially the same assets as such Company or Subsidiary had immediately prior to such consolidation, merger, sale or disposition or (B) the terms of such sale or other disposition are reasonably satisfactory to Seller, including, with respect to the buyer, that such Person is creditworthy, has the legal and financial capacity to perform the obligations of Buyer under this Section 2.9 and such Person assumes all of the obligations of Buyer under this Section 2.9 in a writing reasonably satisfactory to Seller;

iii. any of the Companies or their Subsidiaries dissolve or liquidate other than (A) following a reorganization in which such Company or Subsidiary transfers its assets to an Affiliate of Buyer and following such reorganization such Affiliate has substantially the same assets as such Company or Subsidiary had prior to such reorganization or (B) following a transaction involving the sale or other disposition by such Company or Subsidiary of all or substantially all of its assets that otherwise constitutes an Acceleration Event; or

iv. any breach by Buyer or its Affiliates of this Section 2.9 that remains uncured ten Business Days after notice of such breach has been delivered to Buyer.

then the obligations of Buyer under this Section 2.9 to pay to Seller the entire amount of the Revenue Share shall be immediately accelerated and Buyer shall immediately pay, or cause to be immediately paid, by wire transfer of immediately available funds to an account designated in writing by Seller, the portion of the Revenue Share that has not then been paid or delivered to Seller pursuant to this Section 2.9.

(j) Covenant of Seller Relating to Dekania Collateral Management Agreements. During the Restricted Period, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed):

i. Seller shall not, and shall cause its Affiliates not to, take any action in its or in any of their capacities as an investor in debt or equity securities, or (except as required by applicable fiduciary duties) in its or in any of their capacities as an investment manager, to terminate, assign, amend, waive or otherwise alter any provision of any of the Dekania Collateral Management Agreements or related transaction documentation, or vote for, consent to or otherwise assist another Person in doing so, in each case in a manner that would result in a reduction in the amount of Management Fees payable to CCFL (or its designee) thereunder or an adjustment in the timing of such payments; and

ii. Seller shall not, and shall cause its Affiliates not to, take any action in its or in any of their capacities as an investor in debt or equity securities, or (except as required by applicable fiduciary duties) in its or in any of their capacities as an investment manager, with respect to the collateral or assets relating to the Dekania Collateral Management Agreements or related transaction documentation, or vote for, consent to or otherwise assist another Person in doing so, in each case in a manner that would result in a reduction in the amount of Management Fees payable to CCFL (or its designee) thereunder or an adjustment in the timing of such payments.

2.10 Sale of Munda Business. Notwithstanding any other provision of this Agreement to the contrary, at any time prior to or after the Closing, Seller and its Affiliates and their respective Representatives shall have the right to directly or indirectly (a) initiate, solicit, facilitate and encourage Munda Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may lead to a Munda Acquisition Proposal), including by way of providing access to non-public information and (b) enter into and maintain discussions or negotiations with respect to Munda Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any, such inquiries, proposals, discussions or negotiations.

2.11 Completion of Sale of Munda Business after Closing. If Seller accepts a Munda Acquisition Proposal, whether prior to or after the Closing, and the consummation of such sale (including payment of the consideration therefor) has not occurred prior to the Closing, then Buyer shall (a) take all actions necessary to cause the Companies and their Subsidiaries to consummate the sale of the Munda Business in accordance with the terms of any Contract for such sale (and in accordance with the Trust Deed if such Contract is entered into by the applicable parties after the Closing) and shall not take any action (including entering into any amendment of the Contract for such sale), or fail to take any action, that would result in the consummation of such sale not occurring on the terms and conditions set forth in the Contract for such sale as in effect on the Closing Date, except with the prior written consent of Seller, and (b) convey all assets of the Companies and their Subsidiaries that are primarily used in, primarily held for use in or primarily related to the Munda Business at the request of and to the Person (or any of its Affiliates) that enters into a definitive agreement with Seller and/or its Affiliates with respect to such Munda Acquisition Proposal. In connection therewith Buyer shall pay, or cause to be paid, to Seller an amount equal to the amount of all proceeds, if any, received by any of Buyer, the Companies or their Subsidiaries from such sale of the Munda Business. Immediately upon receipt by Buyer of any such amount, Buyer shall pay, or cause to be paid, such amount by wire transfer of immediately available funds to an account designated in writing by Seller.

2.12 Offsetting Payments. The Parties may elect to set off payments owed by one Party to the other Party against payments owed by such other Party to the one Party that are payable concurrently in time under this Article II. In doing so, the Party that is effectuating set-off shall render an accounting for the set-off to the other Party.

2.13 Purchase Price Allocation. The aggregate consideration payable under this Article II will be allocated in accordance with Schedule 2.13. Buyer and Seller agree to report the transactions contemplated by this Agreement for all Tax purposes in accordance with such allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

3.1 Organization; Authority. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite limited liability company power and authority to enter into and to consummate the transactions contemplated by this Agreement and by each of the Transaction Documents to which Buyer is a party and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and of each of the Transaction Documents to which Buyer is a party have been duly authorized, by all necessary limited liability company action, on the part of Buyer. Each of this Agreement and the Transaction Documents to which Buyer is a party has been (or upon delivery will have been) duly executed by Buyer, and, when delivered by Buyer in accordance with the terms hereof and thereof, will constitute the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

3.2 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not (a) result in a violation of the Organizational Documents of Buyer, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which Buyer is a party, or (c) result in a violation of any Law (including federal and state securities Laws) applicable to Buyer, except, in the case of the foregoing clauses (b) and (c), for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations hereunder.

3.3 Investment Representation. Buyer is acquiring the Shares for its own account, for investment purposes only, and not with a view to the distribution of such Shares. Buyer understands that the Shares have not been registered under the Securities Act and cannot be sold or transferred unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.4 Accredited Buyer Status; Experience of Buyer. At the time Buyer was offered the Shares, it was, and on each date on which it acquires Shares it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Buyer, either alone or together with its representatives (if any), has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Buyer acknowledges that it can bear the economic risk and complete loss of its investment in the Shares.

3.5 Buyer Capitalization. As of the date of this Agreement, all of the membership interests of Buyer are owned by Cohen. Such membership interests constitute 100% of the issued and outstanding equity ownership interests and equity securities of Buyer. Buyer has no other equity ownership interests or equity securities authorized, issued or outstanding, and there are no Contracts, options, warrants or other rights existing or outstanding which provide for the sale or issuance of any equity ownership interests or equity securities by Buyer.

3.6 Reliance on Exemptions. Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that Seller is relying upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Shares.

3.7 Information. Buyer and its advisors have been furnished with all materials relating to the business, finances and operations of the Companies and their Subsidiaries and information Buyer deemed material to making an informed investment decision regarding its purchase of the Shares that have been requested by Buyer. Buyer and its advisors have been afforded with the opportunity to ask questions of Seller and its management. Buyer has sought such accounting, legal, tax and other professional advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

3.8 Financial Ability. Buyer will have at the Closing sufficient cash on hand necessary to consummate the transactions contemplated by this Agreement (including making the payments contemplated by Article II) on the terms and subject to the conditions set forth herein.

3.9 Brokers and Finders. Buyer has not employed any Person, or incurred any liability, for any financial advisory, brokerage or finder’s fee or commission, and no broker or finder has acted directly or indirectly for Buyer, in connection with the transactions contemplated by this Agreement and the Transaction Documents.

3.10 Independent Investment Decision. Buyer has evaluated, independently of Seller, the merits of its decision to purchase the Shares pursuant to this Agreement and the Transaction Documents. Buyer understands that nothing in this Agreement or any other materials presented by or on behalf of Seller to Buyer in connection with the purchase of the Shares constitutes legal, tax or investment advice.

3.11 Collateral Manager Qualification. CCFL has, and will have at the Closing, the ability professionally and competently to perform duties similar to those imposed upon the collateral manager under, and the capacity and authority to act as collateral manager under, the Dekania Europe CDO I Collateral Management Agreement and the Dekania Europe CDO II Collateral Management Agreement. CCFL is legally qualified and has the capacity to act as the collateral manager under the Dekania Europe CDO I Collateral Management Agreement and the Dekania Europe CDO II Collateral Management Agreement, and, immediately after the assignment of such Collateral Management Agreements to it, Buyer will cause CCFL and its Affiliates to use commercially reasonable efforts to utilize substantially similar information systems and employ principal personnel performing the duties required under such Collateral Management Agreements with substantially similar qualifications as those of individuals who perform such duties at the date hereof.

3.12 No Undisclosed Matters. There are no facts specifically applicable to any of the Companies or any of their Subsidiaries that are material, individually or in the aggregate, to the Business that have not been disclosed to Seller or that have had, or may reasonably be expected to have, a Material Adverse Effect. The representations and warranties made in this Article III do not contain any untrue statement or omit to state any material fact necessary to make any such representations and warranties, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth and disclosed in the Schedules to this Agreement and made a part hereof or as set forth in the SEC Documents, Seller hereby makes the representations and warranties in this Article IV to Buyer. Any matter disclosed on a Schedule or set forth in the SEC Documents shall be deemed disclosed with respect to any Section of this Article IV to the extent that the relevancy of such matter to such Section is reasonably apparent from the face of such disclosure. References in the Schedules to any contract shall refer to any and all amendments, restatements, supplements, other modifications, exhibits and schedules thereto. Nothing contained in any Schedule or set forth in any SEC Document shall be deemed to expand in any way the scope or effect of any representation or warranty contained in this Agreement.

4.1 Organization and Qualification of the Companies. CCFL is a private company limited by shares duly formed and validly existing and in good standing under the laws of England and Wales, with the requisite power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. C&C is a Société par actions simplifiée duly formed, validly existing and in good standing under the laws of France, with the requisite power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither Company is in violation of any of the provisions of its Organizational Documents. Each Company is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no Proceeding has been instituted, is pending, or, to the Knowledge of Seller, is threatened in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. Seller has furnished or made available to Buyer true, complete and correct copies of the Organizational Documents of each Company.

4.2 Organization of Seller; Authorization; Enforcement; Validity. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite limited liability company power and authority to enter into and to consummate the transactions contemplated has the requisite limited liability company power and authority to enter into and to consummate the transactions contemplated by this Agreement and by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and of each of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Seller, and no further limited liability company action is required by Seller or its members in connection herewith and therewith. Each of this Agreement and the Transaction Documents to which Seller is a party has been (or upon delivery will have been) duly and validly executed by Seller and is, or when delivered in accordance with the terms hereof will constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

4.3 Capitalization. The CCFL Shares constitute all of CCFL’s issued and outstanding share capital. The C&C Shares constitute all of C&C’s issued and outstanding equity interests. None of the Shares is subject to preemptive rights or any similar rights. As of the date of this Agreement: (a) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any equity interests of either of the Companies, or Contracts by which either Company is or may become bound to issue additional equity interests of either Company, or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any equity interests of either Company; and (b) there are no outstanding debt securities, notes, credit agreements, credit facilities or other Contracts of either Company or by which either Company is or may become bound. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, Buyer will own the Shares free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances arising from acts of Buyer.

4.4 Subsidiaries. Except as set forth on Schedule 4.4, neither of the Companies has any Subsidiaries and all equity interests of each of the Companies’ Subsidiaries are owned directly or indirectly by one of the Companies free and clear of any Encumbrance with respect thereto other than Permitted Encumbrances. Each Subsidiary of the Companies is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own or lease and use its properties and Assets and to carry on its business as currently conducted and as currently proposed to be conducted, in each case except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.4, none of the Companies or any of their Subsidiaries owns beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. Except as set forth on Schedule 4.4, no equity security of any Subsidiary of the Companies is or may be required to be issued by reason of any option, warrant, scrip, right to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any equity interest, and there are no Contracts by which any such Subsidiary is or may become bound to issue additional equity interests, or any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or securities or rights convertible into, any equity interests.

4.5 No Conflicts; Consents and Approvals. Except as set forth on Schedule 4.5, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the sale of the Shares, and compliance by Seller with any provisions of the Transaction Documents will not: (a) constitute or result in a violation of or conflict with the Organizational Documents of the Companies or any of their Subsidiaries; (b) constitute or result in a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflict with, or give to any other Person any rights of termination, amendment, acceleration or cancellation of, any provision of any material Contract to which any of the Companies or their Subsidiaries is a party or by which it may be bound, or to which any of the Companies or their Subsidiaries or any of their assets or properties may be bound; (c) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any Judgment; (d) constitute a violation of, or conflict with, any Law; or (e) result in the loss or adverse modification of, or the imposition of any fine, penalty or other Encumbrance with respect to, any Permit granted or issued to, or otherwise held by or for the use of, any of the Companies or their Subsidiaries or any of their assets or properties; except, in the case of clauses (d) and (e), for such violations, defaults, breaches, conflicts, losses, modifications or impositions that have not had and would not reasonably be expected to have a Material Adverse Effect. None of the Companies or their Subsidiaries is in default or breach (and no event has occurred which with notice or lapse of time or both could put such Company or Subsidiary in default or breach) under, and such Company or Subsidiary has not taken any action or failed to take any action that would give to any other Person any right of termination, amendment, acceleration or cancellation of, any material Contract to which such Company or Subsidiary is a party or by which any property or asset of such Company or Subsidiary is bound or affected, except as set forth on Schedule 4.5. Seller is not required to obtain any Consent of, from, or with any Governmental Authority, or any other Person, and no expiration or termination of any statutory waiting period is necessary, in order for Seller to execute, deliver or perform any of its obligations under this Agreement and the Transaction Documents in accordance with the terms hereof or thereof or to sell the Shares in accordance with the terms hereof and thereof. All Consents which Seller is required to obtain pursuant to the immediately preceding sentence have been obtained or effected on or prior to the date of this Agreement or will be obtained or effected on or prior to Closing or as otherwise required under the rules and regulations of the applicable Governmental Authority.

4.6 Financial Statements. Set forth as Schedule 4.6 are correct and complete copies of the Companies’ and their Subsidiaries’ unaudited combined balance sheet as of February 28, 2014 and unaudited combined statement of operations for the two month period ended February 28, 2014 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistent with past practices and present fairly in all material respects the financial position and statement of operations of the Companies and their Subsidiaries on a combined basis as of the times and for the periods referred to therein.

4.7 Absence of Certain Changes. Except as otherwise disclosed to Buyer in writing on or prior to the date hereof, since February 28, 2014 through the date of this Agreement there has been no event or circumstance of any nature whatsoever that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

4.8 Absence of Litigation; No Undisclosed Liabilities. Except as otherwise disclosed to Buyer in writing on or prior to the date hereof or as would not reasonably be expected to have a Material Adverse Effect, (a) there is no Proceeding before or by any Governmental Authority or any other Person, pending, or to the Knowledge of Seller, threatened or contemplated by, against or affecting any of the Companies or their Subsidiaries, or their assets and properties; and (b) there are no outstanding Judgments against or affecting any of the Companies or their Subsidiaries, or their assets and properties. There are no obligations that are not appropriately reflected or reserved against in the Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (x) liabilities that have arisen since February 28, 2014 in the ordinary course of business consistent with past practice and (y) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

4.9 Title to Assets. Except as set forth on Schedule 4.9, one or more of the Companies or their Subsidiaries has, on the date of this Agreement, or will have, at the Closing, good and marketable title to, or a valid leasehold interest in, all of the assets that are material to the Business and the operations of the Companies and their Subsidiaries as presently conducted, free and clear of all Encumbrances other than Permitted Encumbrances, other than (a) the assets of the Munda Business, (b) the Pre-Closing Contracts, and (c) the assets to be used in connection with providing services under the Transition Services Agreement. Except as would not have a Material Adverse Effect, the tangible assets of the Companies and their Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted.

4.10 Compliance with Laws. The Companies and their Subsidiaries (a) are in material compliance with all applicable Laws and Judgments, (b) to the Knowledge of Seller, have all material Permits and such Permits are in full force and effect and no material suspension or cancellation of any of them is threatened, and (c) to the Knowledge of Seller, are not under investigation with respect to, and have not been threatened to be charged with or given notice of, any material violation of any applicable Law or Judgment.

4.11 Tax Matters. The Companies and their Subsidiaries have made and timely filed all United States federal income Tax Returns and all foreign income Tax Returns and all other material Tax Returns required to be filed by them, and each such Tax Return has been prepared in material compliance with all applicable Laws, and all such Tax Returns are true and accurate in all material respects. Except and only to the extent that any of the Companies or their Subsidiaries, as the case may be, has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported Taxes, the Companies and their Subsidiaries have timely paid all Taxes shown or determined to be due on such Tax Returns, except those being contested in good faith, and the Companies and their Subsidiaries have set aside, on their books, provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns apply. There are no unpaid Taxes of the Companies or their Subsidiaries in any material amount claimed to be due by the taxing authority of any jurisdiction, and, to the Knowledge of Seller, there is no basis for any such claim. The Companies and their Subsidiaries have withheld and paid all Taxes to the appropriate Governmental Authority required to have been withheld and paid in connection with amounts paid or owing to any Person. There is no Proceeding or claim for refund now in progress, pending or, to the Knowledge of Seller, threatened against or with respect to any of the Companies or their Subsidiaries, in each case regarding Taxes. None of the Companies or any of their Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver. None of the Companies or any of their Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(2). None of the Companies or any of their Subsidiaries has liability for the Taxes of any person other than the Companies or their Subsidiaries under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law). None of the Companies or any of their Subsidiaries is party to, bound by or has any obligation under any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding (other than any agreement, arrangement or understanding solely among the Companies and their Subsidiaries). None of the Companies or any of their Subsidiaries is currently subject to a section 382 limitation, as defined in section 382 of the Code, with respect to any of its Tax attributes. Neither CCFL nor any of its Subsidiaries is classified as a corporation for U.S. federal income tax purposes.

4.12 Internal Accounting Controls. The Companies and their Subsidiaries maintain a system (or systems) of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.13 Acknowledgment Regarding Buyer’s Purchase of the Shares. Seller acknowledges and agrees that Buyer is acting solely in the capacity of an “arm’s length” purchaser with respect to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. Seller further acknowledges that Buyer is not acting as a financial advisor or fiduciary of Seller (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by Buyer or any of its representatives or agents in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to Buyer’s purchase of the Shares. Seller further represents to Buyer that Seller’s decision to enter into this Agreement and the Transaction Documents has been based solely on the independent evaluation by Seller and its representatives.

4.14 Brokerage Fees. Other than the Special Committee’s retention of Houlihan Lokey, there is no Person acting on behalf of Seller who is entitled to or has any claim for any financial advisory, brokerage or finder’s fee or commission in connection with the execution of this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby.

4.15 Employee Matters. All benefit and compensation plans, policies, programs or Contracts covering current or former employees, directors, officers and consultants of the Companies and their Subsidiaries (the “Employees”), including any employment, consulting, retirement, pension, severance, termination, change in control, vacation, deferred compensation, stock option, stock purchase, stock appreciation rights, equity-based, incentive, bonus, profit sharing, insurance, medical, welfare, fringe or other benefit plans, contracts, policies, programs or arrangements (the “Benefit Plans”), are listed on Schedule 4.15. All Benefit Plans are in substantial compliance with applicable Law. All contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Benefit Plan, as of February 28, 2014, have been properly accrued and reflected in the Financial Statements. As of the date hereof, there is no material pending or, to the Knowledge of Seller, threatened litigation relating to the Benefit Plans. None of the Companies or any of their Subsidiaries has any obligations for retiree health and life insurance benefits under any Benefit Plan or collective bargaining agreement. The Companies or their Subsidiaries may amend or terminate any such retiree health or life insurance plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination. There has been no amendment to, announcement by the Companies or their Subsidiaries relating to, or change in participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

4.16 Foreign Corrupt Practices and International Trade Sanctions. To the Knowledge of Seller, none of the Companies, any of their Subsidiaries, or any of their respective directors, officers, agents, employees or any other persons acting on their behalf (a) has violated the United Kingdom Bribery Act 2010, the United States Foreign Corrupt Practices Act, or any other similar applicable foreign, federal, or state legal requirement, (b) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person shall pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (c) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (d) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (e) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.17 Collateral Manager Qualification. CCFL has the ability professionally and competently to perform duties similar to those imposed upon the collateral manager under, and the capacity and authority to act as collateral manager under, the Dekania Europe CDO I Collateral Management Agreement and the Dekania Europe CDO II Collateral Management Agreement. CCFL is legally qualified and has the capacity to act as the collateral manager under the Dekania Europe CDO I Collateral Management Agreement and the Dekania Europe CDO II Collateral Management Agreement, and, immediately after the assignment of such Collateral Management Agreements to it (if prior to the Closing), Seller will cause CCFL and its Affiliates to use commercially reasonable efforts prior to the Closing to utilize substantially similar information systems and employ principal personnel performing the duties required under such Collateral Management Agreements with substantially similar qualifications as those of individuals who perform such duties at the date hereof.

4.18 No Undisclosed Matters. There are no facts specifically applicable to any of the Companies or any of their Subsidiaries that are material, individually or in the aggregate, to the Business that have not been disclosed to Buyer or that have had, or may reasonably be expected to have, a Material Adverse Effect. The representations and warranties made in this Article IV do not contain any untrue statement or omit to state any material fact necessary to make any such representations and warranties, in light of the circumstances in which they are made, not misleading.

4.19 Intellectual Property. Except as would not have a Material Adverse Effect, to the Knowledge of Seller, (a) the conduct of the business of the Companies and their Subsidiaries as currently conducted does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person and (b) no Person is infringing, violating, diluting or misappropriating any Intellectual Property of the Companies or their Subsidiaries.

Buyer acknowledges and agrees that Seller makes no representations or warranties whatsoever, express or implied, except for those specifically set forth in this Article IV.

ARTICLE V

COVENANTS

5.1 Fees and Expenses. Each party shall bear its own expenses in connection with the transactions contemplated by this Agreement and the Transaction Documents.

5.2 Disclosure of Transactions and Other Material Information. Parent (and/or one or more of its Affiliates) may issue a press release disclosing the material terms of the transactions contemplated by this Agreement and the Transaction Documents. Parent (and/or one or more of its Affiliates) may file a current report on Form 8-K describing all the material terms of the transactions contemplated by this Agreement and by the Transaction Documents in the form required by the Exchange Act (the “8-K Filing”). The Parties and their respective Affiliates may disclose the material terms of the transactions contemplated by this Agreement and the Transaction Documents to the FCA in connection with the application for a “Change of Controller” and delivery of the informational notice contemplated by Section 5.7. Notwithstanding the foregoing, none of Seller, its Subsidiaries, or Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated by this Agreement or by the Transaction Documents without the express written consent of all of the other Parties (such consent not to be unreasonably withheld or delayed); provided, however, that Parent (and/or one or more of its Affiliates) shall be entitled, without the prior approval of Buyer, to file the 8-K Filing or other public disclosure as is required by applicable Law (including as may be required in connection with the application for a “Change of Controller” and delivery of the informational notice contemplated by Section 5.7), subject to providing Buyer with reasonable opportunity to comment thereon.

5.3 Conduct of the Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.1 and except as expressly provided in this Agreement or as otherwise consented to in writing in advance by Buyer:

(a) Seller shall promptly provide Buyer with written notice of the occurrence of any circumstance, event, change, development or effect occurring after the date of this Agreement and relating to any of the Companies or their Subsidiaries of which Seller has Knowledge and which constitutes a Material Adverse Effect or otherwise causes or renders any of the representations and warranties of Seller set forth in this Agreement to be inaccurate in any material respect as of any date between and including the date hereof and the Closing Date.

(b) Seller shall cause the Companies and their Subsidiaries to conduct their businesses only in the ordinary course of business consistent with past practice and shall use commercially reasonable efforts to cause the Companies and their Subsidiaries to maintain and preserve their businesses (including the business organization, assets, goodwill and insurance coverage) and preserve business relationships with customers, vendors, Employees, strategic partners and others having business dealings with them.

(c) Except as required pursuant to any existing written, binding agreements in effect prior to the date of this Agreement, Seller shall cause the Companies and their Subsidiaries to not take any of the following actions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

i. accept any contribution to capital, including by way of conversion to capital of any accounts payable; or, other than in the ordinary course of business, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

ii. (A) grant any options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any Person any right to acquire any equity interests, or (B) issue, sell or otherwise permit to become outstanding any additional equity interests or securities convertible or exchangeable into, or exercisable for, any equity interests or any options, warrants, or other rights of any kind to acquire any equity interests;

iii. sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any Person other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case other than as expressly permitted hereunder in connection with a Superior Proposal or a sale of the Munda Business, and other than in the ordinary course of business or pursuant to Contracts in force at the date of this Agreement;

iv. except for transactions in the ordinary course of business, pursuant to Contracts in force at the date of this Agreement or as permitted by this Agreement, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person other than by Seller into a Company or by Company into a wholly-owned Subsidiary or make any capital expenditure in excess of $200,000;

v. except for transactions in the ordinary course of business, terminate, amend, or waive any provision of, any material Contract, other than normal renewals of Contracts without material adverse changes of terms, or enter into any new material Contract;

vi. except as required under applicable Law or the terms of any Benefit Plan existing as of the date of this Agreement, as applicable, (A) enter into, adopt or terminate any Benefit Plan, (B) amend (whether in writing or through the interpretation of) any Benefit Plan, (C) materially increase the compensation or benefits payable to any current or former employee, officer, director or consultant (other than in connection with a promotion or change in responsibilities), (D) pay or award, or commit to pay or award, any bonus or incentive compensation other than in the ordinary course consistent with past practice, (E) grant or accelerate the vesting of any equity-based award or other compensation, (F) enter into any new, or amend any existing, employment, severance, change-in-control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (G) fund any rabbi trust or similar arrangement, (H) terminate the employment or services of any officer or any employee whose target annual compensation is greater than $100,000, other than for cause, or (I) hire any officer, employee, independent contractor or consultant who has target annual compensation (excluding targeted annual compensation based on commission) greater than $100,000;

vii. settle any claim, except in the ordinary course of business or for settlement of a claim that is settled in an amount and for consideration not in excess of $500,000 and that would not impose any material restriction on the Business;

viii. amend its Organizational Documents;

ix. enter into any new line of business;

x. take any action that, or fail to take any action the failure of which to be taken, could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated in this Agreement and the Transaction Documents; or

xi. take, offer, propose or authorize any of, or commit or agree to take any of, the foregoing.

(d) Notwithstanding the foregoing, prior to the Closing Seller may elect to contribute capital to any of the Companies or their Subsidiaries, including by conversion to capital of any accounts payable by any of the Companies or their Subsidiaries to Seller or any of its Affiliates, in each case as Seller may, after consultation with Buyer, determine in Seller’s sole discretion to be reasonably necessary or appropriate to comply with applicable Law.

(e) Notwithstanding the foregoing, prior to the Closing Seller may cause any of the Companies or their Subsidiaries to make or pay one or more dividends or other distributions to Seller in an aggregate amount not to exceed the sum of (i) any Pre-Closing Capitalization plus (ii) the amount of the proceeds (net of transaction expenses) from a sale of the Munda Business made to a third party in accordance with this Agreement to the extent any of the Companies or their Subsidiaries receive such proceeds prior to the Closing plus (iii) the amount of the Munda Business Revenue arising during the period from and including July 24, 2014 until the Closing.

(f) Notwithstanding the foregoing, prior to the Closing Seller may cause CCFL or its Subsidiary, Unicum Capital, S.L., to assign, convey or otherwise transfer any or all of its assets to Cohen and Company Financial Limited, Sucursal Espana. Following such assignment, conveyance or other transfer of assets, Seller may cause CCFL to wind up, dissolve, liquidate and/or terminate Unicum Capital, S.L.

5.4 Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the earlier of (x)

90 days after the date of this Agreement and (y) such date that the Special Committee elects in its sole discretion to end such period which shall not be a date earlier than 30 days after the date of this Agreement (such end date, the “No-Shop Period Start Date”), Seller and its Affiliates and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (collectively, “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit, facilitate and encourage Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may lead to an Acquisition Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more commercially reasonable confidentiality agreements; provided that Seller shall promptly provide to Buyer any material non-public information concerning the Companies or their Subsidiaries that is provided to any Person given such access which was not previously provided to Buyer or its Representatives; and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any, such inquiries, proposals, discussions or negotiations.

(b) From the No-Shop Period Start Date until the Closing or, if earlier, the termination of this Agreement in accordance with Article IX, but subject to Section 2.10, none of Seller or its Affiliates or any of their respective Representatives shall, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of providing information) to the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring Seller to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or by the Transaction Documents or breach its obligations hereunder or thereunder propose or agree to do any of the foregoing.

(c) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the No-Shop Period Start Date, the Company receives an Acquisition Proposal which the Special Committee determines in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Buyer pursuant to the following clause (ii), then (x) Seller may terminate this Agreement and it and/or its Affiliates (including the Companies and their Subsidiaries) may enter into one or more definitive agreements with respect to such Superior Proposal and (y) if the Person that enters into a definitive agreement with Seller and/or its Affiliates with respect to such Superior Proposal that includes the Munda Business (the “Munda Buyer”) and Seller and its Affiliates are unable to obtain any applicable Consent in respect of such Superior Proposal to provide the Munda Buyer, directly or indirectly, the rights and benefits under the Munda CLO I BV Collateral Management Agreement after using commercially reasonable efforts (but without any obligation to expend money, commence litigation or offer or grant any financial or other accommodation to any third party) to obtain such Consent, if requested by the Munda Buyer and if Seller enters into a services agreement, in form and substance as set forth as Exhibit H, with Buyer or such other Person designated by Buyer, Buyer and Cohen will enter into a sub-advisory agreement, in form and substance as set forth as Exhibit I, with CCFL or such other Person designated by the Munda Buyer or an Affiliate thereof in connection with the consummation of such Superior Proposal; provided, that Seller may not terminate this Agreement pursuant to this sentence unless:

i. Seller shall have provided prior written notice to Buyer at least three Business Days in advance (the “Notice Period”) of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant material proposed transaction agreements with the party making such Superior Proposal; and

ii. prior to terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, Seller shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, Seller shall be required to deliver a new written notice to Buyer and to comply with the requirements of this Section 5.4(c) with respect to such new written notice, except that the Notice Period shall be reduced to one Business Day.

(d) If Seller terminates this Agreement pursuant to Section 5.4(c) and closes the definitive agreement that relates to the Superior Proposal, then (i) Seller shall pay Buyer the amount of Buyer’s reasonable legal fees and other reasonable transaction expenses incurred by Buyer in connection with the preparation, negotiation and execution of this Agreement and the Transaction Documents in an aggregate amount not to exceed $200,000 upon submission of an invoice or invoices evidencing such fees and expenses in customary detail, and (ii) subject to the execution and delivery by Cohen of the release contemplated by the Cohen Employment Agreement, Cohen shall be entitled immediately upon the closing of such definitive agreement to terminate the Cohen Employment Agreement for “Good Reason” (as defined therein), with the result thereunder that Seller shall pay Cohen the sum of, only (A) $3,000,000, plus (B) any Allocation and any Supplemental Allocation (as each is defined in the Cohen Employment Agreement) for the period in which the termination occurs to which Cohen would have been entitled if a termination had not occurred in such period (provided that any proceeds from the closing of such Superior Proposal or proceeds under the Munda CLO I BV Collateral Management Agreement shall not be included in such Allocation or Supplemental Allocation), multiplied by a fraction (x) the numerator of which is the number of days in such period preceding the closing of such Superior Proposal and (y) the denominator of which is the total number of days in such period, plus (C) 25% of the amount of the proceeds (net of transaction expenses and not including any proceeds from the Munda Business or the business of performing management services in respect of EuroDekania, Ltd. or EuroDekania Operating Company, LLC) from the closing of such Superior Proposal that are in excess of the sum of (1) the Base Price plus (2) the Maximum Revenue Share plus (3) $3,000,000, and none of Seller, Cohen nor any of their Affiliates will have any further obligations to each other in respect of the Cohen Employment Agreement except as set forth in such release. To facilitate the timely and accurate processing of these payments, Seller shall give Buyer advance notice of the closing of the definitive agreement relating to the Superior Proposal, Buyer shall notify Seller of the amounts due under this Section 5.4(d) not later than three Business Days after such closing (providing calculations of such amounts in reasonable detail), and Seller shall make such payments by wire transfer of immediately available funds not later than five Business Days after such closing to the account or accounts designated in writing by Buyer and Cohen not later than three Business Days after such closing.

5.5 Commercially Reasonable Efforts; No Contrary Actions.

(a) Each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as practicable the transactions contemplated hereby and under the other Transaction Documents and to cooperate with the other Party in connection with the foregoing. Without limiting the generality of the foregoing, each of the Parties shall use its commercially reasonable efforts to (i) obtain any required Consents as promptly as practicable, (ii) to lift or rescind as promptly as practicable any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (iii) to effect all necessary registrations and filings, if any, and (iv) to fulfill all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement set forth in Article VII and Article VIII.

(b) The Parties acknowledge that, prior to the Closing, Cohen shall continue to serve as an officer and/or manager of the Companies and their Subsidiaries. Each of Cohen and Buyer will not, and will cause his and its controlled Affiliates and the Companies and their Subsidiaries not to, take any action, or willfully fail to take any action, that would result in the breach of this Agreement (including any of the covenants in this Article V) by Seller. Any such action or such failure to take action that would result in such a breach by Seller shall not be deemed to be a breach by Seller of this Agreement for any purpose and instead will be deemed to be a breach by Buyer.

5.6 Pre-Closing Transfer. Prior to the Closing, each of Seller and Buyer shall use its commercially reasonable efforts to cause Dekania CM to assign and transfer to CCFL all of its rights and obligations under the Contracts listed on Schedule 5.6 (the “Pre-Closing Contracts”). Each of Seller and Buyer shall use its commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to expend money, commence litigation or offer or grant any financial or other accommodation to any third party) to obtain the Consent of, or provide the required notice to, such third parties to or of the assignment to CCFL of the Pre-Closing Contracts and to enter into novation agreements or to otherwise have Dekania CM released from all obligations under the Pre-Closing Contracts. If, as of the Closing, the rights and obligations of Dekania CM under any Pre-Closing Contract have not been assigned and transferred to CCFL and Dekania CM has not been released of all obligations under such Pre-Closing Contract, the Parties will cause CCFL and Dekania CM to enter into a sub-advisory agreement, in the form and substance as previously agreed by the Parties, for each such Pre-Closing Contract at the Closing.

5.7 Regulatory Approvals.

(a) Without limiting anything set forth in Section 5.5, each of Buyer and Seller shall use its commercially reasonable efforts to obtain, and each shall use its commercially reasonable efforts to assist the other with obtaining, all Permits required by any Governmental Authority to permit the Share Purchase as contemplated by this Agreement and as may be necessary or appropriate for the Companies and their Subsidiaries to operate their businesses in a manner consistent with the ordinary course of business consistent with past practice as such businesses were conducted prior to the date of this Agreement, including receipt of the “Change of Controller” approval from the FCA in respect of the Companies and their Subsidiaries (the “Regulatory Approvals”) and providing all notices required to be given and obtaining all Consents of any Person (including any Governmental Authority) that are necessary to consummate the transactions contemplated by this Agreement and to enable the Companies and their Subsidiaries to operate their businesses in a manner consistent with the ordinary course of business consistent with past practice as such businesses were conducted prior to the date of this Agreement.

(b) Without limiting the foregoing, promptly after the date hereof, Seller shall file an informational notice with the FCA that the Parties have entered into this Agreement and that Seller will, or will cause CCFL to, request the FCA to approve a “Change of Controller” in connection with the transactions contemplated by this Agreement. As soon as practicable after the No-Shop Period Start Date (or earlier if Buyer and Seller each agree), Buyer will submit the application for “Change of Controller” with the FCA.

(c) For avoidance of doubt, it is Buyer’s sole responsibility to cause the Companies and their Subsidiaries to comply, at Buyer’s cost and expense, with any capitalization requirements and bond requirements under applicable Law to operate the businesses of the Companies and their Subsidiaries after the Closing.

5.8 United Kingdom and France Filings. Promptly after the Closing, but in any event within 10 days after the Closing, Buyer shall file the applicable CCFL Transfer Documents and C&C Transfer Documents and such other documents as may be required under the Laws of England and Wales and France, respectively, with the appropriate Governmental Authorities in the United Kingdom and France, respectively, and pay any and all required stamp duties, registration duties, transfer taxes, fees and other costs or expenses required by such Governmental Authorities to effectuate, evidence and record such transfer of the Shares.

5.9 Trust Deed. On the Business Day immediately preceding the Closing Date, Seller shall enter into, and cause CCFL to enter into, the Trust Deed. Buyer acknowledges and agrees that from and after the Closing, it will cause the Companies and their Subsidiaries to discharge or perform, when due in accordance with its terms and subject to its conditions, their obligations under the Trust Deed.

5.10 Buyer Capitalization. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.1 and except as otherwise consented to in writing in advance by Seller (not to be unreasonably withheld, conditioned or delayed), Buyer shall not (a) accept any contribution to capital from any Person other than the Persons set forth on Schedule

3.5, (b) grant any options, stock appreciation rights, performance shares, restricted share units, restricted units or other equity-based awards or interests, or grant any Person any right to acquire any equity interests, (c) issue, sell or otherwise permit to become outstanding any additional equity interests or securities convertible or exchangeable into, or exercisable for, any equity interests or any options, warrants, or other rights of any kind to acquire any equity interests, or (d) permit any Person to sell, transfer, mortgage, encumber or otherwise dispose of any of its equity interests in Buyer; in each case to the extent such action or inaction could prevent or delay the consummation of the transactions contemplated in this Agreement (including preventing or delaying obtaining any Regulatory Approvals).

ARTICLE VI

INDEMNIFICATION

6.1 Survival. The representations and warranties contained in Article III and Article IV shall survive the Closing, but shall terminate 15 months after the Closing Date; provided, however, that the Seller Fundamental Representations and the Buyer Fundamental Representations will expire 60 days after the expiration of the statute of limitations applicable to the matters covered thereby, including any extensions or waivers thereof. The covenants of the Parties contained in this Agreement will survive in accordance with their respective terms.

6.2 Indemnification by Seller.

(a) Subject to the terms and conditions contained in this Article VI, from and after the Closing Date, Seller will indemnify and defend Buyer, its Affiliates and their current and former officers, directors, managers, parents, general partners, management companies, shareholders, partners, members, associates, predecessors, successors, legal representatives, attorneys, permitted assigns, agents and employees (collectively, the “Buyer Indemnified Parties”) against, and will hold them harmless from, any Covered Losses imposed on, incurred, asserted against or suffered by any such Buyer Indemnified Party, arising out of, related to or resulting from (i) any breach, nonfulfillment or violation of any covenant or agreement or obligation of Seller under this Agreement, (ii) the failure to be true and correct as of the date of this Agreement, and as of the Closing (as if made anew at and as of the Closing), of any representation or warranty made by Seller in this Agreement, or (iii) any and all liabilities retained by Seller or any of its Affiliates as acknowledged in the Assumption Agreement (except for Covered Losses arising out of, related to or resulting from Cohen’s status as, or actions or inactions taken or not taken as, a member of the board of directors of Parent or board of managers of Seller).

(b) The Buyer Indemnified Parties will not be entitled to assert any indemnification pursuant to Section 6.2(a)(ii) after the expiration of the applicable survival period, if any, with respect to misrepresentations of or inaccuracies in the representations and warranties of Seller referenced in Section 6.1.

(c) Any payment pursuant to a claim for indemnification under Section 6.2(a) shall be made within 15 days following receipt by Seller from a Buyer Indemnified Party of a written demand for indemnification in respect of Covered Losses, together with reasonable back-up documentation, unless Seller in good faith disputes in whole or in part the demand for reimbursement in which event Seller shall so notify the Buyer Indemnified Party and, following any Final Determination of such disputed claim, shall make payment to Buyer within five Business Days thereof. A “Final Determination” is deemed to have occurred for purposes of this Article VI when (i) the applicable Buyer Indemnified Parties and Seller or the applicable Seller Indemnified Parties and Buyer have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered into a final order or judgment, or (iii) an arbitration or similar panel of competent jurisdiction shall have rendered a final determination with respect to disputes the applicable Buyer Indemnified Parties and Seller or the applicable Seller Indemnified Parties and Buyer have agreed to submit thereto.

6.3 Indemnification by Buyer.

(a) Subject to the terms and conditions contained in this Article VI, from and after the Closing Date, Buyer will indemnify and defend Seller, its Affiliates and their current and former officers, directors, managers, parents, general partners, management companies, shareholders, partners, members, associates, predecessors, successors, legal representatives, attorneys, permitted assigns, agents and employees (collectively, the “Seller Indemnified Parties”) against, and will hold them harmless from, any Covered Losses imposed on, incurred, asserted against or suffered by any such Seller Indemnified Party, arising out of, related to or resulting from (i) any breach, nonfulfillment or violation of any covenant or agreement or obligation of Buyer under this Agreement, (ii) the failure to be true and correct as of the date of this Agreement, and as of the Closing (as if made anew at and as of the Closing), of any representation or warranty made by Buyer in this Agreement, or (iii) any and all liabilities assumed by Buyer or any of its Affiliates pursuant to the Assumption Agreement.

(b) The Seller Indemnified Parties will not be entitled to assert any indemnification pursuant to Section 6.3(a)(ii) after the expiration of the applicable survival period, if any, with respect to misrepresentations of or inaccuracies in the representations and warranties of Buyer referenced in Section 6.1.

(c) Any payment pursuant to a claim for indemnification under this Section 6.3 shall be made within 15 days following receipt by Buyer from a Seller Indemnified Party of a written demand for indemnification in respect of Covered Losses, together with reasonable back-up documentation, unless Buyer in good faith disputes in whole or in part the demand for reimbursement in which event Buyer shall so notify the Seller Indemnified Party and, following any Final Determination of such disputed claim, shall make payment within five Business Days thereof.

6.4 Procedures Relating to Indemnification.

(a) If an indemnified party receives notice or otherwise learns of any claim or demand made by a Person (other than a Party or its Affiliate) with respect to which an indemnifying party may be obligated to provide indemnification hereunder (collectively, a “Third-Party Claim”), such indemnified party will give such indemnifying party prompt written notice thereof (a “Claim Notice”). Any such notice will describe the Third-Party Claim in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such Third-Party Claim.

Notwithstanding the foregoing, the delay or failure of any indemnified party or other Person to give notice as provided in this Section 6.4(a) will not relieve the related indemnifying party of its obligations under this Article VI, except to the extent that such indemnifying party is actually and materially prejudiced by such delay or failure to give notice.

(b) The indemnifying party has the right, exercisable by written notice to the indemnified party within 45 days after receipt of a Claim Notice from the indemnified party of the commencement or assertion of any Third-Party Claim, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the indemnifying party, provided, however, that (i) the Third-Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation and (ii) the Third-Party Claim solely seeks (and continues to seek) monetary damages and/or equitable relief (with or without monetary damages) which equitable relief would not reasonably be expected to adversely affect the operations of (A) Seller or its Affiliates, if Buyer is the indemnifying party, or (B) Buyer or its Affiliates, if Seller is the indemnifying party (the conditions set forth in clauses (i) and (ii) are, collectively, the “Litigation Conditions”). If the indemnifying party does not assume the defense of a Third-Party Claim in accordance with this Section 6.4(b), the indemnified party may continue to defend the Third-Party Claim. If the indemnifying party has assumed the defense of a Third-Party Claim as provided in this Section 6.4(b), the indemnifying party will not be liable for any legal expenses subsequently incurred by the indemnified party in connection with the defense of the Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met or (y) the indemnifying party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the indemnified party may assume its own defense, and the indemnifying party will be liable for all reasonable costs or expenses thereafter incurred in connection with such defense. The indemnifying party or the indemnified party, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The indemnifying party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the indemnified party, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a complete release from all liability in respect of such Third-Party Claim. The indemnified party has the right to settle any Third-Party Claim, the defense of which has not been assumed by the indemnifying party, with the prior written consent of the indemnifying party (such consent not to be unreasonably withheld, conditioned or delayed).

(c) The indemnifying party and the indemnified party shall cooperate in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought under this Article VI, including by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

6.5 Limitations.

(a) Notwithstanding anything in this Article VI to the contrary, Seller will not have any liability pursuant to Section 6.2(a)(ii) (other than with respect to a breach or inaccuracy as of the date hereof or as of the Closing (as if made anew at and as of the Closing) of any Seller Fundamental Representations or the representations or warranties in Section 4.11 (Tax Matters)) until the aggregate amount of all such Covered Losses sustained by the Buyer Indemnified Parties exceeds $75,000 (the “Deductible”), in which case Seller will be liable for all such Covered Losses in excess of the Deductible; provided, however, that in no event shall the aggregate liability of the Seller pursuant to Section 6.2(a)(ii) (other than with respect to a breach or inaccuracy as of the date hereof or as of the Closing (as if made anew at and as of the Closing) of any Seller Fundamental Representations or the representations or warranties in Section 4.11 (Tax Matters)) exceed $1,500,000 (the “Cap”).

(b) Notwithstanding anything in this Article VI to the contrary, in no event shall the aggregate liability of the Buyer pursuant to Section 6.3(a)(ii) (other than with respect to a breach or inaccuracy as of the date hereof or as of the Closing (as if made anew at and as of the Closing) of any Buyer Fundamental Representations or the representations or warranties in Section 3.11 (Undisclosed Liabilities)) exceed the Cap.

6.6 Exclusive Remedy. This Article VI will be the exclusive remedy of the Parties following the Closing Date for any losses arising out of any misrepresentation or breach of the representations, warranties, covenants of the Parties contained in this Agreement, except for (a) claims of, or causes of action arising from, fraud or intentional misrepresentation, and (b) rights of a Party to specific performance under this Agreement.

6.7 Adjustments of Purchase Price. Any indemnification payments made pursuant to this Article VI shall be deemed to be adjustments of the aggregate consideration payable under Article II, to the extent permitted by the Code.

6.8 Other Matters Regarding Indemnification.

(a) Notwithstanding anything in this Agreement to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of such transactions.

(b) Buyer and Seller shall take commercially reasonable efforts, consistent with good commercial practice, to mitigate Covered Losses for which any indemnification claim may be made by it against the other pursuant to this Agreement after becoming aware that such claim could reasonably be expected to give rise to any such Covered Losses.

ARTICLE VII

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligation of Seller hereunder to sell the Shares to Buyer at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for Seller’s sole benefit and may be waived by Seller at any time in its sole discretion:

7.1 Buyer’s Execution of Transaction Documents. Each of Buyer, Cohen and Cohen Bros. Financial LLC shall have executed the Transaction Documents that require such Person’s execution and shall have delivered such Transaction Documents to Seller.

7.2 Accuracy of Buyer’s Representations; Compliance with Covenants. The representations and warranties of Buyer shall be true and correct in all material respects (except to the extent that any of such representations and warranties are qualified as to materiality in Article III, in which case such representations and warranties shall be true and correct in all respects without further qualification) as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a specific date, in which case they shall be true and correct in all material respects as of such specific date), and Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer at or prior to the Closing.

7.3 No Injunctions. No provision of any applicable Law and no Judgment shall prohibit the Closing and no Proceeding shall have been commenced by a Governmental Authority seeking to prohibit the Closing.

7.4 Regulatory Approvals. Buyer shall have obtained the Regulatory Approvals.

7.5 Expiration of Go-Shop Period. The No-Shop Period Start Date shall have occurred.

7.6 Sale of Munda Business. If, prior to the Closing, Seller (or the Companies and/or their Subsidiaries) enter into a definitive agreement with a third party regarding a sale of the Munda Business, the consummation of such sale shall have occurred.

ARTICLE VIII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligation of Buyer hereunder to purchase the Shares at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (which conditions shall be deemed satisfied upon the occurrence of the Closing), provided that these conditions are for Buyer’s sole benefit and may be waived by Buyer at any time in its sole discretion:

8.1 Seller’s Execution of Transaction Documents. Seller shall have executed and delivered the Transaction Documents that require Seller’s execution and shall have delivered such Transaction Documents to Buyer, and all such Transaction Documents shall have been fully executed and delivered by all parties thereto (other than Buyer, Cohen or Cohen Bros. Financial LLC) and shall remain in full force and effect.

8.2 Accuracy of Seller’s Representations; Compliance with Covenants. The representations and warranties of Seller shall be true and correct in all material respects (except to the extent that any of such representations and warranties are qualified as to materiality in Article IV, in which case such representations and warranties shall be true and correct in all respects without further qualification) as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a specific date, in which case they shall be true and correct in all material respects as of such specific date), and Seller shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to the Closing.

8.3 No Injunctions. No provision of any applicable Law and no Judgment shall prohibit the Closing and no Proceeding shall have been commenced by a Governmental Authority seeking to prohibit the Closing.

8.4 Regulatory Approvals. Buyer shall have obtained the Regulatory Approvals.

ARTICLE IX

TERMINATION

9.1 Termination Events. This Agreement may be terminated at any time prior to the Closing:

(a) by the written consent of Seller and Buyer.

(b) by Buyer with written notice to Seller if:

i. a material breach of this Agreement has been committed by Seller (subject to Section 5.5(b)) and such material breach has not been (A) waived in writing by Buyer or (B) cured by Seller to the reasonable satisfaction of Buyer within 15 days following Seller’s receipt of written notice of such material breach from Buyer; or

ii. the Closing shall not have occurred on or before March 31, 2015 (the “Transaction Deadline”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by Buyer prior to the Closing.

(c) by Seller with written notice to Buyer if:

i. a material breach of this Agreement has been committed by Buyer and such material breach has not been (A) waived in writing by Seller or (B) cured by Buyer to the reasonable satisfaction of Seller within 15 days following Buyer’s receipt of written notice of such material breach from Seller;

ii. the Closing shall not have occurred on or before the Transaction Deadline, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by Seller prior to the Closing; or

iii. Seller accepts a Superior Proposal in compliance with all of the provisions of Section 5.4.

(d) by Buyer or Seller in the event that (i) any Law shall arise that makes the consummation of the transactions contemplated by this Agreement or of any of the Transaction

Documents illegal or otherwise prohibited or (ii) any Judgment shall be rendered restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement or any of the Transaction Documents and such Judgment shall have become final and non-appealable.

(e) by Buyer, if any of the conditions to Closing set forth in Article VIII (other than Section 8.1) are not capable of being satisfied on or before the Transaction Deadline, provided, in each case, that Buyer is not the reason that such condition is not capable of being satisfied; or

(f) by Seller, if any of the conditions to Closing set forth in Article VII (other than Section 7.1) are not capable of being satisfied on or before the Transaction Deadline, provided, in each case, that Seller is not the reason that such condition is not capable of being satisfied.

9.2 Effect of Termination. If this Agreement is terminated pursuant to this Article IX, then all further obligations of the Parties under or pursuant to this Agreement (other than Section 5.1, Sections 5.4(c) and 5.4(d) if this Agreement is terminated pursuant to Section 5.4(c), this Section 9.2 and Article X, each of which shall survive the termination of this Agreement in accordance with its terms) shall terminate without further liability of any Party to the other Party; provided that nothing herein shall relieve any Party from liability for breach of this Agreement prior to any termination thereof (including the failure of a Party to consummate the transactions contemplated by this Agreement following the satisfaction of all the conditions to such Party’s obligations under Article VII or Article VIII, as applicable).

ARTICLE X

MISCELLANEOUS

10.1 Anti-Sandbag Provision. Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that no representation or warranty of Seller in this Agreement shall be deemed to be untrue or incorrect, and Seller shall be deemed not to be in breach thereof, if Buyer or Cohen had actual knowledge, on the date of this Agreement or the Closing Date, that any such representation or warranty was untrue or incorrect.

10.2 Interpretation. In this Agreement, unless the express context otherwise requires: (a) the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) references to the words “Article” or “Section” refer to the respective Articles and Sections of this Agreement, and references to “Exhibit” or “Schedule” refer to the respective Exhibits and Schedules annexed hereto; (c) the Exhibits and Schedules to this Agreement constitute a part of this Agreement; (d) references to a “Party” mean a party to this Agreement and include references to such Party’s successors and permitted assigns; (e) references to a “third party” mean a Person not a party to this Agreement; (f) the terms “dollars” and “$” mean U.S. dollars; and (g) wherever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”

10.3 Notices. All notices of request, demand and other communications hereunder shall be addressed to the Parties as follows:

If to Seller:	Joseph W. Pooler, Jr. Executive Vice President and Chief Financial Officer Institutional Financial Markets, Inc. 2929 Arch Street, 17th Floor Philadelphia, PA 19104-2868 E-mail: jpooler@ifmi.com

With a copy to:	Rachael Fink Institutional Financial Markets, Inc. Senior Vice President & General Counsel 1633 Broadway, 28th Floor New York, NY 10019 E-mail: rfink@ifmi.com

and a copy to:	Jones Day 222 East 41st Street New York, NY 10017 Attention: Robert F. Kennedy E-mail: rfkennedy@jonesday.com

If to Buyer:	C&CO Europe Acquisition LLC c/o Milly Cashman The Bancorp 712 Fifth Avenue, 11th Floor New York, NY 10019

With a copy to:	Foley & Lardner LLP 90 Park Avenue New York, NY 10016-1314 Attention: Patrick Daugherty

unless the address is changed by the Party by like notice given to the other Party. Notice shall be in writing and shall be deemed delivered: (a) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address above, then three Business Days after deposit of same in a regularly maintained U.S. Mail receptacle; (b) if mailed by Federal Express (FedEx), the United Parcel Service (UPS), or another nationally recognized overnight courier service, next business morning delivery, then one Business Day after deposit of same in a regularly maintained receptacle of such overnight courier; or (c) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., New York City time, on a Business Day. Any notice hand delivered after 5:00 p.m. New York City time, shall be deemed delivered on the following Business Day. Notwithstanding the foregoing, notices, consents, waivers or other communications referred to in this Agreement may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending Party has confirmed (by reply e-mail or some other form of written confirmation from the receiving Party) that the notice has been received by the other Party.

10.4 Entire Agreement. This Agreement and the documents delivered pursuant hereto, including the Transaction Documents, collectively, set forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written.

10.5 Assignment. No Party may sell or assign this Agreement, or any portion thereof or any rights thereunder, either voluntarily or by operation of law, nor delegate any of their respective duties or obligations hereunder or thereunder, without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that Buyer may assign to an Affiliate all (but not less than all) of its rights hereunder and thereunder; provided that no assignment to any such Affiliate shall in any way affect Buyer’s obligations under this Agreement or Cohen’s obligations under the Guaranty.

10.6 Binding Effect. This Agreement shall be binding upon the Parties, their respective successors and permitted assigns.

10.7 Amendment. The Parties hereby irrevocably agree that no attempted amendment, modification, or change of this Agreement shall be valid and effective, unless the Parties shall unanimously agree in writing to such amendment, modification or change.

10.8 No Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision of this Agreement shall be effective, unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

10.9 Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of a party or parties or their personal representatives, successors and assigns may require.

10.10 Execution. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Agreement, and the same shall become effective when counterparts have been signed by each Party and each Party has delivered its signed counterpart to the other Party. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the Party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

10.11 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

10.12 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to any principles of conflict of laws that would result in the application of the laws of another jurisdiction. The Parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the state and federal courts sitting in New York County, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

10.13 Further Assurances. The Parties will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement and the other Transaction Documents.

10.14 Time is of the Essence. The Parties agree that time is of the essence with respect to performance of each of the Parties’ obligations under this Agreement. The Parties agree that, in the event that any date on which performance is to occur falls on a Saturday, Sunday or state or national holiday, then the time for such performance shall be extended until the next Business Day thereafter occurring.

10.15 Joint Preparation. The preparation of this Agreement has been a joint effort of the Parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the Parties than the other.

10.16 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, then the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the Parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

10.17 Beneficiaries. This Agreement is intended for the benefit of the Parties, for the benefit of Cohen as provided in Section 5.4(d), for the benefit of the Buyer Indemnified Parties and the Seller Indemnified Parties as provided in Article VI and for the benefit of their successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

10.18 WAIVER OF JURY TRIAL. EACH OF BUYER AND SELLER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH BUYER AND SELLER ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BUYER TO PURCHASE, AND SELLER TO SELL, THE SHARES.

10.19 Specific Performance; Rights Cumulative. Each of the Parties acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other Party and that neither Buyer nor Seller will have an adequate remedy at Law. Therefore, the obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate relief may be applied for and granted in connection therewith, including by way of a temporary restraining order, preliminary injunction or permanent injunction. All rights and remedies under this Agreement are cumulative and not exclusive and are exercisable from time to time under the terms and conditions specifically set forth herein.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed as of the date and year first set forth above.

SELLER:

IFMI, LLC

By:	/s/ Lester R. Brafman
Name:	Lester R. Brafman
Title:	Chief Executive Officer

BUYER:

C&CO EUROPE ACQUISITION LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Authorized Representative

[Signature page to Share Purchase Agreement]

Exhibit C

Form of

TRANSITION SERVICES AGREEMENT

between

C&CO EUROPE ACQUISITION LLC

and

IFMI, LLC

Dated as of             , 2014

-i-

TABLE OF CONTENTS

(continued)

		Page

Section 5.8	Entire Agreement	10
Section 5.9	Governing Law	10
Section 5.10	Waiver of Jury Trial	10
Section 5.11	Assignment	10
Section 5.12	Binding Nature; Third-Party Beneficiaries	11
Section 5.13	Severability	11
Section 5.14	Construction	11

List of Schedules

Schedule A	Services

-ii-

Exhibit C

FORM OF

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of             , 2014, is entered into by and between IFMI, LLC, a Delaware limited liability company (“IFMI”), and C&CO EUROPE ACQUISITION LLC, a Delaware limited liability company (“CEA” and together with IFMI, the “Parties”).

WHEREAS, IFMI and CEA have entered into that certain Share Purchase Agreement, dated August 19, 2014 (the “Purchase Agreement”), pursuant to which, concurrently with the execution hereof, among other things, IFMI is selling and CEA is purchasing the shares of Cohen & Company Financial Limited (formerly known as EuroDekania Management Limited), a company incorporated under the laws of England and Wales with company number 05894236 and registered office at 5th Floor, 6 St. Andrew Street, London, EC4A 3AE, United Kingdom with a branch office in Spain known as “Cohen and Company Financial Limited, Sucursal Espana” (“CCFL”), and the shares of Cohen & Compagnie, SAS, a company organized under the laws of France (“C&C” and together with CCFL, the “Companies”); and

WHEREAS, IFMI and CEA have agreed to enter into this Agreement in order for IFMI to assist, or cause its Affiliates to assist, CEA and any of its operating subsidiaries from and after the date hereof, including the Companies and Unicum Capital, S.L., a company organized under the laws of Spain and a wholly-owned subsidiary of CCFL (“Unicum”), by providing to CEA certain services and support.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, capitalized terms shall have the meanings set forth below. Terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement. Where applicable, all references to “IFMI” or “CEA” in this Agreement shall refer to actions by or obligations to IFMI or CEA and their respective Subsidiaries and Affiliates, as defined below.

“Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the terms “control,” “controlling,” “controlled” and words of similar import, when used in this context, mean, with respect to any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed to such term in the preamble hereto.

“CEA Reimbursement Amount” shall have the meaning ascribed to such term in Section 4.1.

“Governmental Entity” shall mean any foreign, federal, state or local government, or any political subdivision thereof, or any court, agency or other body, organization, group, stock market or exchange exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

“Person” shall mean any individual, sole proprietorship, joint venture, partnership, company, corporation, association, cooperation, trust, estate, Governmental Entity, or any other entity of any nature whatsoever.

“Service” or “Services” shall mean each of the services described in Schedule A to be provided by or on behalf of IFMI pursuant to the terms and conditions of this Agreement.

“Subsidiary” of a Person shall refer to an entity in which more than 50% of the equity interests are owned by such Person, directly or indirectly.

“Term” shall have the meaning ascribed to such term in Section 3.1(a).

ARTICLE II

SERVICES

Section 2.1 Services.

(a) Subject to the terms of this Agreement, IFMI shall provide, either directly or through a Subsidiary or Affiliate of IFMI, to CEA and its operating Subsidiaries, the Services during the Term, provided that (x) CEA pays the fees required in Section 4.1, including the CEA Reimbursement Amount (as defined below); and (y) IFMI is not prohibited by applicable law or regulation from providing the Services to CEA or any of its Subsidiaries.

(b) For each Service, the Parties have set forth on Schedule A (as may be amended from time to time by mutual agreement of the Parties), among other things, a summary of the Service to be provided and a description of the Service.

(c) The Parties acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, CEA agrees to use commercially reasonable efforts to make a transition of such Services to its own internal organization or to obtain alternate third-party sources to provide the Services.

Section 2.2 Additional Services. While the Parties have attempted to identify and specifically enumerate on Schedule A hereto the principal Services that CEA may require, the Parties recognize that additional services may be required or that one or more Services may require modification. During the Term, CEA may reasonably request that IFMI provide additional services (in the included categories set forth on Schedule A) on terms and conditions to be agreed by the Parties; provided that such additional services (a) are necessary for CEA to operate the Companies, (b) were provided to the Companies by IFMI at any time during the six months preceding the date of this Agreement but have been unintentionally omitted from

Schedule A and (c) are not specifically identified thereon as services that are intentionally excluded from the scope of this Agreement, subject however to the limitations set forth in Section 2.1(a) (“Additional Services”). Following the receipt of such request, the Parties shall negotiate in good faith to amend Schedule A hereto to require IFMI to perform such Additional Services; provided, however, that this Section 2.2 shall in no way modify or increase IFMI’s obligations under Section 2.1(a) and the fees of such Additional Services shall be determined using a methodology consistent with the manner in which the fees for the services set forth on Schedule A as of the date of this Agreement were allocated to the Companies by IFMI during the six months prior to the date of this Agreement as determined by IFMI. The Parties shall document any Additional Services to be provided by identifying and specifically enumerating such Additional Services and the fees to be paid by CEA therefor by mutual consent in an addendum to Schedule A.

Section 2.3 Standard of Care. IFMI shall provide and shall cause its Affiliates to provide the Services, including any Additional Services, exercising substantially the same degree of care, priority and diligence as it exercises in performing the same or similar services for itself and its Affiliates. In no event shall IFMI have an obligation to provide any Service with any other degree of care, priority or diligence unless so specified in Schedule A with respect to a particular Service.

Section 2.4 Independent Contractor. This Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the Parties. All Services are provided by IFMI as an independent contractor.

Section 2.5 Cooperation. CEA shall, in a timely manner, take all such actions as may be reasonably necessary or desirable in order to enable or assist IFMI in the provision of the Services, including providing necessary information and specific written authorizations and consents, and IFMI shall be relieved of its obligations hereunder to the extent that CEA breaches this Agreement (including Section 4.1) or CEA’s failure to take any such action renders performance by IFMI of such obligations unduly burdensome, unlawful or impracticable.

Section 2.6 Limitation on Services. IFMI shall not be required to expand its facilities, incur new long-term capital expenses, employ additional personnel or keep existing personnel in order to provide the Services to CEA, unless mutually agreed in writing by the Parties. Subject to IFMI’s compliance with its obligations to provide the Services in accordance with this Agreement, IFMI may expand or relocate its office facilities or replace and/or terminate existing employees, equipment or service providers in its sole discretion.

Section 2.7 Personnel and Subcontracting of Services. In providing the Services, IFMI, as it deems reasonably necessary or appropriate, may (a) use the personnel of IFMI or its Affiliates and (b) employ on a short- or long-term basis the services of third parties for performance of any of such Services; provided that prior to employing the services of a third party which had not provided the applicable Service on behalf of IFMI during the six months preceding the date of this Agreement, IFMI shall consult with CEA regarding the employment of such third party. IFMI shall be solely responsible for persons performing the Services pursuant to this Agreement. Without limitation, IFMI shall (i) pay all costs and expenses of its employees providing Services pursuant to this Agreement, (ii) process all payrolls for such employees, (iii)

pay all workers’ compensation, unemployment compensation and other withholding, payroll and other taxes relating to such employees and (iv) pay for and administer all fringe benefit programs for which such employees may be eligible.

Section 2.8 Covenants. Each of IFMI and CEA shall comply in all material respects with applicable laws, rules, regulations and requirements of any Governmental Entity which may be applicable to the Services. IFMI shall obtain and maintain all material permits, approvals and licenses necessary or appropriate to perform its duties and obligations under this Agreement and shall at all times comply with the terms and conditions of such permits, approvals and licenses. IFMI shall promptly notify CEA upon receipt of notice of any threatened or pending orders, proceedings or lawsuits by any Governmental Entity that materially adversely affects IFMI’s ability to perform its duties and obligations under this Agreement.

Section 2.9 Access to Premises. In order to enable the provision of the Services by IFMI, CEA shall provide to IFMI’s and its Affiliates’ employees and any third party service providers or subcontractors who provide the Services, at no cost to IFMI, access to the facilities, assets and books and records of CEA and its Subsidiaries and Affiliates which will receive the benefit of the Services, in all cases to the extent reasonably necessary for IFMI to fulfill its obligations under this Agreement.

ARTICLE III

TERM AND TERMINATION

Section 3.1 Term.

(a) This Agreement shall become effective on the date hereof and shall continue in force and effect until March 31, 2016 (the “Term”), unless earlier terminated as provided herein.

(b) Any or all of the Services may be terminated by CEA, in its sole discretion, at any time by 15 days prior written notice to IFMI. In the event that any one or more of the Services are terminated pursuant to this Section 3.1(b), the Parties will negotiate in good faith to reduce the amount of the Service Fee payable by CEA to IFMI from and after the date of the effectiveness of such termination in an amount to reflect the proportionate reduction in resources used by IFMI and its Subsidiaries and Affiliates to provide such terminated Service(s).

Section 3.2 Termination.

(a) This Agreement may be terminated by: (i) mutual written consent of the Parties; or (ii) by a Party (the “Non-Defaulting Party”) if the other Party fails to materially perform or otherwise materially breaches an obligation under this Agreement (the “Defaulting Party”); provided, however, that the Defaulting Party shall have 30 days from the date of receipt of written notice from the Non-Defaulting Party (which shall describe such material non-performance or material breach in reasonable detail) to cure such material non-performance or such material breach, after which time if such material non-performance or such material breach has not been cured, the Non-Defaulting Party may elect to immediately terminate this Agreement in whole or in part.

(b) Under the circumstances specified in Section 3.2(a) entitling the Non-Defaulting Party to terminate this Agreement in its entirety, if the default relates to the provision of a particular Service, if IFMI is the Non-Defaulting Party, IFMI may in its sole discretion terminate this Agreement as to the provision of that particular Service by IFMI upon the same notice provisions as specified in Section 3.2(a)(ii), but continue this Agreement in all other respects.

Section 3.3 Effect of Termination.

(a) CEA specifically acknowledges that all obligations of IFMI to provide each Service for which IFMI is responsible hereunder shall immediately cease upon the termination of this Agreement. Upon the cessation of IFMI’s obligation to provide any Services, CEA shall immediately cease using, directly or indirectly, such Service (including any and all software of IFMI or third party software provided through IFMI, telecommunications services or equipment, or computer systems or equipment); provided, however, that IFMI shall return to CEA all of CEA’s confidential and proprietary information as soon as reasonably practicable.

(b) Upon termination of this Agreement for any reason, CEA shall within 30 days of the date of termination pay IFMI any fees due and unpaid for Services prior to the date of termination and any expenses incurred on behalf of CEA by IFMI prior to the date of termination, except for any such fees or expenses that are subject to a dispute pursuant to Section 4.4.

(c) Without prejudice to the survival of the other agreements of the Parties, the obligations of each Party under Section 3.3, Article IV and Article V shall survive the termination of this Agreement.

Section 3.4 Force Majeure. The obligations of IFMI under this Agreement with respect to any Service shall be suspended during the period and to the extent that IFMI is prevented or hindered from providing such Service, or CEA is prevented or hindered from receiving such Service, due to any of the following causes beyond such Party’s reasonable control (such causes “Force Majeure Events”): (a) acts of God, (b) flood, fire or explosion, (c) war, invasion, riot or other civil unrest, (d) any law or order of a Governmental Entity, (e) actions, embargoes or blockades in effect on or after the date of this Agreement, (f) action by a Governmental Entity, (g) national or regional emergency, (h) strikes, labor stoppages or slowdowns or other industrial disturbances, (i) shortage of adequate power or transportation facilities or (j) any other event which is beyond the reasonable control of such Party. The Party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and IFMI shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. IFMI (and CEA to the extent banks are closed due to a Force Majeure Event until such time that banks reopen) shall not be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event.

ARTICLE IV

COMPENSATION

Section 4.1 Service Fee. CEA shall pay to IFMI the fee set forth on Schedule A (as may be amended by mutual agreement of the Parties from time to time) (the “Service Fee”). IFMI shall also be entitled to reimbursement from CEA upon receipt of detailed supporting documentation from IFMI for CEA’s portion of all reasonable incremental out-ofpocket costs and expenses incurred by IFMI or any of its Subsidiaries or Affiliates in connection with the provision of the Services (including for (a) any travel by IFMI employees or other persons performing the Services on behalf of IFMI or its Affiliates pursuant to Section 2.7, (b) obtaining or soliciting the authorization or consent of any third party in connection with the performance of the Services and (c) licensing fees of third parties) (the “CEA Reimbursement Amount”). In the event any particular Service is terminated pursuant to Section 3.1(b), the allocable portion of the Service Fee related to such Service, as determined pursuant to Section 3.1(b), will be prorated for the number of days the Service was provided in the period in which the Service is terminated.

Section 4.2 Invoicing and Payment of Service Fee. IFMI shall use commercially reasonable efforts to submit, on or before the 15th day of each month during the Term, to CEA an invoice in the amount of the fees and expenses payable for the prior month. IFMI shall provide sufficiently detailed documentation for such invoices and such invoices shall be sent to the attention of CEA at the address set forth in Section 5.3 or to such other address as CEA shall have specified by notice in writing to IFMI. CEA shall pay the undisputed portion of all such invoices in full by check or electronic funds transmission in U.S. Dollars within 30 days of the invoice date. All payments shall be made to IFMI at the account designated by IFMI. If payment on the undisputed portion of any invoice is not received as specified herein on the applicable date, such amount shall be subject to a late payment charge calculated at 1.5% per month from the due date until payment is made.

Section 4.3 Taxes. Each Party shall pay all taxes, duties, customs, assessments and other fees and charges imposed by any Governmental Entity on such Party (or on the Companies in the case of CEA) in connection with the Services.

Section 4.4 Disputed Amounts. In the event CEA disputes the accuracy of any invoice, CEA shall pay the undisputed portion of such invoice within 30 days of the invoice date and the Parties shall, within five business days of the payment due date, meet and seek to resolve the disputed amount of the invoice. If CEA fails to pay any undisputed amount owed under this Agreement, CEA shall correct such failure promptly following written notice of the failure.

Section 4.5 Off-Set of Undisputed Unpaid Amounts. Commencing on the first anniversary of the Revenue Measure Date (as defined in the Purchase Agreement), IFMI may retain any Management Fees (as defined in the Purchase Agreement) (or any portion thereof) it receives pursuant to Section 2.9 of the Purchase Agreement, for its own account and apply the amount of such Management Fees against the amount of any invoice submitted by IFMI to CEA pursuant to Section 4.2 which is undisputed and remains unpaid by CEA after the period for curing such failure to pay under Section 3.2(a) has expired, together with any late charge imposed on the invoiced amount as provided in Section 4.2. Any such amount so retained and applied against any amount of an invoice hereunder shall be deemed to increase the amount of the Second Year Revenue Share (as defined in the Purchase Agreement) under Section 2.9 of the Purchase Agreement and all related definitions used therein for the purpose of determining the amount (if any) Seller (as defined in the Purchase Agreement) would be required to deliver to Buyer (as defined in the Purchase Agreement) under Sections 2.9(a), 2.9(b) and 2.9(c) of the Purchase Agreement and for the purpose of determining whether the full Revenue Share (as defined in the Purchase Agreement) has been met under Sections 2.9(d) and 2.9(e) of the Purchase Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Representation and Warranties.

(a) IFMI has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by IFMI and the consummation by IFMI of the transactions contemplated hereby have been duly authorized by all necessary action on the part of IFMI. All consents, authorizations and approvals of, and registrations with, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement have been obtained and are in full force and effect and all conditions thereof have been materially complied with, and no other action by, or notice to or filing with, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement.

(b) CEA has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by CEA and the consummation by CEA of the transactions contemplated hereby have been duly authorized by all necessary action on the part of CEA. All consents, authorizations and approvals of, and registrations with, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement have been obtained and are in full force and effect and all conditions thereof have been materially complied with, and no other action by, or notice to or filing with, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement.

Section 5.2 Limitation of Liability; Indemnification.

(a) (A) EXCEPT AS SET FORTH IN THIS AGREEMENT, THE SERVICES PROVIDED BY IFMI HEREUNDER ARE PROVIDED WITHOUT ANY REPRESENTATION, WARRANTY, GUARANTY OR OTHER ASSURANCE OF ANY KIND, IMPLIED OR EXPRESSED, WITH RESPECT TO THEIR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH WARRANTIES ARE SPECIFICALLY DISCLAIMED, OR OTHERWISE. IFMI SHALL HAVE NO LIABILITY TO CEA OR ANY OTHER PARTY BY REASON OF ANY FAILURE OR INADEQUACY OF THE SERVICES, EXCEPT TO THE EXTENT SUCH FAILURE IS ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EITHER IFMI, ITS EMPLOYEES OR OTHER PERSONS PERFORMING SERVICES ON BEHALF OF IFMI OR ITS AFFILIATES PURSUANT TO SECTION 2.7 OR TO IFMI’S BREACH OF THE EXPRESS TERMS OF THIS

AGREEMENT. NO PARTY SHALL HAVE LIABILITY TO ANY OTHER PARTY FOR PUNITIVE, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES, LOST PROFITS OR DIMINUTION IN VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE, AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, CRIMINAL LIABILITY OR OTHER FAULT RELATING TO AN ALLEGED BREACH OF THIS AGREEMENT, PROVIDED THAT THIS LIMITATION OF LIABILITY SHALL NOT APPLY TO THE EXTENT SUCH DAMAGES ARISE OUT OF OR IN CONNECTION WITH (A) THE WILLFUL MISCONDUCT OF, OR THE INTENTIONAL BREACH OF THIS AGREEMENT BY, A PARTY OR AN AFFILIATE OF A PARTY, (B) A SUIT OR OTHER CLAIM BY A PERSON OR ENTITY THAT IS NOT A PARTY OR AN AFFILIATE OF A PARTY.

(b) CEA will indemnify and defend Seller Indemnified Parties against, and will hold them harmless from, any and all losses, damages, claims (including third-party claims), charges, interest, penalties, taxes, costs and reasonable expenses (including legal, consultant, accounting and other professional fees, and fees and costs incurred in connection therewith or in enforcing their rights hereunder) (“Losses”) imposed on, incurred by, asserted against or suffered by any Seller Indemnified Party (i) in connection with, or otherwise with respect to the Services, (ii) arising out of, related to or resulting from any breach, nonfulfillment or violation of any representation, warranty or covenant made by CEA in this Agreement or (iii) attributable to the gross negligence or willful misconduct of CEA or any of its Affiliates in connection with the performance of CEA’s obligations under this Agreement, except, in the case of the foregoing clause (i), to the extent such Losses are attributable to the gross negligence or willful misconduct of IFMI, its employees or other persons performing services on behalf of IFMI or its Affiliates pursuant to Section 2.7 or to IFMI’s breach of the express terms of this Agreement.

(c) IFMI will indemnify and defend Buyer Indemnified Parties against, and will hold them harmless from, any and all Losses imposed on, incurred by, asserted against or suffered by any Buyer Indemnified Party (i) arising out of, related to or resulting from any breach, nonfulfillment or violation of any representation, warranty or covenant made by IFMI in this Agreement or (ii) attributable to the gross negligence or willful misconduct of IFMI, its employees or other persons performing services on behalf of IFMI or its Affiliates pursuant to Section 2.7 in connection with the performance of IMFI’s obligations under this Agreement.

(d) The maximum aggregate liability of IFMI and all IFMI Indemnified Parties under or in connection with this Agreement shall be limited to the amount of the aggregate Service Fee received by IFMI under this Agreement.

Section 5.3 Notices. All notices of request, demand and other communications hereunder shall be addressed to the Parties as follows:

If to IFMI, to:

Joseph W. Pooler, Jr.

Executive Vice President and Chief Financial Officer

Institutional Financial Markets, Inc.

2929 Arch Street, 17th Floor

Philadelphia, PA 19104-2868

E-mail: jpooler@ifmi.com

With a copy to:

Rachael Fink

Senior Vice President & General Counsel

Institutional Financial Markets, Inc.

1633 Broadway, 28th Floor

New York, NY 10019

E-mail: rfink@ifmi.com

If to CEA, to:

C&CO Europe Acquisition LLC

c/o Milly Cashman

The Bancorp

712 Fifth Avenue, 11th Floor

New York, NY 10019

E-mail: mcashman@ifmi.com

With a copy to:

Foley & Lardner LLP

90 Park Avenue

New York, NY 10016-1314

Attention: Patrick Daugherty

unless the address is changed by the Party by like notice given to the other Party. Notice shall be in writing and shall be deemed delivered: (a) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address above, then three Business Days after deposit of same in a regularly maintained U.S. Mail receptacle; (b) if mailed by Federal Express (FedEx), the United Parcel Service (UPS), or another nationally recognized overnight courier service, next business morning delivery, then one Business Day after deposit of same in a regularly maintained receptacle of such overnight courier; or (c) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., New York City time, on a Business Day. Any notice hand delivered after 5:00 p.m. New York City time, shall be deemed delivered on the following Business Day. Notwithstanding the foregoing, notices, consents, waivers or other communications referred to in this Agreement may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending Party has confirmed (by reply e-mail or some other form of written confirmation from the receiving Party) that the notice has been received by the other Party.

Section 5.4 Amendment. The Parties hereby irrevocably agree that no attempted amendment, modification, or change of this Agreement shall be valid and effective, unless the Parties shall unanimously agree in writing to such amendment, modification or change.

Section 5.5 No Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision of this Agreement shall be effective, unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

Section 5.6 Headings. The table of contents and the article, section, paragraph and other headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.7 Execution. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Agreement, and the same shall become effective when counterparts have been signed by each Party and each Party has delivered its signed counterpart to the other Party. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the Party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

Section 5.8 Entire Agreement. This Agreement and the Purchase Agreement, collectively, set forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written.

Section 5.9 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws that would result in the application of the laws of another jurisdiction. The Parties further agree that any action between them shall be heard in New York City, New York, and expressly consent to the jurisdiction and venue of the state and federal courts sitting in New York City, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

Section 5.10 Waiver of Jury Trial. EACH OF CEA AND IFMI, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH CEA AND IFMI ARE ADVERSE PARTIES.

Section 5.11 Assignment. Other than assignments to Affiliates, no Party may sell or assign this Agreement, or any portion hereof or any rights hereunder, either voluntarily or by operation of law, nor delegate any of their respective duties or obligations hereunder, without the prior written consent of the other Party.

Section 5.12 Binding Nature; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.13 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, then the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the Parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 5.14 Construction.

(a) In this Agreement, unless the express context otherwise requires: (i) the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) references to the words “Article” or “Section” refer to the respective Articles and Sections of this Agreement, and references to “Exhibit” or “Schedule” refer to the respective Exhibits and Schedules annexed hereto; (iii) the Exhibits and Schedules to this Agreement constitute a part of this Agreement; (iv) references to a “Party” mean a party to this Agreement and include references to such Party’s successors and permitted assigns; (v) references to a “third party” mean a Person not a party to this Agreement; (vi) the terms “dollars” and “$” mean U.S. dollars; (vii) the word “or” shall not be exclusive; (viii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; and (ix) wherever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”

(b) The preparation of this Agreement has been a joint effort of the Parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the Parties than the other.

(c) Any reference to any federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

IFMI, LLC

By:
Name:
Title:

C&CO EUROPE ACQUISITION LLC

By:
Name:	Daniel G. Cohen
Title:

Signature Page to Transition Services Agreement

Exhibit D

FORM OF

EMPLOYMENT AGREEMENT TERMINATION AND RELEASE AGREEMENT

This Employment Agreement Termination and Release Agreement (“Agreement”) is made this      day of                 , 2014 by and among IFMI, LLC, a Delaware limited liability company (the “Company”), a majority owned subsidiary of Institutional Financial Markets, Inc., a Maryland corporation (the “Parent”), C&Co/PrinceRidge Holdings LP, a majority owned subsidiary of the Parent (“PrinceRidge”), C&Co/PrinceRidge Partners LLC, an indirect subsidiary of the Parent (“PrinceRidge Partners LLC”), and Daniel G. Cohen (“Employee”). The Company, the Parent and Employee are collectively referred to as the “Parties.” Capitalized terms used but not defined herein have the respective meanings as set forth in the Employment Agreement (as defined below).

WHEREAS, the Company, the Parent and Employee entered into that certain Employment Agreement, dated February 18, 2010, as amended by Amendment No. 1 to Employment Agreement, dated December 18, 2012, which was amended and restated by that certain Amended and Restated Employment Agreement by and among the Company, the Parent, PrinceRidge, PrinceRidge Partners LLC and Employee, dated May 9, 2013 (the “Employment Agreement”);

WHEREAS, the Company and C&Co Europe Acquisition LLC, a Delaware limited liability company of which Employee is the sole member, entered into that certain Share Purchase Agreement, dated August 19, 2014 (the “Purchase Agreement”); and

WHEREAS, as a material inducement to the Company, the Parent, PrinceRidge and PrinceRidge Partners LLC entering into the Purchase Agreement, Employee has agreed to voluntarily terminate Employee’s employment and enter into this Agreement, and it is a condition to the Closing (as defined in the Purchase Agreement) that Employee enter into this Agreement.

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and fully intending to be legally bound hereby, Employee, the Company, the Parent, PrinceRidge and PrinceRidge Partners LLC agree as follows:

Section 1: Termination of Employment Relationship

The Parties agree that (a) effective immediately prior to the Closing, Employee will be deemed to have voluntarily terminated his employment with the Company and any subsidiaries and/or affiliates of the Company (and the Parent, as applicable) (the “Separation Date”), and such termination shall not constitute a “Termination by the Executive for Good Reason”, and as a result Employee will not be entitled to receive any payments pursuant to Section 5.2 or Section 5.3 of the Employment Agreement, (b) Employee will not report to work at the Company after the Separation Date, (c) Employee will be removed from the Company’s payroll and his employment relationship with the Company will terminate for all purposes on the Separation Date, and (d) Employee resigns, effective as of the Separation Date, from all other positions and offices that he holds with the Company or its affiliates. Notwithstanding the foregoing, (i)

Employee shall continue to serve as Vice Chairman of the Board of Directors of the Parent and Vice Chairman of the Board of Managers of the Company, in each case, until the earlier of his resignation or removal from each such position, or, his death, and be entitled to the same director and officer protections that apply to the other directors of the Parent and (ii) all options, warrants and other rights with respect to the equity interests of the Company and/or the Parent held by Employee shall not be terminated by this Agreement but shall remain subject to the terms of the documents governing such rights; provided, however, that the Parent and Employee hereby agree that the Restricted Stock Award between the Parent and Employee, dated January 15, 2013 (the “Restricted Stock Award”), is hereby amended to provide that the restrictions with respect to the Restricted Shares (as defined in the Restricted Stock Award) granted pursuant to the Restricted Stock Award shall immediately lapse effective as of Separation Date.

Section 2: Complete Release by Employee

(a) In General

Employee hereby irrevocably and unconditionally releases, waives, and forever discharges any and all of the Claims described in Section 2(b) that he may have against the Released Parties listed in Section 2(d) up through the date of this Agreement; provided, however, Employee does not release his right to file a Claim to determine the scope, meaning, enforceability or effect of this Agreement, any rights he may have to vested retirement monies in a retirement plan maintained by the Company, the Parent and/or their respective affiliates that is subject to ERISA, or any Claims that are not waivable as a matter of law. Further, the release set forth in this Section 2 shall not be construed to prohibit Employee from filing a charge with the Equal Employment Opportunity Commission or participating in investigations by that entity. However, Employee acknowledges that the release he executes herein waives his right to seek individual remedies in any such action or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, including but not limited to, back pay, front pay, or reinstatement. Additionally, the release set forth in this Section 2 does prevent Employee, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims Employee has released in this Section 2.

(b) Claims Released

Subject only to the specific exceptions noted in Section 2(a) above, Employee hereby releases and waives all known and unknown claims, promises, causes of action, or similar rights of any type that Employee may have up through the date of this Agreement (“Claims”) against or with respect to any and all of the Released Parties listed in Section 2(d). These Claims released under this Agreement include any and all Claims that in any way relate to, arise out of or result from: (i) Employee’s employment or termination of employment with the Company, the Parent and/or any of the Released Parties including Claims for compensation, salary, bonuses, commissions, lost wages, unvested equity awards, stock options, restricted stock, or unused accrued vacation or paid time off; (ii) the Employment Agreement, including any breach of contract Claims (whether express or implied, oral or written) with respect thereto; (iii) any rights Employee may have to severance or other benefits, including pursuant to the Employment Agreement; (iv) any Claims for reimbursement of expenses of any kind; (v) any tort Claims, such as for defamation or emotional distress; (vi) any Claims under federal, foreign, state and local laws, regulations, ordinance or court decisions of any kind; (vii) any whistleblower or retaliation Claims; (viii) any Claims for emotional distress or pain and suffering; or (ix) any Claims to attorneys’ fees, costs, disbursements, or other indemnities. The Claims released under this Agreement do not include any Claims that relate to, arise out of or result from (x) this Agreement, (y) the Indemnification Agreement by and between the Parent and Employee, dated December 16, 2009 (the “Indemnification Agreement”), or (z) under the Director and Officer liability insurance of the Company or any affiliate of the Company or under the laws or other governing documents of the Company or any affiliate of the Company which apply to officers or directors. Employee understands and agrees that the Claims he is releasing might arise under many different laws, including the following:

Antidiscrimination statutes, as enacted and amended such as Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; the Age Discrimination in Employment Act, 29 U.S.C. § 21 et seq., which prohibits discrimination based on age; the federal Equal Pay Act, the Genetic Information Non-Discrimination Act, Sections 1981 through 1988 of Title 42 of the United States Code, Pennsylvania Human Relations Act, Philadelphia Fair Practices Ordinance, New York State Executive Law, New York Labor Law, New York Human Rights Law, New York City Human Rights Law, New York City Administrative Code, the federal and/or New York constitutions, the Florida Civil Rights Act, the Florida Wage Discrimination Law, the Florida Wage and Hour laws, and the Florida Whistleblowers Act; and any and all other federal, foreign, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination, harassment and/or retaliation.

Employment statutes, as enacted and amended, such as the Occupational Safety and Health Act; the Immigration Reform and Control Act; the Sarbanes-Oxley Act or the Dodd-Frank Act; the WARN Act and the New York State Workers Adjustment and Retraining Notification Act, which require that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Pennsylvania Wage Payment and Collection Law, the New York Labor Law, the New York City Administrative Code, the Pennsylvania Minimum Wage Act of 1968, any other Pennsylvania, New York and Florida wage and hour laws, and any and all other federal, foreign, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, relating to employment laws.

Other laws, as enacted and amended, such as federal, foreign, state, or local laws and common law relating to an employer’s right to terminate employees, or otherwise regulating employment, express or implied employment contracts, breach of contract, wrongful discharge, physical or personal injury (other than workers’ compensation laws), negligence, emotional distress, pain and suffering, assault, battery, false imprisonment, fraud, negligent misrepresentation, promissory estoppel, defamation, libel, slander, and similar or related claims.

The laws referred to in this subsection include statutes, regulations, other administrative guidance, and common law doctrines.

(c) Unknown Claims

Employee understands and agrees that he is releasing Claims that he may not know about, and that is his intent. Employee expressly waives all rights he might have under any law that is intended to prevent unknown claims from being released. Employee understands and agrees to the significance of doing so.

(d) Released Parties

The “Released Parties” or “Releasees” are the Company, the Parent, PrinceRidge, PrinceRidge Partners LLC and each of their respective direct and/or indirect subsidiaries and affiliates, related companies, divisions, partnerships, joint ventures, predecessors and successors, and each of their respective past and present directors, partners, officers, trustees, managers, owners, shareholders, members, employees, representatives, assigns, attorneys, agents, insurers, employee benefit plans or programs (and the trustees, administrators, fiduciaries, sponsors and insurers of such plans or programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection.

Section 3: Employee’s Promises and Representations

(a) Pursuit of Released Claims

Employee agrees that he will not in the future file any civil complaint or commence any lawsuit or proceeding in court or any arbitration against any of the Released Parties based on the Claims released in this Agreement, and that the release of Claims set forth in Section 2 prevents Employee, to the maximum extent permitted by law, from obtaining any monetary or other personal relief as a result of any lawsuit, or charge or complaint filed with any federal, foreign, state or local government agency or commission, for any of the Claims he has released in Section 2.

(b) Ownership of Claims

Employee affirms that he has not assigned or transferred any Claims against or with respect to the Company or any of the other Released Parties, nor has he purported to do so.

(c) Non-Admission of Liability

Employee understands and agrees that any consideration received pursuant to this Agreement, the Purchase Agreement or otherwise is not to be construed as an admission of legal liability by the Company, the Parent or any of the Released Parties and that no person or entity shall utilize this Agreement or any consideration received pursuant to this Agreement, the

Purchase Agreement or otherwise as evidence of any admission of liability since the Company, the Parent and all Released Parties expressly deny liability. Employee will not assert that this Agreement is an admission of guilt or wrongdoing by the Company, the Parent or any of the Released Parties and acknowledges that the Company, the Parent and the Released Parties do not believe or admit that any of them has done anything wrong or engaged in any conduct for which any is legally liable to Employee.

(d) Non-Disparagement

Employee agrees that he will not engage in any activity or make any statement that may disparage or reflect negatively on the Company, the Parent or any of the other Released Parties. However, nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with Employee’s obligation to testify truthfully in any forum; or (ii) to restrict or otherwise interfere with Employee’s obligation to contact, cooperate with or provide information to any government agency or commission; provided, however, that in either such instance, he shall disclose to the Company in advance that he intends to cooperate and shall disclose the manner in which he intends to cooperate.

(e) Post-Employment Covenants

In executing this Agreement, Employee hereby acknowledges and agrees that he will abide by the confidentiality, non-competition and non-solicitation obligations as set forth in Section 6, Section 7.1 and Section 7.2 of the Employment Agreement. Employee acknowledges that all of Section 6, Section 7.1 and Section 7.2 of the Employment Agreement survive the termination of Employee’s employment with the Company and such sections are not modified by this Agreement. Except as set forth in Section 2(b) and this Section 3(e), the Parties agree that the Employment Agreement terminates effective immediately prior to the Closing.

Section 4: Miscellaneous

(a) Entire Agreement

This Agreement (including the restrictive covenants and related language of the Employment Agreement as referenced in Section 3(e) herein) represents the entire agreement between Employee, the Company, the Parent and the Released Parties with respect to the subject matters hereof. For the avoidance of doubt, nothing herein shall be deemed to terminate the Indemnification Agreement or release any obligations or liabilities of any party thereunder.

This Agreement may not be modified or canceled in any manner except by a writing signed by both Employee and an authorized official of each of the Company, the Parent, PrinceRidge and PrinceRidge Partners LLC. Employee acknowledges that none of the Company, the Parent or any of the Released Parties has made any promises, assurances, or representations of any kind to him other than those explicitly contained in this Agreement.

(b) Successors

This Agreement binds Employee’s heirs, administrators, representatives, executors, attorneys, successors, and assigns, and will inure to the benefit of the Company, the Parent and all other Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

(c) Severability

Should any clause of this Agreement be found to be in violation of law, or ineffective or barred for any reason whatsoever, then the court, arbitral panel or other body making such determination shall have the authority to narrow the clause as necessary to make it enforceable and the clause shall then be enforceable in its narrowed form, and the remainder of the Agreement shall be in full force and effect.

(d) Interpretation and Governing Law

This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Employee, the Company, the Parent or any Released Party. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the State of New York.

(e) Reliance on Employee’s Representations and Promises

Employee acknowledges that he has made certain material representations and promises in this Agreement on which the Company, the Parent and the other Released Parties have relied to enter into this Agreement. Employee acknowledges and agrees that, in the event he does not fully abide by all such representations and promises, then the Company, the Parent, their affiliates, and/or any of the other Released Parties may seek: (i) injunctive and equitable relief to enforce such promises as set forth in this Agreement; (ii) monetary relief for any and all harm that the Company, the Parent, their affiliates and/or the other Released Parties (all of whom are either parties or intended third party beneficiaries of this Agreement) may suffer due to Employee’s breach of the obligations under this Agreement; and (iii) all other equitable and legal relief that may be available under the law.

(f) Knowing and Voluntary

Employee acknowledges and affirms that he has had an opportunity to and has been encouraged to consult with an attorney, he has carefully read this Agreement, it is written in a manner that is understandable to him, he fully understands the meaning and effect of the terms of this Agreement, he has signed this Agreement freely, voluntarily and knowingly, no one pressured him into signing this Agreement, and he intends to be bound by the promises contained in this Agreement for the aforesaid consideration.

(g)	Confidentiality

Employee agrees that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except: (i) to Employee’s spouse or domestic/civil union partner; (ii) to the extent required by law; (iii) in connection with any claim to enforce, interpret or determine the scope, meaning, enforceability or effect of the Agreement; or (iv) to obtain confidential legal, tax or financial advice with respect thereto.

[Signature page follows]

IN WITNESS WHEREOF and intending to be legally bound, Employee, the Company, the Parent, PrinceRidge and PrinceRidge Partners LLC have executed this Agreement on the dates indicated below:

DANIEL G. COHEN

Daniel G. Cohen	Date

IFMI, LLC

By:
Name:	Date
Title:

INSTITUTIONAL FINANCIAL MARKETS, INC.

By:
Name:	Date
Title:

C&CO/PRINCERIDGE HOLDINGS LP

By:
Name:	Date
Title:

C&CO/PRINCERIDGE PARTNERS LLC

By:
Name:	Date
Title:

[Signature Page to Employment Agreement Termination and Release Agreement]

Exhibit E

FORM OF

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT (this “Agreement”) is executed and delivered as of                      , 2014, by and among IFMI, LLC, a Delaware limited liability company (“Seller”), C&Co Europe Acquisition LLC, a Delaware limited liability company (“Buyer”), Cohen & Company Financial Limited (formerly known as EuroDekania Management Limited), a company incorporated under the laws of England and Wales with company number 05894236 (“CCFL”), Cohen & Compagnie, SAS, a company organized under the laws of France (“C&C” and together with CCFL, the “Companies”), Unicum Capital, S.L., a company organized under the laws of Spain (“Unicum”), and CK Capital Partners BV, a company organized under the laws of [                ] (“CK”). Seller, Buyer, the Companies, Unicum and CK are referred to collectively herein as the “Parties”.

WHEREAS, on the terms and subject to the conditions of the Share Purchase Agreement, dated as of August 19, 2014, by and between Seller and Buyer (as modified, amended or supplemented, the “Purchase Agreement”), among other things (a) Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, the shares of each of CCFL and C&C and (b) Buyer agreed to acknowledge its obligations under certain Contracts of the Business and assume from Seller and its Affiliates (other than the Companies and Unicum) any liabilities of the Business that are not liabilities of CCFL, C&C and Unicum;

WHEREAS, effective upon the Closing, concurrently herewith, Buyer acquired the equity interests of CCFL and C&C from Seller;

WHEREAS, Unicum is a subsidiary of CCFL; and

WHEREAS, CK is an Affiliate of Buyer and Cohen.

NOW, THEREFORE, for the consideration set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Capitalized Terms. Capitalized terms used in this Agreement (including the recitals) that are not otherwise defined have the meaning given to such terms in the Purchase Agreement. References in this Agreement (including the Schedules hereto), except references in Section 7 and Schedule 5, to a Contract will mean such contract as the same may be amended, supplemented or otherwise modified from time to time.

2. Acknowledgement of Certain CCFL Contract Obligations. CCFL hereby acknowledges its obligations and liabilities under the Contracts set forth on Schedule 1 hereto (whether identified in its current name, or any former name, including “EuroDekania Management Limited” and “Cohen & Company”) and agrees to discharge or perform when due in accordance with their respective terms and subject to the respective conditions thereof, such Contracts.

3. Acknowledgement of Certain C&C Contract Obligations. C&C hereby acknowledges its obligations and liabilities under the Contracts set forth on Schedule 2 hereto

(whether identified in its current name, or any former name, including “Cohen Freres, SAS”) and agrees to discharge or perform when due in accordance with their respective terms and subject to the respective conditions thereof, such Contracts.

4. Acknowledgement of Certain Unicum Contract Obligations. Unicum hereby acknowledges its obligations and liabilities under the Contracts set forth on Schedule 3 hereto and agrees to discharge or perform when due in accordance with their respective terms and subject to the respective conditions thereof, such Contracts.

5. Acknowledgement of Certain CK Contract Obligations. CK hereby acknowledges its obligations and liabilities under the Contracts set forth on Schedule 4 hereto and agrees to discharge or perform when due in accordance with their respective terms and subject to the respective conditions thereof, such Contracts.

6. Acknowledgement of Other Obligations. The foregoing Sections 2 through 5 are not intended to exclusively set forth the obligations, liabilities and Contracts of the Companies, Unicum and CK. Such Sections are intended to provide clarity regarding the ownership of such obligations, liabilities and Contracts. For the avoidance of doubt, nothing herein or in the Purchase Agreement shall be deemed to constitute a sale, assignment, transfer or conveyance of any assets, properties, rights, obligations or liabilities from any of the Companies, Unicum or CK to any other Person.

7. Assignment and Assumption of Contracts. Seller hereby sells, transfers, assigns and delivers to CCFL, and its successors and assigns, all of Seller’s right, title and interest in, to and under the Contracts set forth on Schedule 5 hereto (whether identified in its current name, or any former name, including “Cohen Brothers, LLC”), free and clear of any Encumbrances, other than the Permitted Encumbrances. CCFL hereby assumes and agrees to discharge or perform when due in accordance with their respective terms and subject to the respective conditions thereof, the Contracts set forth on Schedule 5 hereto.

8. Assumption of Other Business Liabilities. CCFL hereby assumes and agrees to discharge or perform when due in accordance with their respective terms and subject to the respective conditions thereof, any and all of the obligations and liabilities of Seller and its Affiliates (other than the Companies and Unicum) arising solely in connection with the operation of the Business (whether arising before, on or after the Closing), including any and all obligations and liabilities owed to CK.

9. Further Assurances. The Parties will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

10. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

11. Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may sell or assign this Agreement, or any portion hereof or any rights hereunder, either voluntarily or by operation of law, nor delegate any of their respective duties or obligations hereunder, without the prior written consent of the other Parties.

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12. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same agreement, and the same shall become effective when counterparts have been signed by each Party and each Party has delivered its signed counterpart to the other Parties. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the Party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

13. Controlling Provisions. This Agreement is being executed and delivered pursuant and subject to the Purchase Agreement. Nothing in this Agreement shall, or shall be deemed to, defeat, limit, alter or impair, enhance or enlarge any right, obligation, claim or remedy created by the Purchase Agreement. In the event of a conflict between this Agreement and the Purchase Agreement, the Purchase Agreement shall control.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned hereby execute this Assignment and Assumption Agreement as of the day and year first above written.

IFMI, LLC

By:
Name:
Title:

C&CO EUROPE ACQUISITION LLC

By:
	Name:	Daniel G. Cohen
Title:

COHEN & COMPANY FINANCIAL LIMITED

By:
	Name:	Daniel G. Cohen
Title:

COHEN & COMPAGNIE, SAS

By:
	Name:	Daniel G. Cohen
Title:

UNICUM CAPITAL, S.L.

By:
	Name:	Daniel G. Cohen
Title:

[Signature Page to Assumption Agreement]

CK CAPITAL PARTNERS BV

By:
Name:
Title:

[Signature Page to Assumption Agreement]

Exhibit F

FORM OF

PLEDGE AND CALL AGREEMENT

THIS PLEDGE AND CALL AGREEMENT (this “Agreement”) is made as of                     , 2014, by and between Cohen Bros. Financial LLC, a Delaware limited liability company (“Cohen Bros.”), and IFMI, LLC, a Delaware limited liability company (“IFMI”).

WHEREAS, C&Co Europe Acquisition LLC, a Delaware limited liability company (“Buyer”), and IFMI have entered into that certain Share Purchase Agreement, dated as of August 19, 2014 (the “Purchase Agreement”), pursuant to which, concurrently with the execution hereof, among other things, IFMI is selling and Buyer is purchasing the shares of Cohen & Company Financial Limited, a company incorporated under the laws of England and Wales with company number 05894236, and the shares of Cohen & Compagnie, SAS, a company organized under the laws of France;

WHEREAS, Cohen Bros. is an affiliate of Buyer and is a member of IFMI and a party to that certain Amended and Restated Limited Liability Company Agreement of IFMI, dated December 16, 2009, as amended (the “LLC Agreement”);

WHEREAS, Buyer holds 4,983,557 Units (as defined in the LLC Agreement) (the “Membership Interests”);

WHEREAS, pursuant to Section 2.9 of the Purchase Agreement, Buyer agreed to pay to IFMI the Revenue Share as part of the consideration under the Purchase Agreement; and

WHEREAS, as security for its full and timely payment of the Revenue Share by Buyer in accordance with the terms and conditions of the Purchase Agreement, Cohen Bros. desires to pledge, and grant a call right with respect to, the Membership Interests to IFMI until such time as IFMI receives full payment of the Revenue Share.

NOW THEREFORE, for the consideration set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cohen Bros. and IFMI agree as follows:

1. Capitalized Terms. Capitalized terms used in this Agreement (including the recitals) that are not otherwise defined have the meaning given to such terms in the Purchase Agreement.

2. Pledge. Cohen Bros. hereby pledges to IFMI, and grants to IFMI a security interest in, the Membership Interests (together with such other securities or property as become subject to the pledge hereunder pursuant to the terms hereof, the “Collateral”), as security for the prompt and complete payment when due of the Revenue Share by Buyer under the Purchase Agreement.

3. Delivery of Membership Interests. Upon the execution of this Agreement, Cohen Bros. shall deliver to IFMI a duly executed irrevocable assignment of membership interests in the form set forth as Exhibit A.

4. Voting Rights; Distributions. Notwithstanding anything to the contrary contained herein, during the term of this Agreement until such time as there exists an Event of Default (as defined below) Cohen Bros. is entitled to all voting rights with respect to the Collateral and is entitled to receive all cash distributions paid in respect of the Collateral; provided that no vote shall be cast or any consent, waiver or ratification given or any action taken that would, in any material respect, violate or be inconsistent with any of the terms of this Agreement or the Purchase Agreement or that would have the effect of impairing, in any material respect, the position or interests of IFMI with respect to this Agreement or the Purchase Agreement. If an Event of Default occurs and is continuing, the Collateral will be deemed to be held by IFMI with all voting and other powers or rights of ownership pertaining to the Membership Interests. To this end, effective during the continuance of any Event of Default, Cohen Bros. hereby irrevocably constitutes and appoints IFMI the proxy and attorney-in-fact of Cohen Bros., with full power of substitution, to vote, and to act with respect to, any and all Collateral, subject to the understanding that such proxy may not be exercised unless an Event of Default exists.

5. Distributions, Etc. If Cohen Bros. becomes entitled to receive or receives any securities or other property (other than cash) with respect to, in substitution of, or in exchange for, any of the Membership Interests (whether as a distribution in connection with any recapitalization, reorganization or reclassification or otherwise), Cohen Bros. shall accept such securities or other property on behalf of and for the benefit of IFMI as additional security for Buyer’s obligations under the Purchase Agreement and shall promptly deliver such additional security to IFMI, together with a duly executed irrevocable assignment or stock power, as applicable, and such additional security will be deemed to be part of the Collateral hereunder. For avoidance of doubt, the parties stipulate that the conversion of Membership Interests into stock of Institutional Financial Markets, Inc. in accordance with the terms of the LLC Agreement shall constitute such a receipt of securities with respect to Membership Interests, with the result that the stock so received shall become additional security for Buyer’s obligations under the Purchase Agreement.

6. Financing Statement; Further Assurances. IFMI shall be entitled at any time to file this Agreement as a financing statement, but the failure of IFMI to do so shall not impair the validity or enforceability of this Agreement. Cohen Bros. hereby irrevocably authorizes IFMI at any time and from time to time to file, register and record in any Uniform Commercial Code (“UCC”) jurisdiction and in any applicable foreign jurisdiction any initial or other financing statements and amendments thereto that (a) describe the Collateral and (b) contain any other information required by part 5 of Article 9 of the UCC (or similar law) of the applicable jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Cohen Bros. is an organization, the type of organization and any organization identification number issued to Cohen Bros. Cohen Bros. agrees to furnish any such information to IFMI promptly upon reasonable request. Cohen Bros. agrees to take all such actions as IFMI may request establishing IFMI’s “control” (within the meaning of Section 8-106, 9-106 or 9-104 of the UCC, as applicable) with respect to any portion of the Collateral consisting of certificated securities, uncertificated securities or security entitlements (as such terms are defined in Article 8 of the UCC), including without limitation, the delivery of Collateral consisting of securities in physical form, the execution of control agreements over investment accounts that hold such Collateral, and moving such Collateral into

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an account over which “control” can be obtained, if necessary. Cohen Bros. will duly execute, acknowledge and deliver all such agreements, instruments and other documents and take all such actions (including making filings, recordings and registrations), as IFMI may from time to time reasonably instruct to better assure, preserve, protect and perfect the security interest of IFMI in the Collateral, and the rights and remedies of IFMI hereunder, or otherwise to further effectuate the intent and purposes of this Agreement and to carry out the terms hereof.

7. Default.

(a) If any Event of Default occurs and is continuing, then IFMI, in addition to any other rights it may have with respect to the Collateral, may in its sole discretion, without demand, advertisement or notice:

(i) to the fullest extent permitted by law, at any time or from time to time, sell, assign and deliver, or grant options to purchase, so much of the Collateral, or any interest therein, as shall be necessary to make the distributions contemplated by Sections 8(a) and 8(b) hereof (and any incidental distribution pursuant to Section 8(c) that may result from IFMI’s good faith underestimation of the proceeds of sale of Collateral), at any public or private sale, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise dispose of or realize on (all of which are hereby waived by Cohen Bros.) for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as IFMI in its absolute discretion may determine. Cohen Bros. agrees that each purchaser at any such sale shall hold the property so sold absolutely free from any claim or right on the part of Cohen Bros., and Cohen Bros. hereby waives and releases to the fullest extent permitted by law any right of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshaling the Collateral and all rights, if any, of stay and/or appraisal that it now has or may at any time in the future have under rule of law or statute now existing or hereafter enacted; and

(ii) proceed by suit(s) at law or in equity to foreclose upon this Agreement and sell the Collateral, or any portion thereof, under a judgment or decree of a court of competent jurisdiction.

(b) The term “Event of Default” as used in this Agreement shall mean (i) Buyer’s failure to make payment of a portion of the Revenue Share when such portion is due, such failure having continued for a period of 15 days after written notice by IFMI is delivered to Buyer, (ii) any act or failure to act by Cohen Bros. that results in the failure of the security interest granted by Cohen Bros. under this Agreement to be a valid and perfected senior security interest in all or any part of the Collateral, (iii) any failure by Cohen Bros. to comply with any other covenant, agreement or other provision contained in this Agreement, such failure having continued for a period of thirty days after written notice by IFMI is delivered to Buyer, (iv) except pursuant to Section 12 of this Agreement, this Agreement having ceased to be a valid and binding agreement of Cohen Bros., or Cohen Bros. so asserting, or (v) the commencement of any proceeding

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under any bankruptcy, arrangement, adjustment of debt, relief of debtors, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to Cohen Bros.

8. Application of Proceeds. The proceeds of any sale, purchase or collection of all or any part of the Collateral will be applied by IFMI in the following order:

(a) First, to the payment of all costs and expenses of such sale, including attorneys’ fees, and all other expenses, liabilities and advances made or incurred by IFMI in connection therewith;

(b) Second, to the payment of that portion of the Revenue Share that is then due but unpaid, until payment in full thereof; and

(c) Finally, to the payment to Cohen Bros. of any surplus remaining from such proceeds after payments of the character referred to above have been made (or to whomsoever shall be lawfully entitled thereto).

9. Call Right.

(a) If any Event of Default occurs and is continuing, then IFMI, in addition to any other rights it may have with respect to the Collateral, may elect, in its sole and absolute discretion, to acquire all or a portion of the Collateral held by Cohen Bros. (the “Call Right”) in exchange for the satisfaction of such portion of the amount of Revenue Share as is then due to IFMI under the Purchase Agreement. The number of Units to be acquired by IFMI from Cohen Bros. pursuant to a Call Notice (the “Called Units”) shall be equal to the quotient of (a) the Purchase Amount divided by (b) the quotient of (i) the Value of a Common Share divided by (ii) the Exchange Ratio as of the Call Date. The Purchase Amount shall be applied and credited to the account of IFMI in full or partial satisfaction of the payment when due of the Revenue Share by Buyer under the Purchase Agreement. IFMI may exercise a Call Right by providing written notice (a “Call Notice”) of the exercise of such Call Right to Cohen Bros. that identifies the amount of the Revenue Share with respect to which it is exercising the Call Right and the number of Called Units it is acquiring in accordance with this Section 9. Upon receiving such Call Notice, Cohen Bros. will promptly take such action and enter into such agreements as reasonably requested by IFMI to evidence the transfer of the applicable Called Units to IFMI in exchange for the full or partial satisfaction, as applicable, of the complete payment when due of the Revenue Share by Buyer under the Purchase Agreement.

(b) Certain Definitions.

(i) “Call Date” means the date that IFMI provides a Call Notice to Cohen Bros. or, if such date is not a Business Day, the immediately preceding Business Day.

(ii) “Common Shares” means shares of common stock, par value $0.001 per share, of Institutional Financial Markets, Inc. (“Parent”).

(iii) “Exchange Ratio” initially means 1.0. Upon the occurrence of (i) the issuance of additional Common Shares as a dividend or other distribution on outstanding

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Common Shares, (ii) a subdivision of outstanding Common Shares into a greater number of Common Shares, or (iii) a combination of outstanding Common Shares into a smaller number of Common Shares (any of the foregoing, an “Extraordinary Stock Event”), the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately following such Extraordinary Stock Event, and the denominator of which shall be the number of Common Shares outstanding immediately prior to such Extraordinary Stock Event. The Exchange Ratio, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Stock Event.

(iv) “Purchase Amount” means the lesser of (a) the amount of Revenue Share due to IFMI under the Purchase Agreement and (b) the product of (i) the product of (A) the number of Units included in the Collateral and (B) the Exchange Ratio and (ii) the Value of a Common Share.

(iv) “Value” means, on any date of determination with respect to a Common Share, the average of the daily Market Prices for 10 consecutive trading days immediately preceding the Call Date. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Common Shares, the Closing Price for such Common Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Common Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Common Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE MKT or, if such Common Shares are not listed or admitted to trading on the NYSE MKT, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Common Shares are listed or admitted to trading or, if such Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Common Shares selected by the board of directors of Parent or, in the event that no trading price is available for such Common Shares, the fair market value of the Common Shares, as determined in good faith by the board of directors of Parent.

10. Undertaking to Defend. Cohen Bros. shall defend IFMI’s right, title and security interest in and to the Collateral and the respective proceeds thereof against the claims and demands of all persons.

11. Attorney-in-Fact. IFMI is hereby appointed the attorney-in-fact of Cohen Bros., with full power of substitution, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instructions that the attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest; provided, however, that the foregoing powers of attorney may not be exercised in violation of Cohen Bros.’ rights under this Agreement.

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12. Termination of Pledge and Call Right. Upon indefeasible payment in full of the Revenue Share under the Purchase Agreement, this Agreement will terminate and IFMI shall surrender the irrevocable assignment to Cohen Bros.

13. No Other Liens; No Sales or Transfers. Cohen Bros. hereby covenants that until such time as the Revenue Share has been indefeasibly paid in full under the Purchase Agreement, Cohen Bros. shall not (i) create, incur, assume or suffer to exist any pledge, security interest, encumbrance, lien or charge of any kind against the Collateral or Cohen Bros.’ rights as a holder thereof, other than pursuant to this Agreement, or (ii) sell or otherwise transfer any Collateral or any right or interest therein to any person other than IFMI.

14. Representations and Warranties. Cohen Bros. hereby represents and warrants to IFMI that:

(a) Cohen Bros. has good and valid title to all of the Collateral, free and clear of all liens, security interests and other encumbrances (other than security interests or other encumbrances granted pursuant to this Agreement). Cohen Bros. has full right, power and authority to pledge, and grant the Call Right in, the Collateral pursuant to this Agreement and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person. None of the Membership Interests are evidenced by certificates.

(b) IFMI has a valid and enforceable first priority perfected security interest in all of the Collateral.

(c) This Agreement has been duly executed and delivered by Cohen Bros. and constitutes the legal, valid and binding obligation of Cohen Bros., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(d) Neither Cohen Bros.’ execution, delivery or performance of this Agreement, nor IFMI’s exercise of any of its rights and remedies with respect to this Agreement (including the exercise of the Call Right), will violate or conflict with the terms of any agreement to which Cohen Bros. is a party, or will violate or conflict with any law, rule, provision, policy or order applicable to Cohen Bros. or the Collateral.

15. Indemnification. Cohen Bros. shall indemnify IFMI against, and shall hold it free and harmless from, any and all claims, demands, lawsuits, judgments, awards, costs and expenses, including attorneys’ fees, and any other liabilities whatsoever incurred by IFMI as the result of a breach by Cohen Bros. of this Agreement.

16. Joint Preparation. The preparation of this Agreement has been a joint effort of the parties hereto and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties hereto than the other.

17. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, then the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties

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hereto will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement. Any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

18. Assignment. No party hereto may sell or assign this Agreement, or any portion hereof or any rights hereunder, either voluntarily or by operation of law, nor delegate any of their respective duties or obligations hereunder or thereunder, without the prior written consent of the other party.

19. Binding Effect. This Agreement shall be binding upon the parties hereto, their respective successors and permitted assigns.

20. Amendment. The parties hereto hereby irrevocably agree that no attempted amendment, modification, or change of this Agreement shall be valid and effective, unless the parties hereto shall unanimously agree in writing to such amendment, modification or change.

21. No Waiver. No failure or delay by IFMI in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision of this Agreement shall be effective, unless it is in writing and signed by IFMI, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

22. Governing Law; Venue. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws that would result in the application of the laws of another jurisdiction. The parties hereto further agree that any action between them shall be heard in New York City, New York, and expressly consent to the jurisdiction and venue of the state and federal courts sitting in New York City, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

23. Waiver of Jury Trial. EACH OF COHEN BROS. AND IFMI, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

24. Specific Performance; Rights Cumulative. Cohen Bros. acknowledges and agrees that the breach of this Agreement would cause irreparable damage to IFMI and that IFMI will not have an adequate remedy at law. Therefore, the obligations of Cohen Bros. under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate relief may be applied for and granted in connection therewith, including by way of a temporary restraining order, preliminary injunction or permanent injunction. All rights and remedies under this Agreement are cumulative and not exclusive and are exercisable from time to time under the terms and conditions specifically set forth herein.

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25. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

26. Interpretation. In this Agreement, unless the express context otherwise requires: (a) the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) references to a “Party hereto” mean a party to this Agreement and include references to such party’s successors and permitted assigns; and (c) wherever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”

27. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same agreement, and the same shall become effective when counterparts have been signed by each party hereto and each party hereto has delivered its signed counterpart to the other party hereto. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party hereto executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

COHEN BROS.:

COHEN BROS. FINANCIAL LLC, a limited liability company

By:
Name:
Title:

IFMI:

IFMI, LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page to Pledge Agreement

EXHIBIT A

IRREVOCABLE ASSIGNMENT

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto IFMI, LLC, a Delaware limited liability company (the “Company”), all of the membership interests of the Company standing in the name of the undersigned on the books of the Company. The undersigned does hereby irrevocably constitute and appoint each and every officer of the Company as attorney-in-fact to transfer said interests on the books of the Company with full power of substitution in the premises.

Dated:                     , 20

COHEN BROS. FINANCIAL LLC, a limited liability company

By:
Name:
Title:

Exhibit G

DATED	2014

(1) COHEN & COMPANY FINANCIAL LIMITED

(2) IFMI, LLC

TRUST DEED

-i-

DATED                  , 2014

PARTIES

(1)	COHEN & COMPANY FINANCIAL LIMITED, a company incorporated under the laws of England and Wales with number 05894236 (the “Trustee”) and whose registered office is at 5th Floor, 6 St Andrew Street, London EC4A 3AE, England; and

(2)	IFMI, LLC, a Delaware limited liability company (the “Beneficiary”) whose address for the purpose of this Agreement is at 2929 Arch Street, 17th Floor, Philadelphia, PA 19104-2868,

together, the “Parties”.

RECITALS

(A)	The Trustee carries on the business of performing various services in Europe: (i) management services under certain collateral management agreements and other arrangements (including under the Contract (as defined below)); and (ii) credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitised products and advisory services.

(B)	It is proposed that the Trustee will be sold under the terms of a share purchase agreement, dated as of 19 August 2014, with the Beneficiary as seller and C&Co Europe Acquisition LLC, a Delaware limited liability company controlled by Daniel G. Cohen as buyer (the “Share Purchase Agreement”).

(C)	The Trustee is a party to (i) the Collateral Management Agreement, dated 5 December 2007 (and as amended), between Neptuno CLO III B.V. (now known as Munda CLO I B.V.), Deutsche Trustee Company Limited, Deutsche Bank AG, London Branch, Caja de Ahorros y Monte de Piedad de Madrid and EuroDekania Management Limited (now known as Cohen & Company Financial Limited) and (ii) the Deed of Succession, dated 31 August 2012 between Neptuno CLO III B.V., Deutsche Trustee Company Limited, Deutsche Bank AG, London Branch, Bankia S.A. (formerly known as Caja de Ahorros y Monte de Piedad de Madrid) and EuroDekania Management Limited (now known as Cohen & Company Financial Limited) (collectively, the “Contract”). The Trustee provides collateral management services under the Contract.

(D)	The parties to the Share Purchase Agreement wish all of the economic benefit under the Contract to be retained by the Beneficiary and /or its affiliates but the Contract is not readily transferable by virtue of its terms and for other reasons and therefore the Trustee, as part of the arrangements relating to the Share Purchase Agreement, has agreed to enter into this Trust Deed under which it will agree to hold the Trust Property (as defined below) on trust absolutely for the benefit of the Beneficiary.

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATIONS

1.1	In this Trust Deed, the following words and expressions shall have the following meaning unless the context otherwise requires:

“Account” means the bank account of the Beneficiary (or any other account) notified to the Trustee from time to time;

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“Business Day” means any weekday when banks are open to the public for general banking business in London, Paris and New York;

“Management Fees” means all payments that become due to the Trustee under the Contract from time to time;

“Munda Business” means the performance of services under the Contract;

“Proceeds” means any proceeds payable or paid to the Trustee or receivable or received by the Trustee from a sale or other disposal of the Trust Property;

“Revenue” means the revenue arising under the Contract (including all Management Fees) from time to time;

“Trust Account” means the trust account described in clause 7;

“Trust Property” means (i) all the income, rights, title, benefits and interests arising or derived from the Contract in favour of the Trustee from time to time and (ii) the office lease and the business records that are primarily used in, primarily held for use in or primarily related to the Trustee’s performance of services under the Contract.

1.2	Any reference to the Contract or Trust Property shall include any right, benefit or interest under or in it.

2.	DECLARATION OF TRUST

2.1	The Trustee hereby declares that it holds and shall hold the Trust Property on trust absolutely and solely for the Beneficiary and shall distribute the Revenue and the Proceeds in accordance with the provisions of this Trust Deed and any directions given by the Beneficiary to it from time to time.

2.2	The Trustee acknowledges that it has no beneficial interest in any part of the Trust Property and nothing in this Trust Deed shall pass or transfer any part of the beneficial interest in the Trust Property to it.

3.	REVENUE

3.1	Concurrently with the execution of this Trust Deed, the Trustee and Beneficiary shall provide written direction (in form and substance as approved by the Beneficiary) to each issuer and trustee under the Contract to deliver all payments that become due to the Trustee under it from and after the date of this Trust Deed to the Beneficiary when such payments become due and payable. Such written direction shall be irrevocable without the written consent of the Beneficiary.

3.2	If, notwithstanding clause 3.1, the Trustee or any of its affiliates receives any Revenue or any other income, receipts or benefits that are derived from the Trust Property, then the Trustee shall immediately pay such Revenue, income, receipt or benefit into the Trust Account and then within one Business Day thereafter, the Trustee shall pay out of the Trust Account the amount of that Revenue, income, receipt or benefit to the Account. If the credit balance in the Trust Account is not sufficient for that purpose, it shall pay for the shortfall out of its own funds.

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4.	PROCEEDS

4.1	If the Trustee or any of its affiliates receives any Proceeds in connection with a sale of any Trust Property, then the Trustee shall immediately pay such Proceeds into the Trust Account and then within one Business Day thereafter, the Trustee shall pay out of the Trust Account the amount of that Proceeds to the Account. If the credit balance in the Trust Account is not sufficient for that purpose, it shall pay the shortfall out of its own funds.

5.	CONDUCT OF THE TRUSTEE AND KEY MAN

5.1	The Trustee shall perform its obligations under the Contract and exercise its rights under the Contract conscientiously, in good faith, with reasonable care and in accordance with applicable law and in doing so shall comply with any reasonable directions given to it by the Beneficiary from time to time. The Trustee shall use commercially reasonable efforts to maintain and preserve the Munda Business (including the Trust Property and its corresponding business organisation, goodwill and insurance coverage) and shall preserve business relationships with customers, vendors, employees, strategic partners and others having business dealings with the Trustee in connection with the Munda Business.

5.2	The Trustee shall use commercially reasonable efforts to utilise suitable information systems and to employ principal personnel with acceptable qualifications to perform its duties under the Contract.

5.3	The Trustee shall, promptly and in any event within two Business Days following receipt, provide the Beneficiary with a copy of any (i) notice of any default, Event of Default (as defined in the Contract) or cause for removal of the Trustee as collateral manager under the Contract, (ii) any proposed amendment to the Contract, (iii) any proposed waiver of any provision of the Contract, and (iv) any solicitation documents for removal of the Trustee as collateral manager under the Contract.

5.4	The Trustee shall not do any of the following without the prior written consent of the Beneficiary: (i) waive, release or compromise any right comprised in the Trust Property, (ii) agree to any amendment or variation to the Contract, (iii) take any action that would result in a reduction in the amount of Management Fees payable under the Contract or an adjustment in the timing of any such payments, except as required to comply with applicable law as advised by internationally recognized legal counsel and after consulting with the Beneficiary, (iv) create or purport to create any security interest in respect of the Trust Property, (v) sell, transfer, sub-contract, sub-participate, license, abandon or otherwise dispose of the Trust Property, (vi) cease or close any part of the Munda Business or commence any dissolution or solvent liquidation or restructuring, recapitalisation or other reorganisation or alter the capital structure of the Trustee or merge or consolidate with any person, (vii) enter into any arrangement that would limit, restrict or otherwise impair the business, operations or other activities, whether by line-of-business, geographic location or otherwise, of the Munda Business, (viii) take any action that could have a material adverse effect on the Trust Property or on the Trustee’s business or operations of the Munda Business, (ix) take any action that could adversely affect the sale of the Trust Property, or (x) enter into any agreement, discussions or negotiations with a third party in relation to any of the foregoing.

5.5	The Trustee shall make available all its books, accounts and papers (whether held in paper, electronic or any other form) to the Beneficiary, its agents, employees and representatives each an “Authorised Person” at all reasonable times and as quickly as is reasonably possible following a request by an Authorised Person.

5.6	Provided the Trustee complies with its obligations under this Trust Deed, including the standard of care set forth in clause 5.1, the Trustee shall have no other duties to the Beneficiary relating to the performance or disposal of the Contract other than in respect of fraud or dishonesty.

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6.	DISPOSITION OF THE TRUST PROPERTY

6.1	The Beneficiary may cause all or a part of the Trust Property to be sold, transferred or disposed of to any person (a “Disposition”). The Beneficiary shall control and coordinate any Disposition process, including the retention of an investment banking firm, legal and any other advisors necessary to manage the process and negotiate every aspect of agreement with any person for the Disposition (including any subsequent waivers or amendments to them, a “Disposition Agreement”), which process may be conducted as an auction or other sales process as the Beneficiary may elect at its sole discretion. The Beneficiary may terminate any such process in its sole discretion. Decisions of the Beneficiary with respect to a Disposition shall be binding on the Parties, except to the extent otherwise expressly set out in this Trust Deed.

6.2	The Trustee shall cooperate with the Beneficiary as reasonably requested by the Beneficiary in connection with any Disposition being sought by the Beneficiary including using commercially reasonable efforts with respect to the following: (i) making the senior officers of the Trustee and the employees of the Munda Business available at times and locations to be reasonably agreed upon to participate in a reasonable number of meetings, presentations, due diligence sessions and similar activities, (ii) assisting, by providing relevant customary information or customary documents, and providing customary assistance with the preparation of any Disposition Agreement, (iii) furnishing, as promptly as practicable, such financial and other pertinent information regarding the Munda Business as may be reasonably requested by the Beneficiary, and (iv) furnishing to the Beneficiary, within 30 days after the end of each fiscal quarter, copies of the Trustee’s unaudited balance sheet and statements statement of operations for such fiscal quarter, prepared in accordance with generally accepted accounting principles consistent with past practices. The Beneficiary may disclose any information furnished to it under this clause 6 or any other information it may have in connection with the Munda Business or the Trust Property to any potential party to a Disposition Agreement on such terms as the Beneficiary may decide.

6.3	The Trustee shall take all actions necessary to complete a Disposition in accordance with the terms of a Disposition Agreement in the form agreed by the Beneficiary, including entering into such agreement, any ancillary documents and completion documents. The Trustee shall not take any action (including entering into any amendment of the Disposition Agreement), or fail to take any action, that would result in the completion of the Disposition not occurring on the terms and conditions set out in the Disposition Agreement, except with the prior written consent of the Beneficiary.

6.4	The Trustee undertakes and agrees that neither it nor any of its affiliates may enter into any agreement (other than a Disposition Agreement and any ancillary agreements referenced in it entered into in accordance with this clause 6) with any counterparty to a Disposition Agreement or any affiliates of such counterparty that is related to, conditional upon or otherwise relevant to a Disposition.

6.5	If the Beneficiary has authorised the Trustee to enter into any discussions or negotiations in relation to a Disposition, it shall at all times reasonably required by the Beneficiary consult with it in relation to any such discussion or negotiation.

7.	OTHER RIGHTS, POWERS AND DUTIES OF THE TRUSTEE

7.1	As and when the Trustee or any of its affiliates receives any income, receipts or benefits that are derived from the Trust Property, the Trustee shall ensure that all such income, receipts and

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benefits are paid into a designated trust account denominated “Cohen & Company Financial Limited Trust Account” (or such other name as the Beneficiary may approve) held at Metro Bank PLC (or such other bank as the Beneficiary may approve), and the Trustee shall procure that such income, receipts and benefits are credited to the Trust Account immediately upon receipt. The Trustee shall not pay any other money or receipts into the Trust Account at any time.

7.2	Except as expressly provided for in clause 3 or this clause 7, the Trustee may not make any other payment, deduction or withdrawal from the Trust Account without the express prior written permission of the Beneficiary.

7.3	All costs and expenses incurred by the Trustee in relation to the performance of its obligations and the exercise of its rights under the Contract shall be payable by the Trustee out of its own funds and not out of any amounts credited to the Trust Account.

7.4	The Trustee shall give notice to the Beneficiary promptly upon the Trustee becoming aware of any breach by it or any trustee, customer, client or counterparty under the Contract together with commentary as to the steps it proposes to take to have the breach remedied. The Trustee and the Beneficiary shall consult with each other as to the action which the Trustee should take. The Trustee shall comply with all reasonable directions given by the Beneficiary from time to time in relation to such breach.

8.	SERVICE FEE

8.1	The Beneficiary shall pay to the Trustee a fee in the amount of US $15,000 per month, with any partial month pro rated based on the number of days in such month, for the period beginning on 15 July 2014 and ending on such date on which the Trust Property is sold or disposed of in accordance with this Trust Deed. The Trustee may submit an invoice for all such accrued fees at or after the date on which the Management Fees are paid under the Contract (and in no event more frequently than semi-annually) and a final invoice for all such accrued fees at or after the date on which the Trust Property is sold or disposed of in accordance with this Trust Deed.

8.2	All invoices shall be sent to the attention of the Beneficiary at the address set out in clause 16 or to such other address as the Beneficiary shall have specified by notice in writing to the Trustee. The Beneficiary shall pay all such invoices in full by cheque or electronic funds transmission in U.S. Dollars within 30 days of the invoice date. All such payments shall be made to the Trustee at the account designated by the Trustee.

9.	WARRANTY AND REPRESENTATION

9.1	The Trustee hereby warrants and represents to the Beneficiary that it is at the date of this Trust Deed not unable to pay its debts within the meaning of Section 123(1) of the Insolvency Act 1986 and will not become unable to do so within the meaning of that section as a consequence of entering into this Trust Deed and performing its obligations under it.

10.	PROVISIONS RELATING TO THE TRUSTEE

10.1	The Trustee shall have no duty, power or discretion to accumulate any Trust Property and it shall distribute Trust Property (including the Revenue and the Proceeds) in accordance with the terms of this Trust Deed or if this Trust Deed does not contain any express term as to its distribution, in accordance with the directions of the Beneficiary from time to time.

10.2	The Trustee shall have no power to retire or to appoint additional trustees.

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10.3	The Trustee shall have no power to delegate to any person any duty, right, power or discretion conferred on it under this Trust Deed.

10.4	The Trustee shall have no power of investment with respect to the Trust Property and for the avoidance of doubt, the provisions of the Trustee Act 2000 relating to trustee investment shall not apply.

10.5	The Trustee shall not be entitled to any remuneration or charge in connection with acting as trustee under this Trust Deed other than the payment of the service fee referred to in clause 8.

11.	DURATION OF TRUST

11.1	The trust constituted by this Trust Deed shall last for as long as any Trust Property remains in existence and until the earlier of (i) all Trust Property having been distributed at the direction of the Beneficiary, (ii) the Beneficiary having elected to terminate this Trust Deed by notice to the Trustee (which may be given at any time) or (iii) the 80th anniversary of this Trust Deed.

12.	AMENDMENTS, WAIVERS AND CONSENTS

12.1	No amendment or waiver of any provision of this Trust Deed shall be effective unless it has been signed in writing by the Parties. Any waiver or consent given by the Beneficiary in connection with this Trust Deed shall be effective only in the specific instance and for the specific purpose for which it is given.

13.	SET OFF

13.1	All payments to be made by or at the direction of the Trustee under this Trust Deed shall be made without set off, withholding, deduction or counterclaim, any right to which the Trustee hereby irrevocably waives.

14.	THIRD PARTY RIGHTS

14.1	A person who is not a Party shall have no rights under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Trust Deed. Mr Daniel G. Cohen is not a Party for the purposes of this Trust Deed.

15.	ASSIGNMENT AND TRANSFERS

15.1	The Trustee may not assign its rights or transfer its obligations under this Trust Deed without the prior written consent of the Beneficiary. The Beneficiary may assign its rights and obligations under this Trust Deed and if it does so, the Trustee shall enter into such novation agreement with it and the new transferee in such form and substance as the Beneficiary may reasonably require under which the Beneficiary’s assignee and transferee shall acquire its rights and shall assume its obligations in place of the Beneficiary and the Trustee shall owe the same obligations to the assignee and transferee as it does to the Beneficiary, in each case, under this Trust Deed.

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16.	NOTICES

16.1	Any notice, direction, consent or other communication (each a “Notice”) given by one Party to another under this Trust Deed shall be in writing and shall be delivered personally to the address set out below or by first class mail or email transmission to:

in the case of the Trustee:

Daniel G. Cohen

3, rue du Fauburg Saint- Honoré

75008 Paris

E-mail: Daniel@danielgcohen.com

with a copy (which shall not constitute Notice) to:

Douglas Spelfogel

Foley & Lardner LLP

90 Park Avenue

New York, NY 10016-1314

E-mail: dspelfogel@foley.com

and, in the case of the Beneficiary:

Joseph W. Pooler, Jr.

Executive Vice President and Chief Financial Officer

Institutional Financial Markets, Inc.

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

E-mail: jpooler@ifmi.com

with a copy (which shall not constitute Notice) to:

Rachael Fink

Senior Vice President & General Counsel

Institutional Financial Markets, Inc.

1633 Broadway, 28th Floor

New York, NY 10019

E-mail: rfink@ifmi.com

16.2	A Notice sent by personal delivery shall be deemed to be received at the time of delivery; in the case of first class mail, five Business Days after the envelope containing the Notice is delivered into the custody of the postal authorities; and, if sent by email transmission, at the time of transmission if the Notice is sent before 5:00 pm on a Business Day (as applicable to the recipient) or, if sent after 5:00 pm, it shall be deemed received at 9:00 am on the next Business Day (as applicable to the recipient).

17.	COUNTERPARTS

17.1	This Trust Deed may be executed in any number of counterparts and this will have the same effect as if the signatures on the counterparts were on a single copy of this Trust Deed.

18.	GOVERNING LAW

18.1	This Trust Deed shall be governed by and construed in accordance with the laws of England and Wales.

18.2

Each Party agrees that the courts of England and Wales shall have exclusive jurisdiction to determine any suit or proceeding relating to or arising in connection with this Trust Deed and waives any objection which it may now or hereafter have to the enforcement in the courts of

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any jurisdiction of any judgment made in any suit or proceeding brought in the Courts of England Wales and agrees that any such judgment is conclusive and binding on it and may be enforced in any manner permitted by law.

IN WITNESS WHEREOF this Trust Deed has been executed as a deed by the Parties and is intended to be and is hereby delivered on the date first before written.

EXECUTED by	)
COHEN & COMPANY	)
FINANCIAL LIMITED	)	Director

Director/Secretary

EXECUTED as a Deed by	)
IFMI, LLC acting by	)
[specify name:]	)
who is acting in accordance	)
with the laws of Delaware	)
under the authority of IFMI, LLC	)

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EXHIBIT H

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made as of the [    ] day of [            ], 2014, by and among IFMI, LLC, a Delaware limited liability company (the “Service Provider”), and C&Co Europe Acquisition LLC, a Delaware limited liability company (the “SubAdvisor”).

WHEREAS, Cohen & Company Financial Limited (the “Collateral Manager”) is a party to that Investment Management Agreement (the “Investment Management Agreement”), dated December 5, 2007, among Munda CLO I B.V. (f/k/a Neptuno CLO III B.V.), as Issuer, Deutsche Trustee Company Limited, as Trustee, Deutsche Bank AG, London Branch, as Collateral Administrator and Custodian, the Collateral Manager, as successor to Caja de Ahorros y Monte de Piedad de Madrid, as Lead Investment Manager and the Collateral Manager (f/k/a EuroDekania Management Limited), as Junior Investment Manager;

WHEREAS, the SubAdvisor has experience in providing investment advice and the Investment Services (as defined herein), and has agreed, pursuant to the terms of that certain SubAdvisory Agreement, dated as of [                 ], between the Collateral Manager and the SubAdvisor (the “SubAdvisory Agreement”), to assist the Collateral Manager in fulfilling its obligations under the Investment Management Agreement;

WHEREAS, the Service Provider has agreed to provide or cause to be provided certain services to the SubAdvisor in order to assist the SubAdvisor in the performance of its duties under the SubAdvisory Agreement;

WHEREAS, it is the desire of each of the Collateral Manager, the SubAdvisor and the Service Provider that Daniel G. Cohen remain actively involved in the business of the Collateral Manager in accordance with Clause 9.5(a)(K) of the Investment Management Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. General. Except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings specified in the Trust Deed, dated December 5, 2007, among the Trustee, Deutsch Bank Trust Company Americas, as Registrar, Exchange Agent and Transfer Agent, Deutsche Bank AG, London Branch, as Collateral Administrator, Calculation Agent, Principal Paying Agent, Account Bank and Custodian, the Collateral Manager (as successor to Caja de Ahorros y Monte de Piedad de Madrid), as Lead Investment Manager, Danke Bank A/S, London Branch, as Liquidity Facility Provider, and the Collateral Manager (f/k/a EuroDekania Management Limited), as Junior Investment Manager (the “Trust Deed”) or, if not defined herein or therein, as defined in the Investment Management Agreement.

Section 2. Services of Service Provider.

(a) In each case upon instruction and direction of the SubAdvisor (taking into account the obligation of Daniel Cohen to remain involved in the business of the Collateral Manager), the

Service Provider agrees to provide, or cause to be provided through a subsidiary, affiliate or other third party, the services that are required to be performed by the Collateral Manager, in its capacities as both Lead Investment Manager and as Junior Investment Manager, pursuant to the Investment Management Agreement (the “Investment Services”), and as described in more detail in the Investment Management Agreement. In addition, in connection with the provision of the Investment Services, the Service Provider agrees to, among other matters:

(i) comply with legal, administrative and regulatory requirements in exercise of its rights and the performance of the duties of the Collateral Manager under the Investment Management Agreement in accordance with the laws of any applicable jurisdiction;

(ii) promptly notify the Collateral Manager and the SubAdvisor in writing of any Default or Event of Default that occurs after the date hereof under the Trust Deed to the extent the Service Provider has actual knowledge of the occurrence thereof; and

(iii) promptly respond to any inquiries by the SubAdvisor relating to the provision of the Investment Services;

(b) The obligation of the Service Provider to deliver the Investment Services is subject to the Service Provider’s timely receipt of a request or direction from the SubAdvisor (which may be in the form of standing or continuing directions), necessary reports and appropriate information from the applicable Person (including the Issuer). To the extent that such reports and information are not timely received, the Service Provider shall notify the SubAdvisor and shall use commercially reasonable efforts to obtain such information.

(c) Subject to the terms of part (e) of this Section 2, the Service Provider shall follow its customary standards, policies and procedures in the performance of the Service Provider’s duties hereunder, and Service Provider agrees that the standard of care applicable to the delivery of the Investment Services shall be substantially the same as the standard of care that the Service Provider exercises with respect to comparable assets upon which it provides investment advice for itself and others (if any), in each case in a manner consistent with practices and procedures followed by prudent institutional collateral managers of national standing advising in respect of investments similar in nature and character to those which comprise the Collateral.

(d) The SubAdvisor acknowledges that Service Provider does not guarantee any specific level of performance of the assets being managed under the Investment Management Agreement.

(e) The Service Provider will perform the Investment Services in accordance with the terms of the Investment Management Agreement. Notwithstanding the foregoing, the SubAdvisor shall not be relieved of any of its obligations or duties under the SubAdvisory Agreement, regardless of the Service Provider’s provision of the Investment Services. In no event shall the Service Provider have any obligations under the Trust Deed or the Investment Management Agreement, or be authorized to manage the affairs of, act in the name of, or bind the Issuer, Trustee or Collateral Administrator under the Investment Management Agreement.

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(f) The Collateral Manager shall instruct the trustees and issuers with respect to the Investment Management Agreement and Trust Deed to add the SubAdvisor as a copied party with respect to any communications directed to the Collateral Manager pursuant to those documents.

Section 3. [Reserved.]

Section 4. Expenses.

(a) Subject to Section 2(a) and subject to Section 4(b) below, the Service Provider shall be responsible for all of the reasonable costs of providing the Investment Services, including, without limitation, its overhead costs and expenses, including, without limitation its employee compensation.

(b) To the extent that expenses are reimbursable by the Issuer (as set forth in the Investment Management Agreement), upon request of the Service Provider (and receipt by the Service Provider of the relevant related receipts or other evidence), the SubAdvisor shall promptly submit such expenses for reimbursement as provided for in the SubAdvisory Agreement with instruction that such reimbursement amounts be paid as directed by the Service Provider.

Section 5. Representations and Warranties.

(a) The Service Provider represents and warrants to the SubAdvisor and agrees as follows:

(i) It is duly organized, validly existing and in good standing under the laws of Delaware. It has full limited liability company power and authority to enter into and perform its obligations under this Agreement and to conduct its business as currently being conducted. It is qualified to conduct its business and is in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would reasonably be expected to have a material adverse effect on its ability to comply with or perform its obligations under this Agreement.

(ii) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Service Provider, and assuming the due authorization, execution and delivery by the SubAdvisor of this Agreement, it is a valid and binding agreement enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditor’s rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(iii) The execution and delivery of this Agreement and the incurring and performance of the obligations contemplated in this Agreement will not conflict with, violate, breach or constitute a default under any term or provision of the Service Provider’s formation documents, or any trust deed mortgage, deed of

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trust, loan agreement, or other agreement, document or instrument to which it is a party or by which it is bound, or to which any of its property or assets is subject, or any applicable law, rule, regulation, judgment, order or decree binding on the Service Provider or to its property or assets or other legal requirement applicable to it or to its property or assets, which conflict, violation, breach or default would reasonably be expected to have a material adverse effect on its ability to comply with or perform its obligations under this Agreement.

(iv) The Service Provider has complied with any applicable law having application to its business, properties and assets, the violation of which would reasonably be expected to materially and adversely affect its ability to comply with and perform its obligations under this Agreement. There are no actions, charges, suits, proceedings, notices of investigations or investigations pending or, to its knowledge and belief, threatened against it or any Affiliate regarding noncompliance with any applicable law, or at law or in equity, or before or by any court, any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality or any other regulatory body, in which an adverse decision would reasonably be expected to adversely affect its ability to comply with or perform its obligations under this Agreement.

(v) The Service Provider has maintained all governmental, self regulatory and exchange licenses and approvals and has effected all filings and registrations with every regulatory body having jurisdiction over it, except as would not reasonably be expected to have an adverse effect on its ability to conduct its business or perform its obligations under this Agreement.

(vi) The Service Provider is not in violation of any U.S. federal securities law or regulation promulgated thereunder that, if violated by the Service Provider, would have a material adverse effect upon the performance of its duties as Collateral Manager under, or the validity or enforceability of, the Investment Management Agreement or any other Transaction Document.

(vii) No consent of any other person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Service Provider in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

(b) The SubAdvisor represents and warrants to the Service Provider and agrees as follows:

(i) The SubAdvisor is duly organized, validly existing and in good standing under the laws of the State of Delaware. The SubAdvisor has full corporate power and authority to enter into and perform its obligations under this Agreement and to conduct its business as currently being conducted. The SubAdvisor is qualified to conduct business and is in good standing in every jurisdiction in which the nature or conduct of its business requires such

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qualification and the failure to qualify would reasonably be expected to have a material adverse effect on its ability to comply with or perform its obligations under this Agreement.

(ii) This Agreement has been duly and validly authorized, executed and delivered on behalf of the SubAdvisor, and assuming the due authorization, execution and delivery by the Service Provider of this Agreement, this Agreement is a valid and binding agreement of the SubAdvisor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditor’s rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(iii) The execution and delivery of this Agreement and the performance of the obligations contemplated in this Agreement by the SubAdvisor will not conflict with, violate, breach or constitute a default under any term or provision of its formation documents, or any trust deed, mortgage, deed of trust, loan agreement or other agreement, document or instrument to which it is a party or by which it is bound, or to which any of its property or assets is subject, or any applicable law, rule, regulation, judgment, order or decree binding on the SubAdvisor or to its property or assets or other legal requirement applicable to it or to its property or assets, which conflict, violation, breach or default would reasonably be expected to have a material adverse effect on its ability to comply with or perform its obligations under this Agreement.

(iv) The SubAdvisor has complied with any applicable law having application to its business, properties and assets, the violation of which would reasonably be expected to materially and adversely affect its ability to comply with and perform its obligations under this Agreement. There are no actions, charges, suits, proceedings, notices of investigation or investigations pending or, to the knowledge and belief of the SubAdvisor, threatened against the SubAdvisor or any SubAdvisor Affiliate regarding noncompliance with any applicable law, or at law or in equity, or before or by any court, any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, or any other regulatory body, in which an adverse decision would reasonably be expected to adversely affect its ability to comply with or perform its obligations under this Agreement.

(v) The SubAdvisor has maintained all governmental, self-regulatory and exchange licenses and approvals and has effected all filings and registrations with every regulatory body having jurisdiction over it, except as would not reasonably be expected to have a material adverse effect on its ability to conduct its business or perform its obligations under this Agreement.

(vi) The SubAdvisor is not in violation of any U.S. federal securities law or regulation promulgated thereunder that, if violated by the SubAdvisor, would have a material adverse effect upon its performance under, or the validity or enforceability of, this Agreement.

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(vii) No consent of any other person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the SubAdvisor in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

Section 6. Covenants.

(a) Compliance with Laws. The Service Provider shall comply with any applicable law having application to its business, properties and assets, the violation of which would reasonably be expected to materially adversely affect its ability to comply with and perform its obligations under this Agreement. The SubAdvisor shall comply with any applicable law having application to its business, properties and assets, the violation of which would reasonably be expected to adversely affect its ability to comply with and perform its obligations under this Agreement.

(b) Regulatory Requirements. The Service Provider shall maintain all governmental, self-regulatory and exchange licenses and approvals and has effected all filings and registrations with every regulatory body having jurisdiction over it, except as would not reasonably be expected to have a material adverse effect on its ability to conduct its business or perform its obligations under this Agreement. The SubAdvisor shall maintain all governmental, self-regulatory and exchange licenses and approvals and shall effect all filings and registrations with every regulatory body having jurisdiction over it, except as would not reasonably be expected to have a material adverse effect on its ability to conduct its business or perform its obligations under this Agreement.

(c) Access. During the Term and for a period of one (1) year following the termination of this Agreement, at the Service Provider’s sole expense, the Service Provider shall, and shall cause each of its Affiliates, to provide the SubAdvisor and its authorized agents, Affiliates, officers and representatives (a) upon two days’ written notice, reasonable access to the files, data and information used in the provision of the Investment Services (“Records”); provided, however, that such examinations and investigations shall be conducted during the Service Provider’s normal business hours and in the presence of a designated representative of the Service Provider and shall not unreasonably interfere with the operations and activities of the Service Provider; (b) copies of all Records as the SubAdvisor may reasonably request; and (c) such additional data and information relating to the services provided by the Service Provider under this Agreement, as the SubAdvisor may reasonably request.

(d) Confidentiality. In connection with this Agreement, the Service Provider may have access to Confidential Information (as hereinafter defined) of the SubAdvisor. Without limiting the applicability of any other obligation of confidentiality to which the SubAdvisor or its Affiliates may be bound, the Service Provider agrees to keep (and cause its Affiliates and its and their respective employees, agents and independent contractors to keep) any Confidential Information strictly in confidence (and agrees not to trade on such information), not to disclose it

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to any third party without prior written approval of the SubAdvisor and to use it only for the purposes set forth in this Agreement, except (a) as required by applicable law, or in response to a subpoena, deposition or other judicial process, in which case the Service Provider shall, to the extent permitted by law, notify the SubAdvisor prior to disclosing such Confidential Information and shall use its commercially reasonable efforts to obtain a protective order or otherwise prevent or minimize disclosure of such Confidential Information, or (b) with the express prior written approval of the SubAdvisor. For purposes of this Agreement, “Confidential Information” means any confidential information with respect to the SubAdvisor or its business, including, without limitation, methods of operation, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The obligation of confidentiality set forth in this Section 6(d) shall not extend to: (i) information that at the time of disclosure was in the public domain or thereafter comes into the public domain without breach of this Agreement by the Service Provider or; and (ii) information that is or becomes known to the Service Provider from a source other than the SubAdvisor without breach of this Agreement by the Service Provider.

Section 7. Exculpation; Indemnity.

(a) Notwithstanding anything set forth in this Agreement to the contrary, the Service Provider assumes no responsibility under this Agreement other than to provide or cause to be provided the Investment Services in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein, none of the Service Provider or any Service Provider Indemnified Person (as defined below) shall be liable to the SubAdvisor Indemnified Persons (as defined below) for any expenses, losses, fines, damages, demands, charges, judgments, assessments, costs or other liabilities or claims of any nature whatsoever (collectively, “Liabilities”) incurred by the SubAdvisor that arise out of or in connection with the Service Provider’s provision of the Investment Services or for any acts or omissions by the Service Provider or any Service Provider Indemnified Person under or in connection with this Agreement, except (i) by reason of acts or omissions of a SubAdvisor Indemnified Person constituting bad faith, willful misconduct, gross negligence or reckless disregard in the provision of the Investment Services or (ii) by reason of a material violation of law or breach of its representations, warranties or covenants in this Agreement (the occurrences of the events described in subsections (i) through (ii) above are collectively referred to for purposes of this Section 7 as “Service Provider Breaches”).

(b) The SubAdvisor shall defend, indemnify and hold harmless the Service Provider and each of its Affiliates and all of their respective officers, managers, directors, members, partners, employees, agents, successors and assigns thereof (each, a “Service Provider Indemnified Person”) from and against any Liabilities, and shall promptly reimburse each such Service Provider Indemnified Person for all reasonable fees and expenses (including reasonable fees and expenses of counsel) as such fees and expenses are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect to any pending or threatened litigation caused by, arising out of or in connection with (i) any Liability, obligation or commitment, or any act or omission of the SubAdvisor, under the SubAdvisory Agreement with respect to any period after the date hereof or (ii) any action taken by, or any failure to act by, the Service Provider or any other Service Provider Indemnified Person that

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arises out of or in connection with the Service Provider’s provision of the Investment Services or for any acts or omissions by the Service Provider or any other Service Provider Indemnified Person under or in connection with this Agreement to the extent, under this item (ii), that such action or omission does not constitute a Service Provider Breach.

(c) The Service Provider shall defend, indemnify and hold harmless the SubAdvisor and each of its Affiliates (the “SubAdvisor Indemnified Persons”) from and against any Liabilities, and shall promptly reimburse the SubAdvisor or each Affiliate thereof for all reasonable fees and expenses (including reasonable attorneys’ and accountants’ fees and expenses) as such fees and expenses are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect to any pending or threatened litigation, in each case, to the extent and only to the extent that such Liabilities, fees, expenses and other amounts are caused by, arise out of or in connection with a Service Provider Breach.

(d) Procedures for Indemnification. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any party in respect of which indemnity may be sought pursuant to this Section 7, such party (the “Indemnified Party”) shall promptly give written notice thereof to the party against whom such indemnity may be sought (the “Indemnifying Party”); provided, that, failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure. The notice shall state the information then available regarding the amount of the claim or Liabilities and shall specify the provision or provisions of this Agreement under which the right to indemnification is being asserted. If within thirty (30) days after receiving such notice, the Indemnifying Party gives written notice to the Indemnified Party acknowledging its obligation to indemnify and stating that it intends to defend against such claim or Liabilities at its own cost and expense, the defense (including the right to settle or compromise such action) of such matter, including selection of counsel (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed) and the sole power to direct and control such defense, shall be by the Indemnifying Party. In any such defense, the Indemnifying Party will consult with the Indemnified Party in connection with the Indemnifying Party’s defense. Notwithstanding the foregoing, in connection with any claim in which the Indemnified Party reasonably concludes, based upon the advice of its counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to such Indemnifying Party, or (z) such claim involves the seeking of non-monetary relief, the Indemnifying Party shall have the right to participate in, but not direct, the defense of such action or proceeding on behalf of the Indemnified Party. In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of its own counsel and one counsel (including any local counsel) to the Indemnified Party. Any such separate firm sought to be retained by the Indemnified Party with respect to which the Indemnified Party seeks to be indemnified by the Indemnifying Party shall be designated in writing by the Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effectuated without its written consent (which shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, if no such notice of intent to dispute and defend is given by the Indemnifying Party with regard to an indemnifiable claim

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hereunder, or if such diligent good faith defense is not being or ceases to be conducted with regard to the indemnifiable claim, the Indemnified Party shall, at the expense of the Indemnifying Party, undertake the defense of such claim or Liabilities with counsel selected by the Indemnified Party, and shall have the right to compromise or settle the same exercising reasonable business judgment. The Indemnified Party shall use its commercially reasonable efforts to make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not settle any claims of third parties for which indemnification is payable hereunder without the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

Section 8. Term.

This Agreement shall remain in force and effect from the date hereof until (i) terminated in accordance with the provisions of Section 9 or (ii) the date of effectiveness of termination of the SubAdvisory Agreement (the “Term”).

Section 9. Termination.

(a) This Agreement may be terminated at any time by mutual agreement of the Service Provider and the SubAdvisor.

(b) This Agreement may be terminated by the SubAdvisor at any time by delivery by the SubAdvisor to the Service Provider of written notice of the SubAdvisor’s intention to terminate this Agreement at least fifteen (15) calendar days prior to the date of termination.

Section 10. Independent Contractor.

The Service Provider is and will hereafter act as an independent contractor and not as an employee of the SubAdvisor, and nothing in this Agreement may be interpreted or construed to create an employment, partnership, joint venture or other relationship between the Service Provider and the SubAdvisor. For the avoidance of doubt, the Service Provider’s sole client under this Agreement shall be the SubAdvisor and not the Issuer.

Section 11. Miscellaneous.

(a) Notices Generally. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

If to the Service Provider:

[IFMI, LLC]

[    ]

Attention: [                    ]

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If to the SubAdvisor:

C&CO Europe Acquisition LLC

c/o Milly Cashman

The Bancorp

712 Fifth Avenue, 11th Floor

New York, NY 10019

with a copy, which shall not constitute notice, to:

Foley & Lardner LLP

90 Park Avenue

New York, NY 10016-1314

Attention: Patrick Daugherty

or to such other address, facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (x) if sent by mail, five days after such notice is deposited in the mails with first class postage prepaid, addressed to the address specified in this Section 11 or (y) if given by any other means, when delivered at the address specified in this Section 11. Each party may rely and shall be protected in acting upon any written instruction or communication believed by it to be genuine and to have been signed by the other party or parties.

Section 12. Specific Performance; Injunctive Relief. The parties hereto acknowledge that the SubAdvisor will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Service Provider set forth herein. Therefore, it is agreed that the SubAdvisor shall have the right to enforce such covenants and agreements by specific performance and injunctive relief in equity and the Service Provider hereby waives any and all defenses that could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

Section 13. Cumulative Remedies. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 14. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the matters set forth herein and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 15. Amendment; Waiver. Except as provided otherwise herein, this Agreement may not be amended, nor may any rights hereunder be waived, except by an instrument in writing signed by both parties hereto.

Section 16. Assignment. The Service Provider shall have the right to assign this Agreement without the prior consent of the SubAdvisor, provided that the SubAdvisor receives written notice of such assignment at least ten (10) days prior to the effectiveness of such assignment. The SubAdvisor shall not assign any rights or obligations created under this Agreement without prior written consent of the Service Provider.

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Section 17. Services Not Exclusive. The SubAdvisor and each Advisor Indemnified Person may engage, simultaneously with their activities hereunder, in other businesses and make investments for their own accounts, and may render services similar to those described in this Agreement for other individuals, companies, trusts or persons, and shall not by reason of such engaging in other businesses, making such investments, or rendering of services for others, be deemed to be acting in conflict with the interests of the Collateral Manager, or the Issuers.

Section 18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York, borough of Manhattan, in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each party hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the office of each party as set forth in Section 11.

Section 19. Parties in Interest. Except as specifically set forth in Section 7 hereof, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective legal representatives, heirs, successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 20. Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together shall constitute a single agreement.

Section 21. Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 21.

Section 22. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 23. Survival. The provisions of Sections 4, 6(d), 7, 9, 12, 18 and 21 hereof shall survive the termination of this Agreement.

Section 24. Waiver. No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 25. Headings. The section and other headings contained in this Agreement are for reference only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

Section 26. Gender and Number. Whenever required by the context hereof, the singular shall include the plural and the plural shall include the singular. The neuter gender shall include the feminine and masculine genders.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

C&Co Europe Acquisition LLC

By:

Name:

Title:

IFMI, LLC

By:

Name:

Title:

EXHIBIT I

SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT (this “Agreement”) is made as of the [    ] day of [            ], 2014, by and among [Cohen & Company Financial Limited, a limited liability company organized under the laws of England and Wales]1 (the “Collateral Manager”) and C&Co Europe Acquisition LLC, a Delaware limited liability company (the “SubAdvisor”).

WHEREAS, the Collateral Manager is a party to that certain Investment Management Agreement, dated December 5, 2007, among Munda CLO I B.V. (f/k/a Neptuno CLO III B.V.), as Issuer, Deutsche Trustee Company Limited, as Trustee, Deutsche Bank AG, London Branch, as Collateral Administrator and Custodian, the Collateral Manager, as successor to Caja de Ahorros y Monte de Piedad de Madrid, as Lead Investment Manager and the Collateral Manager (f/k/a EuroDekania Management Limited), as Junior Investment Manager (the “Investment Management Agreement”);

WHEREAS, the SubAdvisor has experience in providing investment advice and the Investment Services (as defined herein), which will assist the Collateral Manager in fulfilling its obligations under the Investment Management Agreement; and

WHEREAS, each of the Collateral Manager and the SubAdvisor desires that, for the benefit of the Collateral Manager, the Collateral Manager retain the services of the SubAdvisor to advise the Collateral Manager on its investment-related functions and the delivery of the Investment Services.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. General. Except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings specified in the Trust Deed, dated December 5, 2007, among the Trustee, Deutsch Bank Trust Company Americas, as Registrar, Exchange Agent and Transfer Agent, Deutsche Bank AG, London Branch, as Collateral Administrator, Calculation Agent, Principal Paying Agent, Account Bank and Custodian, the Collateral Manager (as successor to Caja de Ahorros y Monte de Piedad de Madrid), as Lead Investment Manager, Danke Bank A/S, London Branch, as Liquidity Facility Provider, and the Collateral Manager (f/k/a EuroDekania Management Limited), as Junior Investment Manager (the “Trust Deed”) or, if not defined herein or therein, as defined in the Investment Management Agreement.

Section 2. Services of SubAdvisor.

(a) In each case upon instruction and direction of the Collateral Manager, the SubAdvisor agrees to provide the services that are required to be performed by the Collateral Manager, in its capacities as both Lead Investment Manager and as Junior Investment Manager, pursuant to the Investment Management Agreement (the “Investment Services”), and as described in more detail in the Investment Management Agreement. In addition, in connection with the provision of the Investment Services, the SubAdvisor agrees to, among other matters:

(i) comply with legal, administrative and regulatory requirements in exercise of its rights and the performance of the duties of the Collateral Manager under the Investment Management Agreement in accordance with the laws of any applicable jurisdiction;

[1]	or Buyer of Munda Investment Agreement if not CCFL

(ii) promptly notify the Collateral Manager in writing of any Default or Event of Default that occurs after the date hereof under the Trust Deed to the extent the SubAdvisor has actual knowledge of the occurrence thereof; and

(iii) promptly respond to any inquiries by the Collateral Manager relating to the provision of the Investment Services;

(b) The obligation of the SubAdvisor to deliver the Investment Services is subject to the SubAdvisor’s timely receipt of a request or direction from the Collateral Manager (which may be in the form of standing or continuing directions), necessary reports and appropriate information from the applicable Person (including the Issuer). To the extent that such reports and information are not timely received, the SubAdvisor shall notify the Issuer and the Collateral Manager and shall use commercially reasonable efforts to obtain such information.

(c) Subject to the terms of part (e) of this Section 2, the SubAdvisor shall follow its customary standards, policies and procedures in the performance of the SubAdvisor’s duties hereunder, and SubAdvisor agrees that the standard of care applicable to the delivery of the Investment Services shall be substantially the same as the standard of care that the SubAdvisor exercises with respect to comparable assets upon which it provides investment advice for itself and others (if any), in each case in a manner consistent with practices and procedures followed by prudent institutional collateral managers of national standing advising in respect of investments similar in nature and character to those which comprise the Collateral.

(d) The Collateral Manager acknowledges that SubAdvisor does not guarantee any specific level of performance of the assets being managed under the Investment Management Agreement.

(e) The SubAdvisor will perform the Investment Services in accordance with the terms of the Investment Management Agreement. Notwithstanding the foregoing, the Collateral Manager shall not be relieved of any of its obligations or duties under the Investment Management Agreement, regardless of the SubAdvisor’s provision of the Investment Services. In no event shall the SubAdvisor have any obligations under the Trust Deed or the Investment Management Agreement, or be authorized to manage the affairs of, act in the name of, or bind the Issuer, Trustee or Collateral Administrator under the Investment Management Agreement.

(f) The Collateral Manager shall instruct the trustees and issuers with respect to the Investment Management Agreement and Trust Deed to add the SubAdvisor as a copied party with respect to any communications directed to the Collateral Manager pursuant to those documents.

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Section 3. Fees. In consideration of and as compensation for the provision of investment advice and the Investment Services, and as an inducement to the SubAdvisor to provide investment advice and the Investment Services, with calculation starting on the date of effectiveness of this Agreement, the Collateral Manager shall deliver to the SubAdvisor an amount equal to [$180,000] annually, payable quarterly on each Payment Date under the Trust Deed from management fees received by the Collateral Manager pursuant to the Investment Management Agreement.

Section 4. Expenses.

(a) Subject to Section 2(a) and subject to Section 4(b) below, the SubAdvisor shall be responsible for all of the reasonable costs of providing investment advice and the Investment Services, including, without limitation, its overhead costs and expenses, including, without limitation its employee compensation.

(b) To the extent that expenses are reimbursable by the Issuer (as set forth in the Investment Management Agreement), upon request of the SubAdvisor (and receipt by the Collateral Manager of the relevant related receipts or other evidence), the Collateral Manager shall promptly seek payment in full from the Issuer for such expenses incurred by the SubAdvisor on behalf of the Collateral Manager and the Collateral Manager, in accordance with the Trust Deed, shall instruct the Trustee to pay such reimbursements as directed by the SubAdvisor.

Section 5. Representations and Warranties.

(a) The Collateral Manager represents and warrants to the SubAdvisor and agrees as follows:

(i) It is duly organized, validly existing and in good standing under the laws of England and Wales. It has full limited liability company power and authority to enter into and perform its obligations under this Agreement and to conduct its business as currently being conducted. It is qualified to conduct its business and is in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would reasonably be expected to have a material adverse effect on its ability to comply with or perform its obligations under this Agreement.

(ii) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Collateral Manager, and assuming the due authorization, execution and delivery by the SubAdvisor of this Agreement, it is a valid and binding agreement enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditor’s rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(iii) The execution and delivery of this Agreement and the incurring and performance of the obligations contemplated in this Agreement will not conflict with, violate, breach or constitute a default under any term or provision of the Collateral Manager’s formation documents, or any trust deed mortgage, deed of trust, loan agreement, or other agreement, document or instrument to which it is a party or by which it is bound, or to which any of its property or assets is subject, or any applicable law, rule, regulation, judgment, order or decree binding on the Collateral Manager or to its property or assets or other legal requirement applicable to it or to its property or assets, which conflict, violation, breach or default would reasonably be expected to have a material adverse effect on its ability to comply with or perform its obligations under this Agreement.

(iv) The Collateral Manager has complied with any applicable law having application to its business, properties and assets, the violation of which would reasonably be expected to materially and adversely affect its ability to comply with and perform its obligations under this Agreement. There are no actions, charges, suits, proceedings, notices of investigations or investigations pending or, to its knowledge and belief, threatened against it or any Affiliate regarding noncompliance with any applicable law, or at law or in equity, or before or by any court, any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality or any other regulatory body, in which an adverse decision would reasonably be expected to adversely affect its ability to comply with or perform its obligations under this Agreement.

(v) The Collateral Manager has maintained all governmental, self regulatory and exchange licenses and approvals and has effected all filings and registrations with every regulatory body having jurisdiction over it, except as would not reasonably be expected to have an adverse effect on its ability to conduct its business or perform its obligations under this Agreement.

(vi) The Collateral Manager is not in violation of any U.S. federal securities law or regulation promulgated thereunder that, if violated by the Collateral Manager, would have a material adverse effect upon the performance of its duties under, or the validity or enforceability of, the Investment Management Agreement or any other Transaction Document.

(vii) No consent of any other person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Collateral Manager in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

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(b) The SubAdvisor represents and warrants to the Collateral Manager and agrees as follows:

(i) The SubAdvisor is duly organized, validly existing and in good standing under the laws of the State of Delaware. The SubAdvisor has full corporate power and authority to enter into and perform its obligations under this Agreement and to conduct its business as currently being conducted. The SubAdvisor is qualified to conduct business and is in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and the failure to qualify would reasonably be expected to have a material adverse effect on its ability to comply with or perform its obligations under this Agreement.

(ii) This Agreement has been duly and validly authorized, executed and delivered on behalf of the SubAdvisor, and assuming the due authorization, execution and delivery by the Collateral Manager of this Agreement, this Agreement is a valid and binding agreement of the SubAdvisor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditor’s rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(iii) The execution and delivery of this Agreement and the performance of the obligations contemplated in this Agreement by the SubAdvisor will not conflict with, violate, breach or constitute a default under any term or provision of its formation documents, or any trust deed, mortgage, deed of trust, loan agreement or other agreement, document or instrument to which it is a party or by which it is bound, or to which any of its property or assets is subject, or any applicable law, rule, regulation, judgment, order or decree binding on the SubAdvisor or to its property or assets or other legal requirement applicable to it or to its property or assets, which conflict, violation, breach or default would reasonably be expected to have a material adverse effect on its ability to comply with or perform its obligations under this Agreement.

(iv) The SubAdvisor has complied with any applicable law having application to its business, properties and assets, the violation of which would reasonably be expected to materially and adversely affect its ability to comply with and perform its obligations under this Agreement. There are no actions, charges, suits, proceedings, notices of investigation or investigations pending or, to the knowledge and belief of the SubAdvisor, threatened against the SubAdvisor or any SubAdvisor Affiliate regarding noncompliance with any applicable law, or at law or in equity, or before or by any court, any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, or any other regulatory body, in which an adverse decision would reasonably be expected to adversely affect its ability to comply with or perform its obligations under this Agreement.

(v) The SubAdvisor has maintained all governmental, self-regulatory and exchange licenses and approvals and has effected all filings and registrations with every regulatory body having jurisdiction over it, except as would not reasonably be expected to have a material adverse effect on its ability to conduct its business or perform its obligations under this Agreement.

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(vi) The SubAdvisor is not in violation of any U.S. federal securities law or regulation promulgated thereunder that, if violated by the SubAdvisor, would have a material adverse effect upon its performance under, or the validity or enforceability of, this Agreement.

(vii) No consent of any other person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Collateral Manager in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

Section 6. Covenants.

(a) Compliance with Laws. The SubAdvisor shall comply with any applicable law having application to its business, properties and assets, the violation of which would reasonably be expected to materially adversely affect its ability to comply with and perform its obligations under this Agreement. The Collateral Manager shall comply with any applicable law having application to its business, properties and assets, the violation of which would reasonably be expected to adversely affect its ability to comply with and perform its obligations under this Agreement or the Investment Management Agreement.

(b) Regulatory Requirements. The SubAdvisor shall maintain all governmental, self-regulatory and exchange licenses and approvals and has effected all filings and registrations with every regulatory body having jurisdiction over it, except as would not reasonably be expected to have a material adverse effect on its ability to conduct its business or perform its obligations under this Agreement. The Collateral Manager shall maintain all governmental, self-regulatory and exchange licenses and approvals and shall effect all filings and registrations with every regulatory body having jurisdiction over it, except as would not reasonably be expected to have a material adverse effect on its ability to conduct its business or perform its obligations under this Agreement or any of the Investment Management Agreement.

(c) Access. During the Term and for a period of one (1) year following the termination of this Agreement, at the Collateral Manager’s sole expense, the SubAdvisor shall, and shall cause each of its Affiliates, to provide the Collateral Manager and its authorized agents, Affiliates, officers and representatives (a) upon two days’ written notice, reasonable access to the files, data and information used in the provision of the Investment Services (“Records”); provided, however, that such examinations and investigations shall be conducted during the SubAdvisor’s normal business hours and in the presence of a designated representative of the SubAdvisor and shall not unreasonably interfere with the operations and activities of the SubAdvisor; (b) copies of all Records as the Collateral Manager may reasonably request; and (c) such additional data and information relating to the services provided by the SubAdvisor under this Agreement, as the Collateral Manager may reasonably request.

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(d) Confidentiality. In connection with this Agreement, the SubAdvisor may have access to Confidential Information (as hereinafter defined) of the Collateral Manager. Without limiting the applicability of any other obligation of confidentiality to which the Collateral Manager or its Affiliates may be bound, the SubAdvisor agrees to keep (and cause its Affiliates and its and their respective employees, agents and independent contractors to keep) any Confidential Information strictly in confidence (and agrees not to trade on such information), not to disclose it to any third party without prior written approval of the Collateral Manager and to use it only for the purposes set forth in this Agreement, except (a) as required by applicable law, or in response to a subpoena, deposition or other judicial process, in which case the SubAdvisor shall, to the extent permitted by law, notify the Collateral Manager prior to disclosing such Confidential Information and shall use its commercially reasonable efforts to obtain a protective order or otherwise prevent or minimize disclosure of such Confidential Information, or (b) with the express prior written approval of the Collateral Manager. For purposes of this Agreement, “Confidential Information” means any confidential information with respect to the Collateral Manager or its business, including, without limitation, methods of operation, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The obligation of confidentiality set forth in this Section 6(d) shall not extend to: (i) information that at the time of disclosure was in the public domain or thereafter comes into the public domain without breach of this Agreement by the SubAdvisor or; and (ii) information that is or becomes known to the SubAdvisor from a source other than the Collateral Manager without breach of this Agreement by the SubAdvisor.

(e) Each of the SubAdvisor and Daniel Cohen will ensure that Daniel Cohen will remain actively involved in the business of the Collateral Manager for the purpose of Clause 9.5(a)(K) of the Investment Management Agreement.

Section 7. Exculpation; Indemnity.

(a) Notwithstanding anything set forth in this Agreement to the contrary, the SubAdvisor assumes no responsibility under this Agreement other than to provide the Investment Services in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein, none of the SubAdvisor or any Advisor Indemnified Person (as defined below) shall be liable to the Manager Indemnified Persons (as defined below) for any expenses, losses, fines, damages, demands, charges, judgments, assessments, costs or other liabilities or claims of any nature whatsoever (collectively, “Liabilities”) incurred by the Collateral Manager that arise out of or in connection with the SubAdvisor’s provision of the Investment Services or for any acts or omissions by the SubAdvisor or any Advisor Indemnified Person under or in connection with this Agreement, except (i) by reason of acts or omissions of a Manager Indemnified Person constituting bad faith, willful misconduct, gross negligence or reckless disregard in the provision of the Investment Services or (ii) by reason of a material violation of law or breach of its representations, warranties or covenants in this Agreement (the occurrences of the events described in subsections (i) through (ii) above are collectively referred to for purposes of this Section 7 as “SubAdvisor Breaches”).

(b) The Collateral Manager shall defend, indemnify and hold harmless the SubAdvisor and each of its Affiliates and all of their respective officers, managers, directors,

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members, partners, employees, agents, successors and assigns thereof (each, an “Advisor Indemnified Person”) from and against any Liabilities, and shall promptly reimburse each such Advisor Indemnified Person for all reasonable fees and expenses (including reasonable fees and expenses of counsel) as such fees and expenses are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect to any pending or threatened litigation caused by, arising out of or in connection with (i) any Liability, obligation or commitment, or any act or omission of the Collateral Manager, under the Investment Management Agreement or the Trust Deed with respect to any period after the date hereof or (ii) any action taken by, or any failure to act by, the SubAdvisor or any other Advisor Indemnified Person that arises out of or in connection with the SubAdvisor’s provision of the Investment Services or for any acts or omissions by the SubAdvisor or any other Advisor Indemnified Person under or in connection with this Agreement to the extent, under this item (ii), that such action or omission does not constitute a SubAdvisor Breach.

(c) The SubAdvisor shall defend, indemnify and hold harmless the Collateral Manager and each of its Affiliates (the “Manager Indemnified Persons”) from and against any Liabilities, and shall promptly reimburse the Collateral Manager or each Affiliate thereof for all reasonable fees and expenses (including reasonable attorneys’ and accountants’ fees and expenses) as such fees and expenses are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect to any pending or threatened litigation, in each case, to the extent and only to the extent that such Liabilities, fees, expenses and other amounts are caused by, arise out of or in connection with a SubAdvisor Breach.

(d) Procedures for Indemnification. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any party in respect of which indemnity may be sought pursuant to this Section 7, such party (the “Indemnified Party”) shall promptly give written notice thereof to the party against whom such indemnity may be sought (the “Indemnifying Party”); provided, that, failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure. The notice shall state the information then available regarding the amount of the claim or Liabilities and shall specify the provision or provisions of this Agreement under which the right to indemnification is being asserted. If within thirty (30) days after receiving such notice, the Indemnifying Party gives written notice to the Indemnified Party acknowledging its obligation to indemnify and stating that it intends to defend against such claim or Liabilities at its own cost and expense, the defense (including the right to settle or compromise such action) of such matter, including selection of counsel (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed) and the sole power to direct and control such defense, shall be by the Indemnifying Party. In any such defense, the Indemnifying Party will consult with the Indemnified Party in connection with the Indemnifying Party’s defense. Notwithstanding the foregoing, in connection with any claim in which the Indemnified Party reasonably concludes, based upon the advice of its counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to such Indemnifying Party, or (z) such claim involves the seeking of non-monetary relief, the Indemnifying Party shall have the

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right to participate in, but not direct, the defense of such action or proceeding on behalf of the Indemnified Party. In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of its own counsel and one counsel (including any local counsel) to the Indemnified Party. Any such separate firm sought to be retained by the Indemnified Party with respect to which the Indemnified Party seeks to be indemnified by the Indemnifying Party shall be designated in writing by the Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effectuated without its written consent (which shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, if no such notice of intent to dispute and defend is given by the Indemnifying Party with regard to an indemnifiable claim hereunder, or if such diligent good faith defense is not being or ceases to be conducted with regard to the indemnifiable claim, the Indemnified Party shall, at the expense of the Indemnifying Party, undertake the defense of such claim or Liabilities with counsel selected by the Indemnified Party, and shall have the right to compromise or settle the same exercising reasonable business judgment. The Indemnified Party shall use its commercially reasonable efforts to make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not settle any claims of third parties for which indemnification is payable hereunder without the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

Section 8. Term.

This Agreement shall remain in force and effect from the date hereof until (i) terminated in accordance with the provisions of Section 9 or (ii) the date of effectiveness of termination of the Investment Management Agreement (the “Term”).

Section 9. Termination.

(a) This Agreement may be terminated at any time by mutual agreement of the Collateral Manager and the SubAdvisor.

(b) This Agreement may be terminated by the SubAdvisor at any time following the occurrence of a Manager Termination Event by delivery by the SubAdvisor to the Collateral Manager of written notice of the SubAdvisor’s intention to terminate this Agreement at least fifteen (15) calendar days prior to the date of termination.

“Manager Termination Event” means failure by the Collateral Manager to deliver to the SubAdvisor the fees provided for pursuant to Section 3 hereof, and such failure continues for 30 days following delivery of written notice from the SubAdvisor to the Collateral Manager of such failure.

(c) This Agreement may be terminated by the Collateral Manager at any time by delivery by the Collateral Manager to the SubAdvisor of written notice of the Collateral Manager’s intention to terminate this Agreement at least fifteen (15) calendar days prior to the date of termination.

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Section 10. Independent Contractor.

The SubAdvisor is and will hereafter act as an independent contractor and not as an employee of the Collateral Manager, and nothing in this Agreement may be interpreted or construed to create an employment, partnership, joint venture or other relationship between the SubAdvisor and the Collateral Manager. For the avoidance of doubt, the SubAdvisor’s sole client under this Agreement shall be the Collateral Manager and not any Issuer.

Section 11. Miscellaneous.

(a) Notices Generally. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

If to the Collateral Manager:

[Cohen & Company Financial Limited]

[    ]

Attention: [            ]

If to the SubAdvisor:

C&CO Europe Acquisition LLC

c/o Milly Cashman

The Bancorp

712 Fifth Avenue, 11th Floor

New York, NY 10019

with a copy, which shall not constitute notice, to:

Foley & Lardner LLP

90 Park Avenue

New York, NY 10016-1314

Attention: Patrick Daugherty

or to such other address, facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (x) if sent by mail, five days after such notice is deposited in the mails with first class postage prepaid, addressed to the address specified in this Section 11 or (y) if given by any other means, when delivered at the address specified in this Section 11. Each party may rely and shall be protected in acting upon any written instruction or communication believed by it to be genuine and to have been signed by the other party or parties.

Section 12. Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Collateral Manager will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the SubAdvisor set forth herein. Therefore, it is agreed that the Collateral Manager shall have the right to enforce such covenants

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and agreements by specific performance and injunctive relief in equity and the SubAdvisor hereby waives any and all defenses that could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

Section 13. Cumulative Remedies. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 14. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the matters set forth herein and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 15. Amendment; Waiver. Except as provided otherwise herein, this Agreement may not be amended, nor may any rights hereunder be waived, except by an instrument in writing signed by both parties hereto.

Section 16. Assignment. The Collateral Manager shall have the right to assign this Agreement to any purchaser of its rights under the Investment Management Agreement without the prior consent of the SubAdvisor, provided that the SubAdvisor receives written notice from the Collateral Manager of its intention to assign the Investment Management Agreement. The SubAdvisor shall not assign any rights or obligations created under this Agreement without prior written consent of the Collateral Manager.

Section 17. Services Not Exclusive. The SubAdvisor and each Advisor Indemnified Person may engage, simultaneously with their activities hereunder, in other businesses and make investments for their own accounts, and may render services similar to those described in this Agreement for other individuals, companies, trusts or persons, and shall not by reason of such engaging in other businesses, making such investments, or rendering of services for others, be deemed to be acting in conflict with the interests of the Collateral Manager, or the Issuers.

Section 18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York, borough of Manhattan, in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each party hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the office of each party as set forth in Section 11.

Section 19. Parties in Interest. Except as specifically set forth in Section 7 hereof, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective legal representatives, heirs, successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 20. Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together shall constitute a single agreement.

Section 21. Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 21.

Section 22. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 23. Survival. The provisions of Sections 4, 6(d), 7, 9, 12, 18 and 21 hereof shall survive the termination of this Agreement.

Section 24. Waiver. No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 25. Headings. The section and other headings contained in this Agreement are for reference only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

Section 26. Gender and Number. Whenever required by the context hereof, the singular shall include the plural and the plural shall include the singular. The neuter gender shall include the feminine and masculine genders.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

C&Co Europe Acquisition LLC

By:

Name:

Title:

[Cohen & Company Financial Limited][2]

By:

Name:

Title:

Acknowledged and agreed with respect to Section 6(e) of this Agreement:

By:

Daniel G. Cohen

[2]	or Buyer of Munda Investment Agreement if not CCFL